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Exhibit 10.2

        This CREDIT AGREEMENT (this "Agreement"), dated as of July 31, 2003 among SAMSONITE CORPORATION, a Delaware corporation ("U.S. Borrower") and SAMSONITE EUROPE N.V., a Belgian corporation ("European Borrower") (U.S. Borrower and European Borrower are sometimes collectively referred to herein as the "Borrowers" and individually as a "Borrower"); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital"), for itself, as Agent and as North American Collateral Agent, KBC Bank NV (in its individual capacity, "KBC Bank"), as Fronting Lender (the "Fronting Lender") and as European Agent (the "European Agent"), and the other Lenders signatory hereto from time to time.

RECITALS

        WHEREAS, Borrowers have requested that Lenders extend (i) a revolving credit facility to U.S. Borrower of up to Thirty Five Million Dollars ($35,000,000) and (ii) a revolving credit facility to European Borrower of up to Twenty Two Million Twenty Six Thousand Four Hundred and Thirty One Euros (EUR 22,026,431) for the purpose of refinancing certain indebtedness of Borrowers and to provide (a) working capital financing for Borrowers, (b) funds for other general corporate purposes of Borrowers and (c) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

        WHEREAS, Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Agent, North American Collateral Agent and European Agent, as applicable, for the benefit of Lenders, a security interest in and lien upon certain of their existing and after-acquired personal and real property; and

        WHEREAS, the Domestic Secured Guarantors and C.V. Holdings are willing to guarantee all of the Obligations, and the Foreign Guarantors, Domestic Secured Guarantors, C.V. Holdings and U.S. Borrower are willing to guarantee the European Obligations; and

        WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.     AMOUNT AND TERMS OF CREDIT

        1.1    Credit Facilities.

            (a)    U.S. Revolving Credit Facility.

                (i)  Subject to the terms and conditions hereof, each U.S. Revolving Lender agrees to make available to U.S. Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "U.S. Revolving Credit Advance") in Dollars, Sterling or Euros. The Dollar Equivalent of U.S. Revolving Credit Advances denominated in Sterling and Euros shall not exceed $10,000,000 in the aggregate outstanding at any time (the "Alternative Currency Sublimit"). The Pro Rata Share of the U.S. Revolving Loan of any U.S. Revolving Lender shall not at any time exceed its separate U.S. Revolving Loan Commitment. The obligations of each U.S. Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, U.S. Borrower may borrow, repay and reborrow under this Section 1.1(a); provided that the amount of any U.S. Revolving Credit Advance to be made at any time shall not exceed U.S. Borrowing Availability at such time. U.S. Borrowing Availability may be reduced by Reserves imposed by Agent in its reasonable credit judgment (it being agreed that Agent shall use reasonable efforts to consult with and notify U.S. Borrower prior to imposing any such Reserves after the Closing Date). In addition, the Dollar Equivalent sum of the U.S. Revolving Loan and U.S. Swing Line Loan outstanding to U.S. Borrower shall not exceed at any time the Dollar Equivalent of the U.S. Borrowing Base at such time. Each U.S. Revolving Credit Advance shall be made on notice by U.S. Borrower to one of the representatives of Agent identified in Schedule 1.1(a) at the address specified therein. Any such notice must be given no later than (1) 1:00 p.m. (New York City time) on the Business Day of the proposed U.S. Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1:00 p.m. (New York City time) on the date which is three (3) Business Days prior to the proposed U.S. Revolving Credit Advance, in all other cases. Each such notice (a "U.S. Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. If U.S. Borrower desires to have the U.S. Revolving Credit Advances bear interest by reference to a LIBOR Rate or Euribor Rate, U.S. Borrower must comply with Section 1.5(e).

               (ii)  Except as provided in Section 1.12, U.S. Borrower shall execute and deliver to each U.S. Revolving Lender a note to evidence the U.S. Revolving Loan Commitment of that U.S. Revolving Lender. Each note shall be in the principal amount of the U.S. Revolving Loan Commitment of the applicable U.S. Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a "U.S. Revolving Note" and, collectively, the "U.S. Revolving Notes"). Each U.S. Revolving Note shall represent the obligation of U.S. Borrower to pay the amount of the applicable U.S. Revolving Lender's U.S. Revolving Loan Commitment or, if less, such U.S. Revolving Lender's Pro Rata Share of the aggregate unpaid principal amount of all U.S. Revolving Credit Advances together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate U.S. Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

              (iii)  Anything in this Agreement to the contrary notwithstanding, at the request of U.S. Borrower, in its discretion Agent may (but shall have absolutely no obligation to) make U.S. Revolving Credit Advances in Dollars to U.S. Borrower on behalf of U.S. Revolving Lenders in amounts that cause the outstanding balance of the aggregate U.S. Revolving Loan to exceed the Dollar Equivalent of the U.S. Borrowing Base (less the Dollar Equivalent of the U.S. Swing Line Loan) (any such excess U.S. Revolving Credit Advances are herein referred to collectively as "Overadvances"); provided that (A) no such event or occurrence shall cause or constitute a waiver of Agent's, U.S. Swing Line Lender's, or U.S. Revolving Lenders' right to refuse to make any further Overadvances, U.S. Swing Line Advances or U.S. Revolving Credit Advances, or incur any U.S. Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default based on U.S. Borrower's failure to comply with Section 1.1(a)(i) or Section 1.3(b)(i) for so long as Agent permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Dollar Index Rate Loans, shall bear interest at the Default Rate and shall be payable on the earlier of demand or the Commitment Termination Date. Except as otherwise provided in

      Section 1.11(b), the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed $3,500,000 at any time, shall not cause the aggregate U.S. Revolving Loan to exceed the U.S. Maximum Amount, and may be revoked prospectively by a written notice to Agent signed by U.S. Revolving Lenders holding more than 50% of the U.S. Revolving Loan Commitments.

            (b)    U.S. Swing Line Facility.

                (i)  Agent shall notify the U.S. Swing Line Lender upon Agent's receipt of any U.S. Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the U.S. Swing Line Lender may, in its reasonable discretion, make available from time to time until the Commitment Termination Date advances in Dollars, Sterling and Euros (each, a "U.S. Swing Line Advance") in accordance with any such notice. The provisions of this Section 1.1(b) shall not relieve U.S. Revolving Lenders of their obligations to make U.S. Revolving Credit Advances under Section 1.1(a); provided that if the U.S. Swing Line Lender makes a U.S. Swing Line Advance pursuant to any such notice, such U.S. Swing Line Advance shall be in lieu of any U.S. Revolving Credit Advance that otherwise may be made by U.S. Revolving Credit Lenders pursuant to such notice. The Dollar Equivalent of U.S. Swing Line Advances outstanding shall not exceed in the aggregate at any time the lesser of (A) the U.S. Swing Line Commitment and (B) the lesser of the U.S. Maximum Amount and (except for Overadvances) the Dollar Equivalent of the U.S. Borrowing Base, in each case, less the outstanding balance of the U.S. Revolving Loan in Dollar Equivalents at such time ("U.S. Swing Line Availability"). Until the Commitment Termination Date, U.S. Borrower may from time to time borrow, repay and reborrow under this Section 1.1(b). Each U.S. Swing Line Advance shall be made pursuant to a U.S. Notice of Revolving Credit Advance delivered to Agent in accordance with Section 1.1(a). Any such notice must be given no later than 1:00 p.m. (New York City time) on the Business Day of the proposed U.S. Swing Line Advance. Unless the U.S. Swing Line Lender has received at least one Business Day's prior written notice from Requisite U.S. Revolving Lenders instructing it not to make a U.S. Swing Line Advance, the U.S. Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that U.S. Swing Line Advance, and to have each U.S. Revolving Lender make U.S. Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, U.S. Swing Line Advances shall bear interest by reference to the Dollar Index Rate, Euro Index Rate or Sterling Index Rate, as applicable. U.S. Borrower shall repay the aggregate outstanding principal amount of the U.S. Swing Line Loan upon demand therefor by Agent.

               (ii)  U.S. Borrower shall execute and deliver to the U.S. Swing Line Lender a promissory note to evidence the U.S. Swing Line Commitment. The note shall be in the principal amount of the U.S. Swing Line Commitment of the U.S. Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(ii) (the "U.S. Swing Line Note"). The U.S. Swing Line Note shall represent the obligation of U.S. Borrower to pay the amount of the U.S. Swing Line Commitment or, if less, the aggregate unpaid principal amount of all U.S. Swing Line Advances made to U.S. Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the U.S. Swing Line Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

              (iii)  The U.S. Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of U.S. Borrower (and U.S. Borrower hereby irrevocably authorizes the U.S. Swing Line Lender to so act on its behalf) request each U.S. Revolving Lender (including the U.S. Swing Line Lender) to make U.S. Revolving Credit Advances to U.S. Borrower (which shall be Index Rate Loans) in the amounts equal to that U.S. Revolving Lender's Pro Rata Share of the principal amounts of the U.S. Swing Line Advances (the "Refunded U.S. Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a U.S. Revolving Credit Advance are then satisfied, each U.S. Revolving Lender shall disburse directly to Agent its Pro Rata Share of such U.S. Revolving Credit Advances on behalf of the U.S. Swing Line Lender prior to 3:00 p.m. (New York City time) in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those U.S. Revolving Credit Advances shall be immediately paid to the U.S. Swing Line Lender and applied to repay the Refunded U.S. Swing Line Loan of U.S. Borrower.

              (iv)  If, prior to refunding U.S. Swing Line Advances with U.S. Revolving Credit Advances pursuant to Section 1.1(b)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(b)(v) below, each U.S. Revolving Lender shall, on the date such U.S. Revolving Credit Advances were to have been made for the benefit of U.S. Borrower, purchase from the U.S. Swing Line Lender an undivided participation interest in the U.S. Swing Line Loan in an amount equal to its Pro Rata Share of each U.S. Swing Line Advance. Upon request of U.S. Swing Line Lender, each U.S. Revolving Lender shall promptly transfer to the U.S. Swing Line Lender, in immediately available funds, the amount of its participation interest.

               (v)  Each U.S. Revolving Lender's obligation to make U.S. Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such U.S. Revolving Lender may have against the U.S. Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any U.S. Revolving Lender does not make available to Agent or the U.S. Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the U.S. Swing Line Lender shall be entitled to recover such amount on demand from such U.S. Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Dollar Index Rate thereafter.

            (c)    European Revolving Credit Facility.

                (i)  Subject to the terms and conditions hereof, Fronting Lender agrees to make available to European Borrower from time to time until the Commitment Termination Date advances (each, a "European Revolving Credit Advance") in Euros in the aggregate amount not to exceed the European Revolving Loan Commitments, and each European Revolving Loan Participant shall purchase a risk participation from the Fronting Lender in the amount of its European Revolving Loan Commitment. The obligations of each

      European Revolving Loan Participant hereunder shall be several and not joint. Until the Commitment Termination Date, European Borrower may borrow, repay and reborrow under this Section 1.1(c); provided that the amount of any European Revolving Credit Advance to be made at any time shall not exceed the Euro Equivalent of European Borrowing Availability at such time. European Borrowing Availability may be reduced by Reserves imposed by Agent in its reasonable credit judgment (it being agreed that Agent shall use reasonable efforts to consult with and notify European Borrower prior to imposing any such Reserves after the Closing Date). In addition, the European Revolving Loan outstanding shall not exceed at any time the Euro Equivalent of the European Borrowing Base at such time. Each European Revolving Credit Advance shall be made on notice by European Borrower to one of the representatives of Fronting Lender identified in Schedule 1.1(c) at the address specified therein. Any such notice must be given no later than (1) noon (Brussels time) on the date which is two (2) Business Days prior to the proposed European Revolving Credit Advance, in the case of Euro Index Rate Loan, or (2) noon (Brussels time) on the date which is three (3) Business Days prior to the proposed European Revolving Credit Advance, in all other cases. Each such notice (a "European Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(c)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Fronting Lender. If European Borrower desires to have the European Revolving Credit Advances bear interest by reference to a Euribor Rate, European Borrower must comply with Section 1.5(e).

               (ii)  Except as provided in Section 1.12, European Borrower shall execute and deliver a note to Fronting Lender to evidence the European Revolving Loan Commitments. The note shall be in the principal amount of the European Revolving Loan Commitments, dated the Closing Date and substantially in the form of Exhibit 1.1(c)(ii)  (the "European Revolving Note"). The European Revolving Note shall represent the obligation of European Borrower to pay the amount of the European Revolving Loan Commitments or, if less, the aggregate unpaid principal amount of all European Revolving Credit Advances together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate European Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

            (d)    Reliance on Notices.    Agent and Fronting Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any U.S. Notice of Revolving Credit Advance, European Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent or Fronting Lender to be genuine. Agent and Fronting Lender may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent or Fronting Lender, as the case may be, has actual knowledge to the contrary.

        1.2    Letters of Credit.    Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrowers shall have the right to request, and U.S. Revolving Lenders and Fronting Lender agree to incur, or purchase participations in, U.S. Letter of Credit Obligations and European Letter of Credit Obligations, as the case may be, in respect of U.S. Borrower and European Borrower, as the case may be.

        1.3    Prepayments.

            (a)    Reductions in Revolving Loan Commitments.    U.S. Borrower may at any time on at least five (5) days' prior written notice to Agent permanently reduce (but not terminate) a portion of the U.S. Revolving Loan Commitment; provided that (A) any such reduction shall be in a minimum amount in Dollar Equivalents of $5,000,000 and integral Dollar Equivalent multiples of $1,000,000 in excess of such amount, (B) the U.S. Revolving Loan Commitment shall not be reduced to an amount less than $25,000,000, and (C) after giving effect to such reduction, U.S. Borrower shall comply with Section 1.3(b)(i). Any reduction in the U.S. Revolving Loan Commitment shall result in pro rata reductions in the Alternative Currency Sublimit and the U.S. L/C Sublimit. In addition, U.S. Borrower and European Borrower, may at any time on at least ten (10) days' prior written notice to Agent and Fronting Lender terminate the U.S. Revolving Loan Commitment and the European Revolving Loan Commitment respectively; provided that the U.S. Revolving Loan Commitment and European Revolving Loan Commitment shall be terminated simultaneously; and provided further that upon such terminations, all Loans and other Obligations shall be immediately due and payable in full and all European Letter of Credit Obligations and all U.S. Letter of Credit Obligations shall be cash collateralized in, at Agent's or Fronting Lender's option, an interest bearing account pursuant to documentation satisfactory to the Agent or Fronting Lender or otherwise satisfied in accordance with Annex B hereto. Any reduction of the U.S. Revolving Loan Commitment or termination of the U.S. Revolving Loan Commitment and European Revolving Loan Commitment must be accompanied by the payment of any LIBOR or Euribor, as applicable, funding breakage costs (if any) in accordance with Section 1.13(b). Upon any such reduction or termination, the right of the U.S. Borrower and/or the Borrowers, as the case may be, to request U.S. Revolving Credit Advances and/or European Revolving Credit Advances, as the case may be, or request that U.S. Letter of Credit Obligations and/or European Letter of Credit Obligations, as the case may be, be incurred on its behalf or request U.S. Swing Line Advances shall simultaneously be permanently reduced or terminated, as the case may be. Each notice of partial reduction and related prepayment (if any) shall designate the Loans or other Obligations to which such prepayment is to be applied.

            (b)    Mandatory Prepayments.

                (i)  If at any time the Dollar Equivalent aggregate outstanding balance of the U.S. Revolving Loan exceeds the lesser of (A) the U.S. Maximum Amount and (B) the U.S. Borrowing Base, U.S. Borrower shall immediately repay the aggregate outstanding amount of the U.S. Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding U.S. Revolving Credit Advances, U.S. Borrower shall provide cash collateral for the U.S. Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii)  shall be repaid in accordance with Section 1.1(a)(iii).

               (ii)  If at any time the aggregate outstanding balance of the European Revolving Loan exceeds the lesser of (A) the European Maximum Amount and (B) the European Borrowing Base, European Borrower shall immediately repay the aggregate outstanding amount of the European Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding European Revolving Credit Advances, European Borrower shall provide cash collateral for the European Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.

              (iii)  Immediately upon receipt by any Samsonite Entity of any cash proceeds of any Asset Disposition, the applicable Borrower (which is the Borrower that received such cash proceeds or, if such cash proceeds are received by a Samsonite Entity other than Borrower, which is the Borrower that is the most direct holder of Stock of such Samsonite Entity) shall prepay the Loans in an amount equal to all such proceeds, net of

      (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Samsonite Entity in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, goods and services and sales taxes, if applicable, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith, and (E) any amounts required to be held in escrow in connection with such transaction, provided that the escrowed amounts shall be applied to repay the Loans under this clause (iii) as and to the extent released from escrow. Any such prepayment shall be applied in accordance with Section 1.3(c). Proceeds of an Asset Disposition to the extent such Asset Disposition is permitted under Sections 6.8(a), (b), (d), (e) and (f) shall not be subject to mandatory prepayment under this clause (iii), and proceeds of an Asset Disposition by a Foreign Samsonite Entity to the extent such Asset Disposition is permitted under Section 6.8(c) shall not be subject to mandatory prepayment under this clause (iii) as long as the applicable Foreign Samsonite Entity promptly following such applicable Foreign Samsonite Entity's receipt thereof, notifies Agent of its intent in writing to reinvest such proceeds in Equipment and Fixtures or other assets used or useful in the conduct of business of one or more Samsonite Entities within 365 days after such Asset Disposition and such proceeds are so reinvested or committed to be reinvested pursuant to a binding agreement within 365 days after such Asset Disposition.

              (iv)  If any Borrower or any of its Subsidiaries issues Stock, no later than the Business Day following the date of receipt of the cash proceeds thereof, the applicable Borrower (which is the Borrower that received such cash proceeds or, if such cash proceeds are received by a Samsonite Entity other than Borrower, which is the Borrower that is the most direct holder of Stock of such Samsonite Entity) shall prepay the Loans (and cash collateralize all applicable Letter of Credit Obligations) in an amount equal to 100% of such cash proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c). Proceeds of Stock issuances (A) received by a Samsonite Entity from another Samsonite Entity which continues to directly own 100% of the issued and outstanding Stock of the Samsonite Entity receiving such proceeds, (B) to employees of Borrowers and their Subsidiaries consistent with practices in existence prior to the Closing Date and (C) as the result of a capital contribution to U.S. Borrower which, immediately upon receipt thereof by U.S. Borrower, is used to pay for all or a portion of the purchase price of a Permitted Acquisition, shall not be subject to prepayment under this Section 1.3(b)(iv).

               (v)  Except as set forth below, if at any time any Samsonite Entity makes or permits to exist any investment in, or makes or permits to exist any loans or advances of money to any Person, through the direct or indirect lending of money, holding of securities or otherwise, the applicable Borrower (which is the Borrower which made the applicable investment, loan or advance, or if such investment, loan or advance is made by a Samsonite Entity other than a Borrower, which is the Borrower which is the most direct holder of stock of such Samsonite Entity) shall immediately repay the Loans (and, after repayment in full of the outstanding amount of the applicable Revolving Credit Advances and if an Event of Default has occurred and is continuing, shall provide cash collateral for U.S. Letter of Credit Obligations or European Letter of Credit Obligations (as applicable) in the manner set forth in Annex B) in an amount equal to the aggregate amount of such investments, loans and advances (in addition, (x) each Person which receives any investment loan or advance which requires a prepayment pursuant to this Section 1.3(b)(v) hereby agrees that it shall be and is jointly and severally liable for the payment of all amounts payable pursuant to this Section 1.3(b)(v) (and each Borrower hereby agrees to cause each such Person to make all such payments) as a result of an investment, loan or advance in or to such Person, (y) without duplication of amounts already paid as a result of the applicable required prepayment, such Person shall, immediately upon such Person becoming liable therefore, make a payment to the Agent in the amount of the applicable required prepayment, and (z) such Person waives all notice, presentment and other requirements relating to such obligation and such Person hereby waives all actions or circumstances which might constitute a defense to its obligations hereunder). Any such prepayment shall be applied in accordance with Section 1.3(c). The provisions of this Section 1.3(b)(v) shall not apply to (i)  investments, loan and advances permitted pursuant to one or more of Sections 6.2(b), (c), (d), (e), (f), (g), (h), (j), (k), (l), (m) and (n); (ii) as long as (A) at the time of each of the following proposed investments, loans or advances and after giving effect thereto, each Samsonite Entity making such investment, loan or advance is Solvent, (B) no Default or Event of Default has occurred and is continuing or would result after giving effect to each of the following proposed investments, loans or advances and (C) U.S. Borrower shall have U.S. Borrowing Availability of at least $5,000,000 after giving effect to each of the following proposed investments, loans or advances: (1) additional investments, loans or advances made by U.S. Borrower after the Closing Date in or to Samsonite Canada as long as the aggregate outstanding amount thereof at any time does not exceed the Dollar Equivalent of $3,500,000; (2) additional investments, loans or advances made by U.S. Borrower after the Closing Date in or to Samsonite Stores as long as the aggregate outstanding amount thereof at any time does not exceed the Dollar Equivalent of $10,000,000; (3) additional investments, loans or advances made by U.S. Borrower after the Closing Date in or to European Borrower as long as the aggregate outstanding amount thereof at any time does not exceed the Dollar Equivalent of $10,000,000; (4) additional investments, loans or advances made by U.S. Borrower after the Closing Date in or to any Samsonite Entity (other than Joint Venture Subsidiaries, Samsonite Canada, Samsonite Stores and European Borrower) (and any Person which, immediately following such investment, loan or advance, becomes a Samsonite Entity) as long as the aggregate outstanding amount thereof at any time does not exceed the Dollar Equivalent of $5,000,000; and (5) additional investments, loans or advances made by U.S. Borrower after the Closing Date in or to other Foreign Samsonite Entities (other than Joint Venture Subsidiaries) (and any Person which, immediately following such investment, loan or advance, becomes a Foreign Samsonite Entity) as long as the aggregate outstanding amount thereof at any time does not exceed the Dollar Equivalent of $10,000,000 and (iii) as long as (A) at the time of each of the following proposed investments, loans or advances and after giving effect thereto, European Borrower is Solvent, (B) no Default or Event of Default has occurred or is continuing or would result after giving effect to the following proposed investments, loans or advances and (C) European Borrower shall have European Borrowing Availability of at least the Dollar Equivalent of $5,000,000 after giving effect to the following proposed investments, loans or advances: additional investments, loans or advances made by European Borrower after the Closing Date in or to another Foreign Samsonite Entity (other than Joint Venture Subsidiaries) (and any Person which, immediately following such investment, loan or advance, becomes a Foreign Samsonite Entity) as long as the aggregate outstanding amount thereof at any time does not exceed the Dollar Equivalent of $10,000,000. For purposes of this clause (v), the value of any non-cash investment shall be its fair market value at the time of investment in Dollar Equivalents.

            (c)    Application of Certain Mandatory Prepayments.    Any prepayments made by any Borrower pursuant to Sections 1.3(b)(iii), (b)(iv) or (b)(v) above shall be applied to the Obligations owing by that Borrower as follows: first, to Fees and reimbursable expenses of Agent, North American Collateral Agent and European Agent then due and payable pursuant to any of the Loan Documents; second, in the case of U.S. Borrower, to interest then due and payable on the U.S. Swing Line Loan; third, in the case of U.S. Borrower, to the principal balance of the U.S. Swing Line Loan outstanding until the same has been repaid in full; fourth, to interest then due and payable on European Revolving Credit Advances (and, in that case, first to interest on the European Revolving Credit Advances excluding the Participation Fee and second to the Participation Fee) or U.S. Revolving Credit Advances, as applicable, to such Borrower; fifth, to the principal balance of European Revolving Credit Advances or U.S. Revolving Credit Advances, as applicable, to such Borrower outstanding until the same has been paid in full; sixth, if an Event or Default has occurred and is continuing, to any European Letter of Credit Obligations or U.S. Letter of Credit Obligations, as applicable, of Borrowers to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; and last, in the case of U.S. Borrower, to European Obligations in such order as Agent elects. Neither any Revolving Loan Commitment nor the U.S. Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

            (d)    Application of Prepayments from Insurance and Condemnation Proceeds.    Prepayments from insurance or condemnation proceeds in connection with an event of loss in accordance with Section 5.4(c) and the Mortgages, respectively, shall be applied as follows: insurance proceeds from casualties or losses to cash or Inventory of U.S. Borrower or any Domestic Secured Guarantor shall be applied, first, to the U.S. Swing Line Loans, second, to the U.S. Revolving Loan and third, to such other Obligation as the Agent determines; insurance or condemnation proceeds from casualties or losses to Equipment, Fixtures and Real Estate shall be applied to such Obligations as Agent elects. All insurance or condemnation proceeds of assets of European Borrower or any other Foreign Credit Party shall, subject to Section 5.4(c), be applied to the European Revolving Loan and other Obligations of European Borrower as Agent elects. Neither the U.S. Revolving Loan Commitment, the European Revolving Loan Commitment nor the U.S. Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments. If insurance or condemnation proceeds received by a particular Borrower exceed the outstanding principal balances of the Loans to that Borrower or if the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and Real Estate are not otherwise determined, the allocation and application of those proceeds shall be determined by Agent, subject to the approval of Requisite Lenders.

            (e)    No Implied Consent.    Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

            (f)    Application Generally.    All mandatory prepayments shall (i) to the extent practicable, be applied to Index Rate Loans prior to being applied to LIBOR Loans or Euribor Loans and (ii) to the extent no Default or Event of Default has occurred and is continuing and to the extent that any such prepayment is otherwise to be applied to a LIBOR Loan or a Euribor Loan prior to the end of the applicable Interest Period with respect thereto (and such prepayment would require payment of breakage costs in accordance with Section 1.13(b)), at the request of the applicable Borrower, be held by the Agent (at the Agent's option, in an interest bearing account pursuant to documentation satisfactory to the Agent) until the end of the applicable Interest Period and, on the last day of the applicable Interest Period, be applied to prepay Loans and cash collateralize Letters of Credit as otherwise required hereunder.

          (g)   The provisions of Section 1.3(b)(iii) shall not apply to any Asset Disposition by any Joint Venture Subsidiary; the provisions of Section 1.3(b)(iv) shall not apply to any Stock issuance by any Joint Venture Subsidiary; the provisions of Section 1.3(b)(v)  shall not apply to any investment, loan or advance made by any Joint Venture Subsidiary; and the provisions of Section 1.3(d) shall not apply to any insurance or condemnation proceeds in connection with any loss, damage, or destruction to the assets of a Joint Venture Subsidiary.

        1.4    Use of Proceeds.    Borrowers shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses), for the financing of Borrowers' ordinary working capital and general corporate needs, and U.S. Borrower may use the proceeds of the U.S. Revolving Loan to finance Permitted Acquisitions by U.S. Borrower and European Borrower may use the proceeds of the European Revolving Loan to finance Permitted Acquisitions by European Borrower, subject to the terms and conditions set forth herein. Disclosure Schedule (1.4) contains a description of Borrowers' sources and uses of funds as of the Closing Date, including Loans and any Letter of Credit Obligation to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

        1.5    Interest and Applicable Margins.

            (a)   U.S. Borrower shall pay interest to Agent, for the ratable benefit of Lenders with respect to the various Loans denominated in Dollars being made by each Lender to U.S. Borrower, in Dollars in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the U.S. Revolving Credit Advances denominated in Dollars, the Dollar Index Rate plus the Applicable U.S. Revolver Dollar Index Margin per annum or, at the election of U.S. Borrower, the applicable LIBOR Rate plus the Applicable U.S. Revolver LIBOR Margin per annum; and (ii) with respect to the U.S. Swing Line Loan, the Dollar Index Rate plus the Applicable U.S. Revolver Dollar Index Margin per annum.

            U.S. Borrower shall pay interest to Agent, for the benefit of Lenders with respect to the Loans denominated in Euros being made to U.S. Borrower, in Euros in arrears on each applicable Interest Payment Date, at the Euro Index Rate plus the Applicable U.S. Revolver Euro Index Margin per annum or, at the election of U.S. Borrower the applicable Euribor Rate plus the Applicable U.S. Revolver Euribor Margin per annum.

            U.S. Borrower shall pay interest to Agent, for the benefit of Lenders with respect to the Loans denominated in Sterling being made to U.S. Borrower, in Sterling in arrears on each applicable Interest Payment Date, at the Sterling Index Rate plus the Applicable U.S. Revolver Sterling Index Margin per annum or at the election of U.S. Borrower, the applicable LIBOR Rate plus the Applicable U.S. Revolver LIBOR Margin per annum.

            European Borrower shall pay interest to Fronting Lender with respect to the Loans denominated in Euros being made by Fronting Lender to European Borrower, in Euros in arrears on each applicable Interest Payment Date, at the Euro Index Rate plus the Applicable European Revolver Index Margin per annum or, at the election of European Borrower, the applicable Euribor Rate plus the Applicable European Revolver Euribor Margin per annum.

            As of the Closing Date, the Applicable Margins are as follows:

Applicable U.S. Revolver Dollar Index Margin	1.5%
Applicable U.S. Revolver Euro Index Margin	4.5%
Applicable U.S. Revolver Sterling Index Margin	4.5%
Applicable U.S. Revolver LIBOR Margin	3.0%
Applicable U.S. Revolver Euribor Margin	3.0%
Applicable European Revolver Index Margin	4.5%
Applicable European Revolver Euribor Margin	3.0%
Applicable Unused Line Fee Margin	0.5%

            The Applicable Margins may be adjusted by reference to the following grids:

If Total Net Debt to EBITDA Ratio is:	Level of Applicable Margins:
≥ 4.0	Level I
< 4.0, but ≥ 3.5	Level II
< 3.5, but ≥ 3.0	Level III
< 3.0, but ≥ 2.5	Level IV
< 2.5	Level V
	Applicable Margins
	Level I	Level II	Level III	Level IV	Level V
Applicable U.S. Revolver Dollar Index Margin	1.75%	1.50%	1.25%	1.00%	0.75%
Applicable U.S. Revolver Euro Index Margin	4.75%	4.50%	4.25%	4.00%	3.75%
Applicable U.S. Revolver Sterling Index Margin	4.75%	4.50%	4.25%	4.00%	3.75%
Applicable U.S. Revolver LIBOR Margin	3.25%	3.00%	2.75%	2.50%	2.25%
Applicable U.S. Revolver Euribor Margin	3.25%	3.00%	2.75%	2.50%	2.25%
Applicable European Revolver Index Margin	4.75%	4.50%	4.25%	4.00%	3.75%
Applicable European Revolver Euribor Margin	3.25%	3.00%	2.75%	2.50%	2.25%
Applicable Unused Line Fee Margin	0.50%	0.50%	0.50%	0.25%	0.25%

            Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending July, 2003 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, U.S. Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure by U.S. Borrower to deliver such Financial Statements within forty-five (45) days after the end of each Fiscal Quarter or within ninety (90) days after the end of each Fiscal Year, as applicable, shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest levels set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

            (b)   If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period and Euribor Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            (c)   All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

            (d)   So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to U.S. Borrower, subject to applicable law, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the "Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

            (e)   Subject to the conditions precedent set forth in Section 2.2, U.S. Borrower shall have the option to (i) request that any U.S. Revolving Credit Advance be made as a LIBOR Loan or a Euribor Loan, (ii) convert at any time all or any part of outstanding U.S. Revolving Loan (other than the U.S. Swing Line Loan) from Index Rate Loans to LIBOR Loans or Euribor Loans, as the case may be, (iii) convert any LIBOR Loan or Euribor Loans, as the case may be, to an Index Rate Loan, subject to payment of breakage costs (if any) in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period or Euribor Period applicable thereto, or (iv) continue all or any portion of any U.S. Revolving Loan (other than the U.S. Swing Line Loan) as a LIBOR Loan or Euribor Loan upon the expiration of the applicable LIBOR Period or Euribor Period and the succeeding LIBOR Period or Euribor Period that continued Loan shall commence on the first day after the last day of the LIBOR Period or Euribor Period, as applicable, of the Loan to be continued. Subject to the conditions precedent set forth in Section 2.2, European Borrower shall have the option to (i) request that any European Revolving Credit Advance be made as a Euribor Loan, (ii) convert at any time all or any part of any outstanding European Revolving Loan from a Euro Index Rate Loan to a Euribor Loan, (iii) convert any Euribor Loan to a Euro Index Rate Loan, subject to payment of breakage costs (if any) in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the Euribor Period applicable thereto, or (iv) continue all or any portion of the European Revolving Loan as a Euribor Loan upon the expiration of the applicable Euribor Period and the succeeding Euribor Period of that continued Loan shall commence on the first day after the last day of the Euribor Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period or Euribor Period to be made or continued as, or converted into, a LIBOR Loan or Euribor Loan, as the case may be, must be in a minimum amount of, (a) if denominated in Dollars, $3,000,000 or integral multiples of $500,000 in excess thereof, (b) if denominated in Euros, 3,000,000 Euros or integral multiples of 500,000 Euros in excess thereof and (c) if denominated in Sterling, 3,000,000 Sterling or integral multiples of 500,000 Sterling in excess thereof. Any such election must be made by noon (New York City) time in the case of U.S. Borrower, or noon (Brussels time) in the case of European Borrower on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate or Euribor Rate, (2) the end of each LIBOR Period or Euribor Period with respect to any LIBOR Loans or Euribor Loans to be continued as such, or (3) the date on which the applicable Borrower wishes to convert any Index Rate Loan to a LIBOR Loan or a Euribor Loan or any Euro Index Rate Loan to a Euribor Loan, in each case for a LIBOR Period or a Euribor Period designated by such Borrower in such election. If no election is received with respect to a LIBOR Loan or Euribor Loan by noon (New York City time) in the case of U.S. Borrower, or noon (Brussels time) in the case of European Borrower on the third (3rd) Business Day prior to the end of the LIBOR Period or Euribor Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied or waived), that LIBOR Loan or Euribor Loan, as the case may be, shall be converted to the applicable Index Rate Loan or Euro Index Rate Loan, as the case may be, at the end of its LIBOR Period or Euribor Period, as the case may be. U.S. Borrower must make such elections by notice to Agent and European Borrower must make such elections by notice to Fronting Lender and Agent, in each case, in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.5(e). No U.S. Revolving Loan or European Revolving Loan may be made as or converted into a LIBOR Loan or Euribor Loan (in each case other than the one-month LIBOR Period or Euribor Period, respectively, provided, however, that Borrowers shall pay to Agent or Fronting Lender (as applicable) any LIBOR or Euribor, as applicable, funding breakage costs in accordance with Section 1.13(b) if any of such outstanding LIBOR Loans or Euribor Loans are assigned during syndication prior to the last day of any one-month LIBOR Period or Euribor Period as if such assignment were a repayment in whole or in part of such LIBOR Loan or Euribor Loan) until the earlier of (i) sixty (60) days after the Closing Date or (ii) completion of primary syndication as determined by Agent or (iii) such earlier date that the Agent agrees to in writing.

            (f)    Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent on behalf of Lenders and the Fronting Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

        1.6    Eligible Accounts.    All of the Accounts owned by U.S. Borrower or Samsonite Stores and reflected in the most recent U.S. Borrowing Base Certificate delivered by U.S. Borrower to Agent shall be "Eligible Accounts" for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment (it being agreed that Agent shall use reasonable efforts to consult with and notify U.S. Borrower prior to establishing any such Reserves after the Closing Date). In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria with respect to Eligible Accounts in its reasonable credit judgment and to, subject to the approval of Supermajority U.S. Revolving Lenders, adjust advance rates with respect to Eligible Accounts if the effect thereof is to make more credit available. Eligible Accounts shall not include any Account of U.S. Borrower or Samsonite Stores:

            (a)   that does not arise from the sale of goods or the performance of services by U.S. Borrower or Samsonite Stores in the ordinary course of its business;

            (b)   (i) upon which U.S. Borrower's or Samsonite Stores' right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which U.S. Borrower or Samsonite Stores is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to U.S. Borrower's or Samsonite Stores' completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

            (c)   to the extent that any defense, counterclaim, setoff or dispute is asserted in writing as to such Account;

            (d)   that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

            (e)   with respect to which an invoice has not been sent to the applicable Account Debtor;

            (f)    that (i) is not owned by U.S. Borrower or Samsonite Stores or (ii) is subject to any Lien of any other Person, other than Liens in favor of the North American Collateral Agent;

            (g)   that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

            (h)   that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, province, county or municipality or department, agency or instrumentality thereof unless Agent, exercising its reasonable credit judgment, has agreed to the contrary in writing, the Account is assignable by way of security and U.S. Borrower or Samsonite Stores, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940 or any applicable state, provincial, county or municipal law restricting assignment thereof;

            (i)    that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

            (j)    to the extent U.S. Borrower or Samsonite Stores is liable for goods sold or services rendered by the applicable Account Debtor to U.S. Borrower or Samsonite Stores but only to the extent of the potential offset;

            (k)   that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

            (l)    that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

                (i)  unless the Account Debtor is Best Buy, Co. Inc., the Account is not paid within ninety (90) days following its original invoice date;

               (ii)  if the Account Debtor is Best Buy, the Account is not paid within 30 days following its due date;

              (iii)  the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due or is otherwise insolvent; or

              (iv)  unless the applicable Account Debtor is K-Mart Corporation, a petition is filed or other proceeding commenced by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

            (m)  that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar or Dollar Equivalent amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

            (n)   as to which North American Collateral Agent's Lien thereon is not a first priority perfected Lien;

            (o)   as to which any of the representations or warranties in the Loan Documents are untrue;

            (p)   to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper, unless, in the case of an Instrument or a Chattel Paper, such Instrument or Chattel Paper is in the actual possession of the North American Collateral Agent or its agents;

            (q)   to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed ten percent (10%) of all Eligible Accounts; or

            (r)   that is payable in any currency other than Dollars or Canadian Dollars.

        1.7    Eligible Inventory.    All of the Inventory owned by U.S. Borrower or Samsonite Stores and reflected in the most recent U.S. Borrowing Base Certificate delivered by U.S. Borrower to Agent shall be "Eligible Inventory" for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment (it being agreed that Agent shall use reasonable efforts to consult with and notify U.S. Borrower prior to establishing any such Reserves after the Closing Date). In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria with respect to Eligible Inventory in its reasonable credit judgment and to, subject to the approval of Supermajority U.S. Revolving Lenders, adjust advance rates with respect to Eligible Inventory if the effect thereof is to make more credit available. Eligible Inventory shall not include any Inventory of U.S. Borrower or Samsonite Stores that:

            (a)   is not owned by U.S. Borrower or Samsonite Stores free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure U.S. Borrower's or Samsonite Stores' performance with respect to that Inventory), except the Liens in favor of the North American Collateral Agent and Permitted Encumbrances in favor of landlords and bailees to the extent permitted in Section 5.9 hereof (subject to Reserves established by Agent in accordance with Section 5.9 hereof);

            (b)   (i) is not located on premises owned, leased or rented by U.S. Borrower or Samsonite Stores and set forth in Disclosure Schedule (3.2), or (ii) is stored at a leased location, unless Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent or Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than North American Collateral Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $50,000;

            (c)   is placed on consignment or, unless such Inventory is Eligible In-Transit Inventory, is in transit;

            (d)   is covered by a negotiable document of title, unless such document has been delivered to Agent or its agent with all necessary endorsements, free and clear of all Liens except those in favor of the North American Collateral Agent and Lenders;

            (e)   is obsolete, shopworn, seconds or damaged and, in any event, unfit for sale;

            (f)    consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

            (g)   consists of damaged or defective goods which have been returned by the customer;

            (h)   is not of a type held for sale in the ordinary course of U.S. Borrower's or Samsonite Stores' business;

            (i)    is not subject to a first priority lien in favor of the North American Collateral Agent, subject to Permitted Encumbrances as set forth in clause (e) of the definition thereof (subject to Reserves reasonably satisfactory to Agent);

            (j)    breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

            (k)   consists of any costs associated with "freight-in" charges related to shipment to customers;

            (l)    consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

            (m)  is not covered by casualty insurance reasonably acceptable to Agent;

            (n)   is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Agent; or

            (o)   is slow moving (in excess of one year's supply).

        1.8    Cash Management Systems.

          On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the "Cash Management Systems").

        1.9    Fees.

            (a)   Borrowers shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter.

            (b)   As additional compensation for the U.S. Revolving Lenders, U.S. Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each calendar quarter prior to the Commitment Termination Date, commencing on the first such date following the date hereof, and on the Commitment Termination Date, a Fee for U.S. Borrower's non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the U.S. Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Dollar Equivalent of the outstanding U.S. Revolving Loan and the Dollar Equivalent of the outstanding U.S. Swing Line Loan during the period for which such Fee is due.

            (c)   As additional compensation for the European Revolving Loan Participants, European Borrower shall pay to Fronting Lender, for the ratable benefit of such European Revolving Loan Participants, in arrears, on the first Business Day of each calendar quarter prior to the Commitment Termination Date, commencing on the first such date following the date hereof, and on the Commitment Termination Date, a Fee for European Borrower's non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the European Maximum Amount and (y) the average for the period of the daily closing balances of the aggregate amount of the outstanding European Revolving Loan during the period for which such Fee is due.

            (d)   European Borrower shall pay to the Fronting Lender, in advance, on the Closing Date and on the first Business Day of each calendar quarter thereafter prior to the Commitment Termination Date, a fronting fee in Euros in an amount equal to 0.125% of the aggregate European Revolving Loan Commitments (other than the European Revolving Loan Commitment of KBC Bank in its capacity as a European Revolving Loan Participant).

            (e)   U.S. Borrower shall pay to Agent, for the ratable benefit of U.S. Revolving Lenders, the U.S. Letter of Credit Fee as provided in Annex B. European Borrower shall pay the Fronting Lender, for the ratable benefit of European Revolving Loan Participants, the European Letter of Credit Fee as provided in Annex B.

            (f)    When and as Fronting Lender collects interest on the European Revolving Loans prior to the Put Date, Fronting Lender shall retain for its account interest at the Euribor Rate or the Euro Index Rate, as applicable, and shall promptly distribute to each European Revolving Loan Participant its Pro Rata Share of the Applicable Margins, as a participation fee (the "Participation Fee"). If European Borrower pays less than all of the interest then due and owing by it for any period, that portion of the interest equal to the Participation Fee shall be deemed to be the last portion of interest paid or to be paid.

        1.10    Receipt of Payments.

          U.S. Borrower and European Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York City time) and 2:00 p.m. (Brussels time), respectively, on the day when due in immediately available funds in Dollars, Euros or Sterling, as applicable, to the applicable Collection Account. For purposes of computing interest and Fees and determining U.S. Borrowing Availability and European Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the applicable Collection Account prior to 2:00 p.m. (New York City time), with respect to U.S. Borrowing Availability, and 2:00 p.m. (Brussels time), with respect to European Borrowing Availability. Payments received after 2:00 p.m. (New York City time) and 2:00 p.m. (Brussels time), as applicable, on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

        1.11    Application and Allocation of Payments.

            (a)   So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts of U.S. Borrower and Domestic Credit Parties received in the ordinary course of business shall be applied, first, to the U.S. Swing Line Loan and, second, the U.S. Revolving Loan (without reducing the U.S. Revolving Loan Commitment); (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d) . All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, (A) payments by U.S. Borrower and Domestic Subsidiaries shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's, European Agent's and North American Collateral Agent's expenses reimbursable hereunder; (2) to interest on the U.S. Swing Line Loan; (3) to principal payments on the U.S. Swing Line Loan; (4) to interest on the U.S. Revolving Loans, ratably in proportion to the interest accrued as to each U.S. Revolving Loan; (5); to principal payments on the U.S. Revolving Loans and to provide cash collateral for U.S. Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of such Loans and outstanding U.S. Letter of Credit Obligations; (6) to expenses of Lenders with respect to the U.S. Revolving Loans to the extent reimbursable under Section 11.3; and (7) such Obligations of European Borrower or other Foreign Credit Parties as Agent shall elect and (B) payments received from European Borrower and Foreign Credit Parties shall be applied to amounts then due and payable in the following order: (1) to reimbursable expenses then due to European Agent and Fronting Lender; (2) to interest on the European Revolving Loans excluding Participation Fee; (3) to the Participation Fee; (4) to the principal balance of the European Revolving Loans; and (5) to expenses of Lenders with respect to the European Revolving Loans to the extent reimbursable under Section 11.3. To the extent that any payment of interest on the European Revolving Loan constitutes payment of less than the total amount of interest then due, the amount received shall be applied first to the Euribor or Index Rate portion of such interest payment, and second to the Participation Fee portion of such interest payment.

            (b)   Agent is authorized to, and at its reasonable election may, charge to the U.S. Revolving Loan balance or European Revolving Loan balance on behalf of the applicable Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the U.S. Revolving Loan or the European Revolving Loan, as applicable, owing by the applicable Borrower under this Agreement or any of the other Loan Documents if and to the extent such Borrower fails to pay promptly any such amounts as and when due, even if (i) the amount in Dollar Equivalents of such charges would exceed U.S. Borrowing Availability at such time or would cause the Dollar Equivalent balance of the U.S. Revolving Loan and the U.S. Swing Line Loan to U.S. Borrower to exceed the U.S. Borrowing Base after giving effect to such charges or (ii) the amount in Dollar Equivalents of such charges would exceed European Borrowing Availability at such time or would cause the Dollar Equivalent balance of the European Revolving Loan to European Borrower to exceed the European Borrowing Base after giving effect to such charges. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the U.S. Revolving Loan or European Revolving Loan, as applicable, hereunder.

        1.12    Loan Account and Accounting.    Agent shall maintain a loan account (the "Loan Account") on its books to record: all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations. Agent shall render to U.S. Borrower within ten (10) days after the end of each month a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless U.S. Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within sixty (60) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

        1.13    Indemnity.

            (a)   Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, North American Collateral Agent, European Agent, Fronting Lender and other Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) (other than, prior to the occurrence of an Event of Default, lawsuits between Lenders) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY

    THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER. It is understood and agreed that, notwithstanding anything to the contrary set forth in this Section 1.13(a), no Foreign Subsidiary (including European Borrower) shall have any obligation to any Indemnified Person with respect to Indemnified Liabilities relating to the Obligations of the U.S. Borrower or a Domestic Subsidiary.

            (b)   To induce Lenders to provide the LIBOR Rate or Euribor Rate option on the terms provided herein, if (i) any LIBOR Loans or Euribor Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period or Euribor Period, as the case may be (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan or Euribor Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans or Euribor Loans, as the case may be, after the applicable Borrower has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan or Euribor Loan after the applicable Borrower has given a notice thereof in accordance herewith, then the applicable Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan or Euribor Loan, as the case may be, through the purchase of a deposit bearing interest at the LIBOR Rate or Euribor Rate, as applicable, in an amount equal to the amount of that LIBOR Loan or Euribor Loan and having a maturity comparable to the relevant LIBOR Period or Euribor Period, as applicable; provided that each Lender may fund each of its LIBOR Loans or Euribor Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide the applicable Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless the applicable Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

        1.14    Access.    Unless an Event of Default has occurred and is continuing, each Wholly-Owned Subsidiary which is a Foreign Sales Entity, each Credit Party and each JVCP shall (and each Borrower shall cause each of its Subsidiaries to), during normal business hours, from time to time upon two (2) Business Days' prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Wholly-Owned Subsidiary which is a Foreign Sales Entity, each Credit Party and each JVCP and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any books and records of any Wholly-Owned Subsidiary which is a Foreign Sales Entity, Credit Party or JVCP, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Wholly-Owned Subsidiary which is a Foreign Sales

Entity, Credit Party or JVCP, including verifying Eligible In-Transit Inventory in possession of Approved Shippers and Approved Customs Brokers. If an Event of Default has occurred and is continuing, each such Wholly-Owned Subsidiary which is a Foreign Sales Entity, Credit Party or JVCP shall (and each Borrower shall cause each of its Subsidiaries to) provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, each Wholly-Owned Subsidiary which is a Foreign Sales Entity, each Credit Party and each JVCP shall provide Agent and each Lender with access to their suppliers and customers. Each Wholly-Owned Subsidiary which is a Foreign Sales Entity, each Credit Party and each JVCP shall (and each Borrower shall cause each of its Subsidiaries to) make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Wholly-Owned Subsidiary which is a Foreign Sales Entity, each Credit Party and each JVCP shall (and each Borrower shall cause each of its Subsidiaries to) deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Wholly-Owned Subsidiary which is a Foreign Sales Entity, Credit Party or JVCP (as applicable), and shall (and each Borrower shall cause each of its Subsidiaries to) maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Wholly-Owned Subsidiary which is a Foreign Sales Entity, Credit Party and JVCP. Agent will give Lenders at least five (5) Business Days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrowers.

        1.15    Taxes.

            (a)   Any and all payments by or on behalf of any Credit Party hereunder, under the Notes or any other Loan Document shall be made in the same currency in which the applicable Loans were advanced or other applicable obligations are denominated, in accordance with this Section 1.15, in Dollars, Euros or Sterling, free and clear of and without deduction for any and all Taxes. If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes or under any other Loan Document, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, and (iii) such Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within sixty (60) days after the date of any payment of such Taxes, such Credit Party shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to Agent.

            (b)   In addition to the Taxes described in Section 1.15(a), each Credit Party agrees to pay any Taxes that arise from any payment made under this Agreement or under any other Loan Document or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents and any other agreements and instruments contemplated hereby or thereby.

            (c)   Each Credit Party that is a signatory hereto shall indemnify and, within ten (10) days of written demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, on or with respect to any payment by or on account of or relating to any Obligation, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted by the relevant Governmental Authority (other than those resulting from gross negligence or willful misconduct of the Person seeking such indemnification). Agent or a Lender, as appropriate, shall provide the Credit Party making a payment to Agent or such Lender pursuant to this Section 1.15(c) a certificate as to the amount of such payment and setting forth in reasonable detail the calculation and basis for such payment.

            (d)   Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") and intending to make Loans to U.S. Borrower as to which payments to be made under this Agreement or under the Notes are completely exempt from United States withholding tax under an applicable statute or tax treaty shall provide to U.S. Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such complete exemption (a "Certificate of Exemption"). Any Foreign Person that seeks to become a U.S. Revolving Lender under this Agreement shall provide a Certificate of Exemption to U.S. Borrower and Agent prior to becoming a U.S. Revolving Lender hereunder and, to the extent legally able to do so, at any other time or times reasonably requested by U.S. Borrower. Any Foreign Person that has become a U.S. Revolving Lender under this Agreement irrevocably undertakes, for as long as it is a Foreign Lender, to maintain, to the extent legally able to do so, their Certificate of Exemption to the extent required in order to qualify for and enjoy the exemption relating thereto for the purposes of this Agreement. No Foreign Person may become a U.S. Revolving Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender. Each U.S. Revolving Lender that is a United States Person, as defined in Section 7701(a)(30) of the IRC (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to U.S. Borrower and Agent (as applicable), a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.

            (e)   If any European Revolving Loan Participant is entitled to an exemption from or reduction of Belgian withholding tax under the laws of Belgium or any treaty to which Belgium is a party, with respect to payments under this Agreement, such European Revolving Loan Participant shall deliver to European Borrower (with a copy to Fronting Lender), at the time or times prescribed by applicable law or reasonably requested by European Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by European Borrower as will permit such payments to be made without withholding or at a reduced rate.

            (f)    Each assignee of a Lender's interest in this Agreement in conformity with Section 9.1 shall be bound by this Section 1.15 and shall have all of the rights and obligations under this Section 1.15 and shall provide all of the forms and statements required to be given under this Section 1.15 prior to becoming an assignee hereunder.

        1.16    Capital Adequacy; Increased Costs; Illegality.

            (a)   If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within ten (10) Business Days of a written demand from such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts (without duplication of any amounts payable to Agent or any Lender pursuant to Section 1.15) sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to U.S. Borrower and to Agent shall be presumptive evidence of the matters set forth therein. Such certificate shall be in reasonable detail and shall confirm that the claim for additional amounts referred to therein is generally consistent with such Lender's treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

            (b)   If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan (excluding Taxes to which Section 1.15 shall apply), then Borrowers shall from time to time within ten (10) Business Days after a written demand from such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to U.S. Borrower and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Such certificate shall be in reasonable detail and shall confirm that the claim for additional amounts referred to therein is generally consistent with such Lender's treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

            (c)   Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan or Euribor Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan or Euribor Loan at another branch or office of that Lender without, in that Lender's reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to U.S. Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans or Euribor Loans shall terminate and (ii) each Borrower shall prepay in full all outstanding LIBOR Loans or Euribor Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans and Euribor Loans into Index Rate Loans. Such notice shall be in reasonable detail and shall confirm that the claim for additional amounts referred to therein is generally consistent with such Lender's treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

            (d)   Within thirty (30) days after receipt by U.S. Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b) (or upon any of such Affected Lender's failure to comply with Section 1.15(d)), U.S. Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, U.S. Borrower, with the consent of Agent, may obtain, at U.S. Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If U.S. Borrower obtains a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and U.S. Revolving Loan Commitment and European Revolving Loan Commitment to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that U.S. Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, U.S. Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers' notice of intention to replace such Affected Lender. Furthermore, if U.S. Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, U.S. Borrower's rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and U.S. Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

            (e)   (i) If (1) by reason of circumstances affecting the relevant interbank market, adequate and fair means do not exist for determining the interest rate as contemplated herein or funding deposits are not readily available to the Lenders in the applicable market, or (2) the offered rate determined in accordance with the interest fixing clauses does not represent the cost to a Lender of funding its Loans or participations, then each affected Lender or the Agent on behalf of the Lenders shall forthwith give notice thereof to the applicable Borrower, whereupon the Lenders shall cease to have any further obligation to make the applicable requested Loan to the applicable Borrower (it being agreed that the Borrower may thereafter request a Loan in another applicable currency or based upon the applicable Index Rate or another applicable interest rate and this Section 1.16(e) shall not relieve the Lender of their obligations relating in such subsequent request unless this Section 1.16(e) also applies to such subsequent request).

               (ii)  If a notice of the kind referred to in clause (i) is given after the disbursement of the applicable Loan, the applicable Borrower and the Agent and the affected Lenders shall enter into negotiations in good faith with a view to establishing a satisfactory alternative basis for computing interest on the applicable Loan for the interest period to which the notice relates. If the Agent and the Lenders and the applicable Borrower agree in writing upon such an alternative basis on or before the thirtieth day after that notice is given to the applicable Borrower, interest shall accrue on the applicable Loan during that interest period in accordance with that alternative basis.

              (iii)  If the Agent and the Lenders fail to agree on such an alternative basis on or before such thirtieth (30th) day, as soon as practicable thereafter the applicable Borrower shall prepay to the Lenders the applicable Loan within ten Business Days after the end of the thirty-day period, provided that the accrued interest shall be payable to each Lender at a rate equal to the Applicable Margin plus the aggregate of the amounts determined by each Lender as being the cost to that Lender of continuing its interest in the applicable Loan during the two periods referred to above.

              (iv)  While any agreed alternative basis is in force, the Agent in consultation with the Lenders shall periodically (but at least monthly) determine whether circumstances are such that the basis is no longer necessary and if such determination is made, the Agent shall forthwith notify the applicable Borrower and each Lender and that alternative basis shall cease to be effective on a date specified by the Agent in consultation with the Lenders.

        1.17    Credit Support.    All Loans to U.S. Borrower and all of the other Obligations of U.S. Borrower and the Obligations of Domestic Secured Guarantors arising under this Agreement and the other Loan Documents shall constitute one general obligation of U.S. Borrower and Domestic Secured Guarantors secured, until the Termination Date, by all of the U.S. Collateral. All Loans to European Borrower and all of the other Obligations of European Borrower and the Obligations of Foreign Guarantors arising under this Agreement, and the other Loan Documents shall constitute one general obligation of European Borrower and Foreign Guarantors secured, pari passu, until the Termination Date, by all of the European Collateral; it being understood and agreed that the Liens on the European Collateral shall be released once all Obligations of Foreign Credit Parties arising under this Agreement and the other Loan Documents have been discharged and indefeasibly paid in full and in cash. Notwithstanding any provision of this Agreement to the contrary, European Borrower and Foreign Guarantors shall have no liability, direct or indirect, for the Obligations of U.S. Borrower or any of the Domestic Secured Guarantors hereunder or under any of the Loan Documents.

        1.18    Conversion to Dollars and Euros.    All valuations or computations of monetary amounts set forth in this Agreement shall include the Dollar Equivalent of amounts of currencies other than Dollars, and Euro Equivalent of amounts of currencies other than Euros, as the context may require. In connection with all Dollar amounts and Euro amounts set forth in this Agreement and the U.S. Borrowing Base and European Borrowing Base, as the case may be, calculations and valuations, currencies other than Dollars, as the context may require, shall be converted to Dollars and currencies other than Euros, as the context may require, shall be converted to Euros in accordance with the following procedure:

            (a)   Conversions to Dollars and Euros, as the case may be, shall occur in accordance with prevailing exchange rates, as determined by Agent in its reasonable discretion, on the applicable date.

            (b)   U.S. Revolving Loans denominated in Euros and Sterling shall be marked to market on a (a) monthly basis as long as U.S. Borrowing Availability equals or exceeds $5,000,000 and (b) weekly basis as long as U.S. Borrowing Availability is less than $5,000,000, taking into account in each case the Dollar Equivalent of all U.S. Revolving Loans outstanding in Euros and Sterling.

            (c)   Unless otherwise specifically set forth in this Agreement, all monetary amounts shall be in Dollars with respect to the U.S. Revolving Loan facility and all monetary amounts shall be in Euros with respect to the European Revolving Loan facility.

        1.19    Judgment Currency; Contractual Currency.

            (a)   If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 1.19 referred to as the "Judgment Currency") an amount due under any Loan Document in any currency (the "Obligation Currency") other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 1.19 being hereinafter referred to as the "Judgment Conversion Date").

            (b)   If, in the case of any proceeding in the court of any jurisdiction referred to in Section 1.19(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Credit Party under this Section 1.19(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

            (c)   The term "rate of exchange" in this Section 1.19 means the rate of exchange at which Agent would, on the relevant date at or about noon (New York City time), be able to sell the Obligation Currency against the Judgment Currency to prime banks.

            (d)   Any amount received or recovered by Agent or Fronting Lender in respect of any sum expressed to be due to them (whether for itself or as trustee for any other person) from any Credit Party under this Agreement or under any of the other Loan Documents in a currency other than the currency (the "contractual currency") in which such sum is so expressed to be due (whether as a result of, or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Borrower or otherwise) shall only constitute a discharge of such Borrower to the extent of the amount of the contractual currency that Agent or Fronting Lender is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower shall indemnify Agent and Fronting Lender against any loss sustained by it as a result, including the cost of making any such purchase other than losses resulting from the gross negligence or willful misconduct of the Person seeking such indemnification.

        1.20    Allocation of Fees and Expenses and Computations.

            (a)   Unless expressly allocated to a specific Borrower, all fees and expenses paid pursuant to this Agreement shall be allocated to the Borrower which pays such fees and expenses.

            (b)   Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder; provided that:

                (i)  unless expressly provided elsewhere in this Agreement, each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated;

               (ii)  each payment of interest shall be made in the currency in which such principal, or other sum, in respect of which such interest is payable, is denominated;

              (iii)  each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

              (iv)  any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

        1.21    Fronting Lender's Put Rights.    So long as any Event of Default has occurred and is continuing, Fronting Lender shall have the right, upon written notice (a "Put Notice"), to each European Revolving Loan Participant to require such European Revolving Loan Participants to, within three (3) Business Days following receipt of a Put Notice, purchase the aggregate outstanding amount of its European Revolving Loan Commitment from the Fronting Lender by payment of such amount in immediately available funds in Euros. Each European Revolving Loan Participant's duty to purchase the aggregate outstanding amount of such European Revolving Loan Commitment shall be absolute and unconditional and shall not be affected by any circumstance, including: (a) any setoff, counterclaim, recoupment, defense or other right that such European Revolving Loan Participant may have against the Fronting Lender, any Borrower or any other Person for any reason whatsoever; (b) the occurrence of any Default or Event of Default; (c) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (d) any other circumstance, happening or event whatsoever, whether or not similar to the foregoing. If any European Revolving Loan Participant does not pay to the Fronting Lender the amount of the aggregate outstanding amount of its European Revolving Loan Commitment within three (3) Business Days after receipt of the Put Notice (the "Put Date"), such amount shall be due and payable on demand and shall bear interest at the higher of (i) the Euro Index Rate plus the Applicable European Revolver Index Rate Margin or (ii) the Euribor Rate plus the Applicable European Revolver Euribor Margin per annum until paid.

        All interest on the European Revolving Loans accruing prior to the Put Date shall be applied and distributed in accordance with Section 1.9(f). From and after the Put Date, European Borrower shall pay interest and principal on the European Revolving Loans to Agent for distribution to the European Revolving Loan Participants, and European Borrower shall, absent applicable exemptions (and "applicable exemptions" shall for purposes of this Section 1.21 include exemptions which would have been applicable had each European Revolving Loan Participant complied with Section 1.15(e)), gross up the entire interest payable on the European Revolving Loan in accordance with Section 1.15.

2.     CONDITIONS PRECEDENT

        2.1    Conditions to the Initial Loans.    No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligation on the Closing Date, or to take, fulfill, or perform any other action hereunder on the Closing Date, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

            (a)    Credit Agreement; Loan Documents.    This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, Agent, North American Collateral Agent, European Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

            (b)    Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs; Acknowledgement from PBGC.    (i) Agent shall have received a fully executed original of a pay-off letter reasonably satisfactory to Agent confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the initial Revolving Credit Advances and all Liens upon any of the property of Borrowers or any of their Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; (ii) all letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized, supported by a guaranty of Agent or supported by a Letter of Credit issued pursuant to

    Annex B, as mutually agreed upon by Agent, Borrowers and Prior Lender; and (iii) Agent shall have received written acknowledgement from PBGC that after giving effect to the transactions contemplated under the Loan Documents and any refinancing thereof as a result of which the U.S. Borrower's maximum available aggregate senior secured debt does not to exceed $60,000,000, the obligations secured by the PBGC Ratable Lien shall not exceed $17,300,000.

            (c)    Approvals.    Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

            (d)    [Intentionally Omitted].

            (e)    Payment of Fees.    Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

            (f)    Capital Structure: Other Indebtedness.    The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its reasonable discretion. Without limiting the generality of the foregoing, the aggregate outstanding principal drawn down amount of, and, without duplication, the undrawn face amount of letters of credit and contingent obligations with respect to guaranties and similar obligations issued in relation or pursuant to, all Foreign Credit Lines on the Closing Date shall not exceed the Dollar Equivalent of $45,000,000;

            (g)    Consummation of Related Transactions.    Agent shall have received final and complete copies of each of the other Related Transactions Documents, each of which shall be in full force and effect in form and substance satisfactory to Agent (acting reasonably). The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

            (h)    Consummation of Recapitalization.    Agent shall have received evidence that the following transactions are consummated pursuant to agreements, documents and instruments satisfactory to Agent (acting reasonably) ("Recapitalization"): (i) U.S. Borrower shall have received at least $106,000,000 of new cash equity; and (ii) the U.S. Borrower's existing preferred Stock outstanding as of the date hereof shall have been converted to a new class of preferred Stock and/or common Stock;

            (i)    No Material Adverse Event.    Since April 28, 2003 there shall not have been a Material Adverse Event. For the purposes of this Section 2.1(i), "Material Adverse Event" means any change, event, occurrence, effect or state of facts that, individually or aggregated with any other such change, event, occurrence, effect or state of facts, has or could be reasonably expected to have (x) (A) a material adverse effect on the Business (as defined in the Recapitalization Documents), assets (including intangible assets), properties, condition (financial or otherwise), or results of operations of the U.S. Borrower and its Subsidiaries, taken as a whole (the "Combined Business"), (B) an aggregate reduction on the enterprise value of the Combined Business as its business is presently conducted, or proposed to be conducted in the future, of at least $50 million, other than, in each case, any change, event, occurrence, effect or state of facts relating to the execution of the Recapitalization Documents or the announcement of such execution or the transactions contemplated therein, or (y) a material impairment on the ability of the U.S. Borrower to perform its obligations under the Recapitalization Documents or to consummate the transactions contemplated thereby.

            (j)    Senior Lien.    All Obligations and all Liens granted under the Loan Documents shall constitute permitted senior indebtedness and senior liens, as applicable, under the terms of documents evidencing the Subordinated Debt.

        2.2    Further Conditions.    Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or a Euribor Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

            (a)   any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

            (b)   any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or a Euribor Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

            (c)   (i) after giving effect to any U.S. Revolving Credit Advance (or the incurrence of any U.S. Letter of Credit Obligations) other than Overadvances, the outstanding principal amount in Dollar Equivalents of the aggregate U.S. Revolving Loan would exceed the lesser of the U.S. Borrowing Base and the U.S. Maximum Amount or (ii) after giving effect to any European Revolving Credit Advance (or the incurrence of any European Letter of Credit Obligations), the outstanding principal amount of the aggregate European Revolving Loan would exceed the lesser of the European Borrowing Base and the European Maximum Amount.

The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan or Euribor Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied at the time of such Advance, the incurrence of such Letter of Credit Obligation or the conversion or continuation of any Loan into, or as, a LIBOR Loan or Euribor Loan and (ii) a reaffirmation of Guaranties and of the granting and continuance of Agent's, North American Collateral Agent's and European Agent's Liens pursuant to the Collateral Documents.

3.     REPRESENTATIONS AND WARRANTIES

        To induce Lenders to make the Loans and to incur U.S. Letter of Credit Obligations and European Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender, each and all of which shall survive the execution and delivery of this Agreement.

        3.1    Corporate Existence; Compliance with Law.    Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter or constating documents and bylaws or partnership or operating agreement, as applicable, if such Credit Party is a Domestic Credit Party, and is in compliance in all material respects with its charter or constating documents and bylaws or partnership or operating agreement, as applicable, if such Credit Party is a Foreign Credit Party; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        3.2    Executive Offices, Collateral Locations, FEIN.    As of the Closing Date, each Credit Party's name as it appears in official filings in its jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction incorporation or organization, and the current location of each Credit Party's chief executive office, principal place of business and the warehouses and premises at which any U.S. Collateral (other than the warehouses and premises at which the aggregate fair market value of all U.S. Collateral located at all such warehouses and premises does not exceed $50,000 in the aggregate) is located are set forth in Disclosure Schedule (3.2), none of such locations has changed within the four (4) months preceding the Closing Date and each Credit Party has only one state of incorporation or organization. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Domestic Credit Party.

        3.3    Corporate Power, Authorization, Enforceable Obligations.    Except as set forth Disclosure Schedule (3.3), the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's power and capacity; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person's charter, memorandum and articles of association or constating documents, bylaws or partnership or operating agreement, as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, North American Collateral Agent or European Agent pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c) or those which are not material, all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as enforcement may be limited by the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors and the effects of general principles of equity.

        3.4    Financial Statements and Projections.    Except for the Projections, all Financial Statements concerning Borrowers and their respective Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

            (a)    Financial Statements.    The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

                (i)  The audited consolidated balance sheets at January 31, 2003 and the related statements of income and cash flows of U.S. Borrower and its Subsidiaries for the Fiscal Years then ended, certified by KPMG LLP and the unaudited consolidating balance sheet (by region) at January 31, 2003, the statements of income (by region) and select consolidating cash flow items (by region) agreed to by Agent of the U.S. Borrower and its Subsidiaries.

               (ii)  The unaudited consolidated balance sheet at April 30, 2003 and the related statements of income and cash flows of U.S. Borrower and its Subsidiaries for the Fiscal Quarter then ended and the related statements of income (by region) and select cash flow items (by region) agreed to by Agent (including capital expenditures, cash taxes, depreciation and amortization) for the Fiscal Quarter then ended.

              (iii)  The unaudited consolidated balance sheets at June 30, 2003 and the related statements of income and cash flows of U.S. Borrower and its Subsidiaries for the five Fiscal Months then ended and the related statements of income (by region) and select cash flow items (by region) agreed to by Agent (including capital expenditures, cash taxes, depreciation and amortization) for the five Fiscal Months then ended.

            (b)    Pro Forma.    The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by U.S. Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated balance sheets of U.S. Borrower and its Subsidiaries dated June 30, 2003 and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

            (c)    Projections.    The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by U.S. Borrower in light of the past operations of their businesses and reflect projections for the four year period beginning on February 1, 2003 on a year-by-year basis. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers' good faith and reasonable estimates of the future financial performance of Borrowers for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

        3.5    Material Adverse Effect.    Except as set forth in Disclosure Schedule (3.5), between January 31, 2003 and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers' knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since January 31, 2003 no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

        3.6    Ownership of Property; Liens.    As of the Closing Date, the real estate ("Real Estate") listed in Disclosure Schedule (3.6) constitutes all of the material real property owned, leased or subleased by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its material leased Real Estate, in each case, subject to Permitted Encumbrances, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its material personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that are reasonably likely to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all Real Estate and other material properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no material portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

        3.7    Labor Matters.    Except as set forth on Disclosure Schedule 3.7, as of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party and each Credit Party has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable laws; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent (which, in the case of employment agreements only, shall comprise of true and complete copies of all material employment agreements); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, or any other applicable labor board and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

        3.8    Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.    Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Samsonite Entity has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is (other than with respect to its Stockholders, officers and directors, other Subsidiaries of U.S. Borrower and the Borrowers) an Affiliate of any other Person. All of the issued and outstanding Stock of each Samsonite Entity is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options (other than Stock options issued to employees of U.S. Borrower consistent with practices as in effect on the Closing Date), warrants or similar rights or agreements pursuant to which any Samsonite Entity may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness, Guaranteed Indebtedness and Foreign Credit Lines (and in each case, a description thereof and the credit support therefor and a statement of the outstanding balance thereof as of the Closing Date) of each Samsonite Entity as of the Closing Date (except for the Obligations) are described in Section 6.3 (including Disclosure Schedule (6.3)).

        3.9    Government Regulation.    No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal, provincial or state or applicable foreign statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of any Letter of Credit Obligation on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission or any other applicable securities regulation authority or securities exchange.

        3.10    Margin Regulations.    No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

        3.11    Taxes.    Except as described in Disclosure Schedule (3.11), all federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Samsonite Entity have been timely filed with the appropriate Governmental Authority, and all Charges have been timely paid excluding Charges or other amounts being contested in accordance with Section 5.2(b) and unless the failure to so file or pay would not reasonably be expected to result in liabilities for withholding taxes, fines, penalties or interest in excess of $100,000 in the aggregate. Except as described in Disclosure Schedule (3.11), proper and accurate amounts have been withheld by each Samsonite Entity from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities unless the failure to so withhold or pay would not reasonably be expected to result in fines, penalties or interest in excess of $50,000 in the aggregate. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Samsonite Entity's tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any written assessments or proposed assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Samsonite Entity has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Samsonite Entities and their respective predecessors is liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Samsonite Entity's knowledge, as a transferee. As of the Closing Date, no Samsonite Entity has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

        3.12    ERISA.

            (a)   Disclosure Schedule (3.12) lists, as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, and all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA. Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

            (b)   Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

        3.13    No Litigation.    No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Samsonite Entity, threatened against any Samsonite Entity, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) that challenges any Samsonite Entity's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) except as set forth on Disclosure Schedule (3.13), that has a reasonable risk of being determined adversely to any Samsonite Entity and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Samsonite Entity's knowledge, threatened, that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of, any Samsonite Entity.

        3.14    Brokers.    Except as set forth on Disclosure Schedule 3.14, no broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

        3.15    Intellectual Property.    As of the Closing Date, each Credit Party owns or has rights to use all material Intellectual Property necessary to continue to conduct its business substantially as now conducted by it or presently proposed to be conducted by it, and each such material Patent, Trademark, Design, registered Copyright which is the subject of a registration or application in the U.S. Patent and Trademark Office or U.S. Copyright Office and material License owned by such Credit Party or used in the conduct of its business substantially as now conducted by it is listed, together with application or registration numbers, as applicable, in Disclosure Schedule 3.15. To each Credit Party's knowledge, after all reasonable inquiry, each Credit Party conducts its business without material infringement of any material Intellectual Property of any other Person. Except as set forth in Disclosure Schedule 3.15, no Credit Party is aware of any material infringement claim by any other Person with respect to any material Intellectual Property.

        3.16    Full Disclosure.    No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time prepared by or on behalf of any Credit Party and delivered hereunder or any written statement prepared by or on behalf of any Credit Party and furnished by or on behalf of any Credit Party to Agent, North American Collateral Agent, European Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made taken as a whole. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers' good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein. Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections. The Liens granted to Agent, North American Collateral Agent or European Agent (as applicable) pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

        3.17    Environmental Matters.

            (a)   Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not materially adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000; (ii) no Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $500,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $500,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state or foreign statutes in each case where any Credit Party's allocated share of costs and liabilities, as a "potentially responsible party", is reasonably likely to exceed $25,000, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state or foreign statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party in their possession.

            (b)   Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

        3.18    Insurance.    Disclosure Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

        3.19    Deposit and Disbursement Accounts.    Disclosure Schedule 3.19 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

        3.20    Government Contracts.    (a) Except as set forth in Disclosure Schedule 3.20, as of the Closing Date, no Credit Party is a party to any material contract or agreement with any Governmental Authority and (b) no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, provincial, local or foreign law.

        3.21    Customer and Trade Relations.    As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of U.S. Borrower and its Subsidiaries (on a consolidated basis) or the business relationship of any Credit Party with any supplier essential to its operations.

        3.22    Bonding; Licenses.    Except as set forth on Disclosure Schedule 3.22, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or binding requirement with respect to products or services sold by it or under any trademark or patent license agreement with respect to products sold by it.

        3.23    Solvency.    Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and such Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of U.S. Borrower, (c) the Refinancing and the consummation of the other Related Transactions, and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

        3.24    Subordinated Debt.    As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the Indentures governing the Subordinated Notes (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). All Obligations, including any Letter of Credit Obligation, constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Notes.

        3.25    Immaterial Subsidiaries.    Schedule 3.25 lists all of the Immaterial Subsidiaries as of the Closing Date.

        3.26    Motor Vehicles.    As of the Closing Date, the aggregate book value of all titled motor vehicles owned by the Domestic Credit Parties is less than $1,000,000.

        3.27    Status as Holding Companies.    None of C.V. Holdings, Dutch Holdco or Danish Holdco (i) is engaged in any business and (ii) has assets (other than equity interests which are pledged to the Agent, North American Collateral Agent or European Agent on the Closing Date) with a fair market value in excess of the Dollar Equivalent of $100,000 or (iii) has any liabilities (other than the Obligations) which in the aggregate are greater than the Dollar Equivalent of $100,000.

4.     FINANCIAL STATEMENTS AND INFORMATION

        4.1    Reports and Notices.

            (a)   Borrowers hereby agree that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

            (b)   Borrowers hereby agree that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent the various Collateral Reports (including U.S. Borrowing Base Certificates in the form of Exhibit 4.1(b)(i) and European Borrowing Certificates in the term of Exhibit 4.1(b)(ii)) at the times, to the Persons and in the manner set forth in Annex F.

        4.2    Communication with Accountants.    Each Credit Party executing this Agreement authorizes, so long as an Event of Default has occurred and is continuing, Agent to communicate directly with its independent certified or chartered public accountants, including KPMG LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party and which information will be subject to Section 11.8.

5.     AFFIRMATIVE COVENANTS

        Each Credit Party executing this Credit Agreement jointly and severally agrees to observe (and agrees that it shall cause each Credit Party and each Samsonite Entity, as applicable, to observe) the following covenants from and after the date hereof and until the Termination Date:

        5.1    Maintenance of Existence and Conduct of Business.    Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

        5.2    Payment of Charges.

            (a)   Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security, unemployment withholding and employee source deductions with respect to its employees, (ii) lawful claims for labor, materials, supplies and services, including storage and shipping charges payable to Approved Shippers and charges payable to Approved Customs Brokers, or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $200,000.

            (b)   Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP (or, with respect to each Foreign Credit Party, generally accepted accounting principles as in effect in each applicable jurisdiction); (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to landlords, warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

        5.3    Books and Records.    Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP (or, with respect to Foreign Credit Parties, generally accepted accounting principles as in effect in the applicable foreign jurisdiction) and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

        5.4    Insurance; Damage to or Destruction of Collateral.

            (a)   The Samsonite Entities shall, at their sole cost and expense, maintain the policies of insurance as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Samsonite Entity at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems reasonably advisable. Agent shall have no obligation to obtain insurance for any Samsonite Entity or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Samsonite Entity's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable promptly by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

            (b)   Agent reserves the right at any time upon a material adverse change in any Samsonite Entity's risk profile (including any change in the product mix maintained by any Samsonite Entity or any laws affecting the potential liability of such Samsonite Entity) to require additional forms and limits of insurance to, in Agent's reasonable opinion, adequately protect both Agent's and Lenders' interests in all or any portion of the Collateral and to ensure that each Samsonite Entity is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Samsonite Entity shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

            (c)   Each Samsonite Entity shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) with respect to each Credit Party all "All Risk" and business interruption insurance naming North American Collateral Agent or, in the case of policies solely for the benefit of Foreign Persons, European Agent, as loss payee, and (ii) all general liability and other liability policies naming North American Collateral Agent or, in the case of policies solely for the benefit of Foreign Persons, European Agent, on behalf of itself and Lenders, as additional insured. Each Samsonite Entity irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $7,500,000 as such Samsonite Entity's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Samsonite Entity on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Each Borrower shall promptly notify Agent of any loss, damage, or destruction to the assets of (i) any Domestic Samsonite Entity in the amount of the Dollar Equivalent of $500,000 or more and (ii) any Foreign Samsonite Entity in the amount of the Dollar Equivalent of $750,000 or more, in each case, whether or not covered by insurance. After deducting from the insurance proceeds received in connection with such loss, damage, or destruction, (i) expenses, if any, incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d); or permit or require the applicable Samsonite Entity to use such money, or any part thereof, to replace, repair, restore or rebuild the applicable asset in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction.

        5.5    Compliance with Laws.    Each Samsonite Entity shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA, employment and labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        5.6    Supplemental Disclosure.    Upon the occurrence and continuance of an Event of Default or at Credit Parties' election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

        5.7    Intellectual Property.    Each Credit Party (i) will conduct its business and affairs without, to its knowledge, after all reasonable inquiry, any infringement of or interference with any Intellectual Property of any other Person in any material respect and (ii) shall comply in all material respects with the terms of its material Licenses.

        5.8    Environmental Matters.    Each Samsonite Entity shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Samsonite Entity becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $500,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report (other than orders, notices, requests for information or any communication or report described on Disclosure Schedule (3.17) delivered to Agent) received by such Samsonite Entity in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Samsonite Entity or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Samsonite Entity shall, upon Agent's prior written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers' expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrowers shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

        5.9    Landlords Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.    Each Domestic Credit Party shall use commercially reasonable efforts (not to be construed as the payment of money) to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where U.S. Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the U.S. Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), any Eligible Inventory at that location shall, in Agent's reasonable discretion, be excluded from the U.S. Borrowing Base or be subject to such Reserves as may be established by Agent in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased by any Domestic Credit Party (other than a JVCP) and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent (which consent, in Agent's reasonable discretion, may be conditioned upon the exclusion from the U.S. Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent) or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Domestic Credit Party shall timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any U.S. Collateral is or may be located. To the extent otherwise permitted hereunder, if any Domestic Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to North American Collateral Agent a mortgage or deed of trust granting North American Collateral Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local and foreign counsel opinions, and, if required by North American Collateral Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by North American Collateral Agent, in each case, in form and substance reasonably satisfactory to North American Collateral Agent.

        5.10    [Intentionally Omitted].

        5.11    Additional Credit Support.    With respect to each Domestic Subsidiary of U.S. Borrower acquired, organized or formed after the Closing Date (and each Domestic Subsidiary which is an Immaterial Subsidiary at any time and which thereafter ceases to be an Immaterial Subsidiary), U.S. Borrower shall cause each such Domestic Subsidiary to execute such guaranties of the payment and performance of the Obligations and grant such Liens securing the Obligations and do and cause to be done such further acts with respect to the enforceability of such guaranties and perfection of such Liens as Agent and North American Collateral Agent (as applicable) shall reasonably request, and U.S. Borrower shall pledge the Stock of such Subsidiary to secure the Obligations and execute such further documents, instruments and agreements evidencing the same as the Agent or the North American Collateral Agent may reasonably request.

        5.12    Certain Agreements.    Nothing contained in this Agreement shall prevent any Samsonite Entity from complying with its obligations under any agreement set forth in Disclosure Schedule (6.15(b)) (each as in effect on the Closing Date) including, without limitation, fiduciary obligations to minority interest owners, and the covenants of good faith and fair dealing.

        5.13    Further Assurances.    Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

6.     NEGATIVE COVENANTS

        Each Credit Party executing this Agreement jointly and severally agrees to observe (and agrees that it shall cause each Credit Party and each Samsonite Entity, as applicable, to observe) the following covenants from and after the date hereof until the Termination Date:

        6.1    Mergers, Subsidiaries, Etc.    No Samsonite Entity shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary (provided that either Borrower may form or acquire one or more Subsidiaries, in each case only to the extent all related investments, advances and loans in or to such Subsidiary are permitted under Section 6.2,) or (b) merge or amalgamate with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person. Notwithstanding the foregoing, (A) one or more Subsidiaries of the European Borrower may merge, amalgamate or consolidate with each other, as long as (i) if one or more of such Persons is a Foreign Guarantor, the surviving entity is a Foreign Guarantor and (ii) if one or more of such Persons is, directly or indirectly, wholly owned by European Borrower, the surviving entity shall be directly or indirectly wholly owned by European Borrower; (B) Samsonite Stores may merge, amalgamate or consolidate with U.S. Borrower, as long as the surviving entity is U.S. Borrower; (C) one or more Domestic Subsidiaries of the U.S. Borrower may merge, amalgamate or consolidate with each other as long as (i) if Samsonite Stores is one of such Persons, Samsonite Stores is the surviving entity, (ii) if Samsonite Stores is not one of such Persons but McGregor is one of such Persons, McGregor is the surviving entity, and (iii) if one or more such Persons is, directly or indirectly, wholly owned by U.S. Borrower, the surviving entity shall be directly or indirectly owned by U.S. Borrower; (D) European Borrower may create a Subsidiary in Norway to conduct its business in that country (as long as all related investments, loans and advances are otherwise permitted hereunder); (E) U.S. Borrower may, pursuant to documentation acceptable to Agent in its reasonable discretion, create a special purpose entity for the purpose of obtaining financing for the Denver Warehouse Real Estate; (F) either Borrower may acquire the assets or Stock of a Person as long as the entire purchase price for such acquisition is funded with the proceeds of the issuance of additional common Stock of U.S. Borrower and to the extent such proceeds are promptly, but in any event within five (5) Business Days, used for such funding; and (G) any Samsonite Entity may acquire all or substantially all of the assets or Stock of any Person (such Person being a "Target" and such acquisition being a "Permitted Acquisition") (and create one or more Wholly-Owned Subsidiaries solely to consummate any such Permitted Acquisition) subject to the satisfaction of each of the following conditions:

                (i)  Agent shall receive at least thirty (30) Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

               (ii)  such Permitted Acquisition shall only involve assets located in the United States or Canada and comprising a business, or those assets of a business, of the type engaged in by U.S. Borrower as of the Closing Date or related business lines, and which business would not subject Agent, North American Collateral Agent, European Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition (provided, however, that an acquisition by the European Borrower or one or more Subsidiaries of the European Borrower may involve assets not located in the United States or Canada (as well as assets located in the United States or Canada));

              (iii)  such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors (or similar body or authority);

              (iv)  no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of U.S. Borrower and Target immediately after giving effect to such Permitted Acquisition, except (A) Loans made hereunder; (B) Indebtedness to the extent permitted under Section 6.3(a)(viii)  or Section 6.3(a)(ix) after giving effect to such Permitted Acquisition or (C) trade payables incurred in the ordinary course of business;

               (v)  the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) shall not exceed the Dollar Equivalent of $10,000,000 in the aggregate in any Fiscal Year;

              (vi)  the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

             (vii)  at or prior to the closing of any Permitted Acquisition, if the Target is organized under the laws of the United States of America or of any State thereof, Agent or North American Collateral Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto (provided, that no such Target shall be required to grant a lien pursuant to this clause (vii) to the Agent or the North American Collateral Agent on more than 66% of the equity interest in any Foreign Subsidiary), and U.S. Borrower and the applicable Samsonite Entity shall have executed such documents and taken such actions as may be reasonably required by North America Collateral Agent in connection therewith;

            (viii)  concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

                (A)  a pro forma consolidated balance sheet, income statement and cash flow statement of U.S. Borrower and its Subsidiaries (the "Acquisition Pro Forma"), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of U.S. Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) average daily U.S. Borrowing Availability for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $20,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such U.S. Borrowing Availability of $20,000,000 shall continue for at least ninety (90) days after the consummation of such Permitted Acquisition, (y) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, and U.S. Borrower and its Subsidiaries would have been in compliance with the financial covenants set forth in Annex G (at the levels required to be reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition) (calculated as if the then most recently completed calendar month for which Financial Statements were required to be delivered hereunder was the then most recently completed Fiscal Quarter and as if such Permitted Acquisition and all Loans funded in connection therewith were made on the first day of the applicable period) and (z) in the case of a Permitted Acquisition by European Borrower or any Subsidiary of European Borrower, average daily European Borrowing Availability for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded the Dollar Equivalent of $7,500,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such European Borrowing Availability of the Dollar Equivalent of

        $7,500,000 shall continue for at least ninety (90) days after the consummation of such Permitted Acquisition;

                (B)  updated versions of the most recently delivered Projections covering the 1-year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the "Acquisition Projections") and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

                (C)  a certificate of the chief financial officers on behalf of U.S. Borrower and the other applicable Samsonite Entity to the effect that: (w) such Samsonite Entity (after taking into consideration all rights of contribution and indemnity such Samsonite Entity has against each U.S. Borrower and other Subsidiary of U.S. Borrower) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents in all material respects the financial condition of U.S. Borrower and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonably, having made all due inquiry, believed by the U.S. Borrower and such Credit Parties to be reasonable estimates of the future financial performance of U.S. Borrower and its Subsidiaries subsequent to the date thereof based upon the historical performance of U.S. Borrower, its Subsidiaries and the Target and based on the Acquisition Projections and the U.S. Borrower and its Subsidiaries shall continue to be in compliance with the financial covenants set forth in Annex G for the 3-year period thereafter; and (z) Borrowers and the other applicable Samsonite Entities have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

              (ix)  on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent including those specified in the last sentence of Section 5.9; and

               (x)  at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

          Notwithstanding the foregoing, the Accounts and Inventory of a Domestic Target shall not be included in Eligible Accounts and Eligible Inventory without the prior written consent of Agent and Requisite U.S. Revolving Lenders.

        6.2    Investments; Loans and Advances.    Except as otherwise expressly permitted by this Section 6 (including, without limitation, Section 6.1), no Samsonite Entity shall make or permit to exist any investment in, or make or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) the Samsonite Entities may make loans or other investments to or in one or more other Samsonite Entities (other than Joint Venture Subsidiaries) as long as the aggregate outstanding principal amount of investments, loans and advances made by all Samsonite Entities does not exceed the Dollar Equivalent of $50,000,000; (b) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business consistent with past practices; (c) each Samsonite Entity may maintain, but not increase, its existing investments, loans and/or advances to or in its Subsidiaries as of the Closing Date (other than as expressly permitted hereunder); (d) a Subsidiary of a Samsonite Entity may make loans or advances to such Samsonite Entity; (e) as long as (A) at the time of each of the following proposed investments, loans or advances and after giving effect thereto, each Samsonite Entity making such investment, loan or advance is Solvent, (B) no Default or Event of Default would occur and be continuing after giving effect to each of the following proposed investments, loans or advances and (C) U.S. Borrower shall have U.S. Borrowing Availability of at least $5,000,000 and European Borrower shall have European Borrowing Availability of at least the Dollar Equivalent of $5,000,000, in each case after giving effect to each of the following proposed investments, loans or advances: (i) U.S. Borrower may make additional investments, loans or advances after the Closing Date in or to Joint Venture Subsidiaries in which it owns Stock as long as the aggregate outstanding amount thereof does not exceed the Dollar Equivalent of $3,000,000 in any Fiscal Year; and (ii) Foreign Samsonite Entities may make investments, loans or advances after the Closing Date in or to Joint Venture Subsidiaries in which such Foreign Samsonite Entity directly owns Stock as long as the aggregate outstanding amount thereof at any time for all such Foreign Samsonite Entities does not exceed the Dollar Equivalent of $3,000,000 in any Fiscal Year; (f) so long as no Default or Event of Default has occurred and is continuing and there is no outstanding U.S. Revolving Loan (or in the case of the European Borrower or one or more of its Subsidiaries, there is no outstanding European Revolving Loan balance), Samsonite Entities may make investments (subject in the case of a Domestic Samsonite Entity, to Control Letters in favor of North American Collateral Agent or otherwise subject to a perfected security interest in favor of North American Collateral Agent) in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or, in the case of a Foreign Samsonite Entity, guaranteed by any other member country of O.E.C.D. or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America or, in the case of a Foreign Samsonite Entity, under the laws of any other member country of O.E.C.D., each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; (g) Samsonite Entities may make investments constituting (i) customary prepaid expenses in the ordinary course of business or (ii) acceptance and endorsements of checks or other negotiable instruments for deposit or collection in the ordinary course of business; (h) U.S. Borrower may provide common Stock of U.S. Borrower to officers and directors of U.S. Borrower pursuant to compensation arrangements with such officers and directors as approved by the board of directors of U.S. Borrower; (i) transactions (other than investments, loans and advances) permitted under Section 6.4: (j) Samsonite Entities may enter into and comply with appropriate hedging arrangements, provided that such agreements are (or were) entered into by such Samsonite Entities in the ordinary course of its business for the purpose of directly mitigating risks associated with liabilities (including foreign exchange liabilities), commitments, investments, assets, earnings or properties held or reasonably anticipated by such Samsonite Entities and not for purposes of speculation; (k) U.S. Borrower or European Borrower, as the case may be (and one or more newly formed Subsidiaries of the U.S. Borrower or the European Borrower, as applicable) may make investments to accomplish Japanese Market Entry as long as (A) the aggregate outstanding amount of such investments made by U.S.Borrower or European Borrower at any time does not exceed the Dollar Equivalent of $12,000,000, (B) U.S. Borrowing Availability at all times during the 90-day period preceding each such investment would have exceeded $5,000,000 (after giving effect to such investment as if made on the first day of such period) and the U.S. Borrower delivers projections that reflect that such U.S. Borrowing Availability of $5,000,000 shall continue for at least 90 days after such investment made, (C) European Borrowing Availability at all times during the 90-day period preceding each such investment would have exceeded the Dollar Equivalent of $5,000,000 (after giving effect to such investment as if made on the first day of such period) and the European Borrower delivers projections that reflect that such European Borrowing Availability of the Dollar Equivalent $5,000,000 shall continue for at least 90 days after such investment is made, (D) U.S. Borrowing Availability and European Borrowing Availability at all times during the 90-day period preceding each such investment would have exceeded in the aggregate the Dollar Equivalent of $20,000,000 (after giving effect to such investment as if made on the first day of such period) and the U.S. Borrower and European Borrower delivers projections that reflect that such aggregate U.S. Borrowing Availability and European Borrowing Availability of the Dollar Equivalent $20,000,000 shall continue for at least 90 days after such investment is made, (E) the ratio of (x) Total Net Debt measured as of the last day of the then most recently completed Fiscal Quarter to (y) EBITDA of U.S. Borrower and its Subsidiaries, on a consolidated basis, for the four Fiscal Quarters ended on the last day of the then most recently completed Fiscal Quarter shall be not more than 4.0 to 1.0; and (F) prior to making any such investment, the U.S. Borrower delivers to the Agent (x) evidence reasonably satisfactory to the Agent that each of the conditions set forth herein to such investment has been satisfied and (y) a certificate executed by an officer of the U.S. Borrower, representing and warranting that each of such conditions has been satisfied; (l) the Borrowers and the Guarantors may make loans to the Borrowers and the Guarantors; (m) U.S. Borrower may make investments in the Denver SPE of (i) the Denver Warehouse Real Estate and (ii) up to $5,000,000 in cash in the aggregate after the Closing Date and (n) Samsonite Entities taken as a whole may make or permit to exist additional investments, loans or advances other than those described in clauses (a) through (m) above not exceeding the Dollar Equivalent of $2,000,000 in the aggregate in any Fiscal Year.

        6.3    Indebtedness.

            (a)   No Samsonite Entity shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law (including pursuant to the PBGC Agreement), (iv) existing Indebtedness described in Disclosure Schedule (6.3) (other than Foreign Credit Lines) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to Agent or any Lender and on conditions not materially less favorable to any Samsonite Entity, in each case as determined by Agent in its reasonable discretion, than the terms of the Indebtedness being refinanced, amended or modified, (v) Indebtedness owing in respect of intercompany loans and advances made by any Samsonite Entity to any other Samsonite Entity as long as the applicable loans and advances are permitted under Section 6.2; provided that: (A) each Samsonite Entity receiving the proceeds of such loan and advance shall have executed and delivered to the other Domestic Samsonite Entity which makes such loan and advance, on the Closing Date, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent (in the case of a loan or advance made by a Domestic Samsonite Entity) pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) each Samsonite Entity shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; and (C) the obligations of Samsonite Entities under any Intercompany Notes shall be subordinated to the Obligations of such Person hereunder in a manner reasonably satisfactory to Agent; (vi) Indebtedness in an aggregate principal amount not to exceed $25,000,000, as long as recourse for such Indebtedness is limited solely to the Denver Warehouse Real Estate and no Samsonite Entity has any liability if the Denver Warehouse Real Estate or the proceeds of the sale thereof are insufficient to satisfy such Indebtedness; (vii) Indebtedness in respect of hedge agreements of any Samsonite Entity, provided that such agreements are (or were) entered into by such Samsonite Entity in the ordinary course of its business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, earnings or properties held or reasonably anticipated by such Samsonite Entity and not for purposes of speculation; (viii) Indebtedness of a Target acquired in a Permitted Acquisition as long as (A) such Indebtedness is in existence at the time of the consummation of such Permitted Acquisition and is not created in anticipation thereof, (B) such Indebtedness has been approved in writing by Agent (which such approval will not be unreasonably withheld) and (C) the aggregate principal balance of such Indebtedness for all Permitted Acquisitions shall not exceed the Dollar Equivalent of $2,500,000; (ix) unsecured Indebtedness owing to one or more Persons as all or a portion of the consideration for one or more Permitted Acquisitions as long as (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed the Dollar Equivalent of $5,000,000 at any time and (ii) such Indebtedness is subordinated to the Obligations in a manner, and pursuant to documentation, satisfactory to the Agent (acting reasonably); (x) Foreign Credit Lines described in Disclosure Schedule (6.3) and any refinancings thereof or amendments or modifications thereto as long as the aggregate outstanding drawn down amount of, and, without duplication, the undrawn face amount of letters of credit and contingent obligations with respect to guaranties and similar obligations issued in relation or pursuant to, all such Foreign Credit Lines shall not exceed the Dollar Equivalent of $45,000,000 at any time; (xi) Indebtedness owing by European Borrower to U.S. Borrower incurred by European Borrower on the Closing Date in an aggregate principal amount not to exceed the Dollar Equivalent of $43,500,000, as long as (x) European Borrower, promptly upon its receipt of the applicable funds, uses such funds solely to repay Prior Lender Obligations and (y) such Indebtedness is evidenced by a promissory note in form and substance satisfactory to Agent which is pledged and delivered to Agent pursuant to the applicable Pledge Agreement and (xii) additional Indebtedness as long as the maximum amount thereof that can be outstanding at any time does not exceed the Dollar Equivalent of $8,000,000 in the aggregate.

            (b)   No Samsonite Entity (other than a JVCP) shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity (other than repurchase of the preferred Stock of U.S. Borrower with the common Stock of U.S. Borrower or with the proceeds of the contemporaneous sale of Stock of U.S. Borrower), other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); and (iv) payments with respect to the Subordinated Notes to the extent permitted pursuant to Section 6.13(h).

        6.4    Employee Loans and Affiliate Transactions.

            (a)   Except as set forth on Disclosure Schedule 6.4(a) or as expressly permitted pursuant to Section 6.1, Section 6.2, Section 6.3, Section 6.6, Section 6.7, Section 6.8 or Section 6.13, no Samsonite Entity shall enter into or be a party to any transaction with any other Samsonite Entity or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Samsonite Entity's business and upon fair and reasonable terms that are no less favorable to such Samsonite Entity than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Samsonite Entity. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a) ).

            (b)   No Samsonite Entity shall enter into any lending or borrowing transaction with any employees of any Samsonite Entity (other than to the extent arising solely from the sale of Inventory to such employees in the ordinary course of business), except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of the Dollar Equivalent of $500,000 to any employee and up to a maximum of the Dollar Equivalent of $2,000,000 in the aggregate at any one time outstanding.

        6.5    Capital Structure and Business.    If all or part of a Credit Party's Stock is pledged to Agent, North American Collateral Agent or European Agent, as the case may be, that Credit Party shall not issue additional Stock or make any change in its issued and outstanding share structure described in Disclosure Schedule (3.8) that could adversely affect any or all of the Lenders. No Credit Party shall amend its charter or constating documents, or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it.

        6.6    Guaranteed Indebtedness.    No Samsonite Entity shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Samsonite Entity, or (b) existing unsecured Guaranteed Indebtedness of European Borrower and its Subsidiaries described in Disclosure Schedule (6.6) and any replacement thereof in connection with refinancing of the related primary obligation (to the extent such refinancing is expressly permitted by this Agreement) as long as such replacement does not have the effect of increasing the amount of Guaranteed Indebtedness or changing its unsecured character and as long as such replacement is otherwise on terms and conditions no less favorable to Agent or any Lender and not materially less favorable to European Borrower, in each case as determined by Agent in its reasonable discretion, than the Guaranteed Indebtedness being replaced.

        6.7    Liens.    No Samsonite Entity shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other owned properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing the Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Samsonite Entity in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $15,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); (d) Liens on the Denver Warehouse Real Estate, as applicable, put in place solely to secure Indebtedness permitted under Section 6.3(a)(vi); and (e) Liens on the assets of the European Borrower and/or one or more of its Subsidiaries put in place solely to secure Indebtedness solely to the extent permitted under Section 6.3(a)(xi) incurred by the Person granting such Lien. In addition, no Samsonite Entity shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, North American Collateral Agent or European Agent (as applicable) as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

        6.8    Sale of Stock and Assets.    No Samsonite Entity shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) as long as the relevant investment, loan or advance, if any, is specifically permitted by Section 6.2, transfers of assets to one or more Samsonite Entities (other than a Joint Venture Subsidiary) (it being agreed and understood that the aggregate fair market value of the assets so transferred (less the fair market value of the consideration, if any, paid to the applicable transferring Samsonite Entity for such transfer) shall be considered an investment by the transferring Samsonite Entity in or to the applicable acquiring Person); (b) the sale of Inventory in the ordinary course of business; (c) the sale or other disposition by a Samsonite Entity of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Samsonite Entity's business and having a book value not exceeding the Dollar Equivalent of $4,000,000 in the aggregate in any Fiscal Year; (d) the sale or other disposition of other Equipment and Fixtures having a book value not exceeding the Dollar Equivalent of $2,000,000 in the aggregate in any Fiscal Year; (e) the sale or licensing of Intellectual Property in the ordinary course of business, consistent with past practices; (f) the sale of certain accounts receivable, customer drafts and similar rights of payment owing to the European Borrower arising in the ordinary course of its business consistent with past practices pursuant to the terms of relevant agreements which are included in the Foreign Credit Lines and (g) the sale and leaseback (or a transfer by U.S. Borrower to the Denver SPE) of the Denver Warehouse Real Estate or any portion thereof, in each case, on terms and pursuant to documentation acceptable to the Agent.

        6.9    ERISA.    No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA (other than the PBGC Ratable Lien) or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $250,000 in the aggregate.

        6.10    Financial Covenants.    Borrowers shall not breach or fail to comply with any of the Financial Covenants.

        6.11    Hazardous Materials.    Except as set forth in Disclosure Schedule (3.17), no Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the U.S. Collateral, other than such violations, adverse impacts or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

        6.12    Sale-Leasebacks.    Other than a sale leaseback of the Denver Warehouse Real Estate on terms and pursuant to documentation acceptable to the Agent (acting reasonably), no Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

        6.13    Restricted Payments.    No Samsonite Entity shall make any Restricted Payment, except (a) investments to the extent permitted by Section 6.2; (b) dividends and distributions by a Subsidiary of a Samsonite Entity to the Samsonite Entity which is the most direct holder of Stock of such Subsidiary (provided that, in the case of dividends and distributions of a Samsonite Entity which is a Joint Venture Subsidiary, such dividends or distributions may also be simultaneously made to all holders of the Stock of such Joint Venture Subsidiary on a pro rata basis), (c) employee loans permitted under Section 6.4(b); (d) payments of principal and interest of Indebtedness owing by a Samsonite Entity to another Samsonite Entity (as long as such Indebtedness is otherwise permitted hereunder); (e) scheduled payments of interest with respect to Subordinated Debt, provided that (i) no Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (e), and (ii) U.S. Borrower shall have U.S. Borrowing Availability of at least $5,000,000 and European Borrower shall have European Borrowing Availability of at least the Dollar Equivalent of $5,000,000 after giving effect to any Restricted Payment pursuant to this clause (e); (f) dividends or distributions payable solely in common Stock of U.S. Borrower or paid solely from the proceeds of a contemporaneous sale of Stock of U.S. Borrower as long as such dividends or distributions are shared pro rata by the holders of the applicable class of Stock of U.S. Borrower; (g) payments made on the Closing Date with respect to consent fees to the holders of the Subordinated Notes in connection with the Recapitalization; (h) at any time on or after the Fiscal Year ending on or about January 31, 2004, within 90 days after the delivery of the audited financial statements for any Fiscal Year in accordance with Annex E, the U.S. Borrower may (A) make Restricted Payments with respect to the Subordinated Notes, (B) pay cash dividends to one or more of its Stockholders and (C) repurchase its Stock from one or more of its Stockholders, in an aggregate amount for all of clauses (A), (B) and (C) not to exceed 75% of the Excess Cash Flow with respect to such Fiscal Year as long as (i) U.S. Borrowing Availability at all times during the 90-day period preceding such payment would have exceeded $5,000,000 (after giving effect to such Restricted Payments and all Loans funded in connection therewith as if made on the first day of such period) and the U.S. Borrower delivers projections that reflect that such U.S. Borrowing Availability of $5,000,000 shall continue for at least 90 days after such Restricted Payments are made, (ii) European Borrowing Availability at all times during the 90-day period preceding such payment would have exceeded the Dollar Equivalent of $7,500,000 (after giving effect to such Restricted Payments and all Loans funded in connection therewith as if made on the first day of such period) and the European Borrower delivers projections that reflect that such European Borrowing Availability of the Dollar Equivalent of $7,500,000 shall continue for at least 90 days after such Restricted Payments are made, (iii) U.S. Borrowing Availability and European Borrowing Availability at all times during the 90-day period preceding such payment would have exceeded in the aggregate the Dollar Equivalent of $20,000,000 (after giving effect to such Restricted Payments and all Loans funded in connection therewith as if made on the first day of such period) and the U.S. Borrower and European Borrower delivers projections that reflect that such aggregate U.S. Borrowing Availability and European Borrowing Availability of the Dollar Equivalent $20,000,000 shall continue for at least 90 days after such Restricted Payments are made: (iv) the ratio of (a) Total Net Debt measured as of the last day of the then most recently completed Fiscal Quarter to (b) EBITDA of U.S. Borrower and its Subsidiaries, on a consolidated basis, for the four Fiscal Quarters ended on the last day of the then most recently completed Fiscal Quarter shall be not more than 4.0 to 1.0 and (v) prior to making any such Restricted Payments the U.S. Borrower delivers to the Agent (x) evidence reasonably satisfactory to the Agent that each of the conditions set forth herein to such Restricted Payment has been satisfied and (y) a certificate executed by an officer of the U.S. Borrower, representing and warranting that each of such conditions has been satisfied; and (i) U.S. Borrower may make cash payments to, or issue promissory notes to, Persons whose employment with a Samsonite Entity has terminated as consideration for the repurchase of Stock of U.S. Borrower owned by such Persons as long as (A) no Event of Default has occurred and is continuing immediately prior and after such payment and/or issuance, (B) (i) U.S. Borrowing Availability at all times during the 90-day period preceding such payment and/or issuance would have exceeded $5,000,000 (after giving effect to such payment and/or issuance and all Loans funded in connection therewith as if made on the first day of such period) and the U.S. Borrower delivers projections that reflect that such U.S. Borrowing Availability of $5,000,000 shall continue for at least 90 days after such payment and/or issuance is made, (ii) European Borrowing Availability at all times during the 90-day period preceding such payment and/or issuance would have exceeded the Dollar Equivalent of $7,500,000 (after giving effect to such payment and/or issuance and all Loans funded in connection therewith as if made on the first day of such period) and the European Borrower delivers projections that reflect that such European Borrowing Availability of the Dollar Equivalent of $7,500,000 shall continue for at least 90 days after such payment and/or issuance is made and (C) the sum of aggregate amount of all such cash payments after the Closing Date plus, the outstanding principal amount of all such promissory notes issued after the Closing Date plus the aggregate amount of all payments made with respect to all such promissory notes after the Closing Date, does not exceed the Dollar Equivalent of $4,000,000 in the aggregate in any Fiscal Year; provided that the amount of Restricted Payments permitted under this clause (i) in any Fiscal Year may be increased by (x) the positive difference, if any, of (x) $4,000,000 minus (y) the actual aggregate amount of all such cash payments and such payments with respect to such promissory notes made, and the outstanding principal amount of all such promissory notes issued during the immediately prior Fiscal Year and (y) all payments made by employees of one or more Samsonite Entities during such Fiscal Year to U.S. Borrower as consideration for Stock of U.S. Borrower purchased from U.S. Borrower.

        6.14    Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year.    Other than where any changes occur as a result of a merger, amalgamation or consolidation permitted under Section 6.1, no Credit Party shall (a) change its name or incorporated name as it appears in official filings in the state or other jurisdiction of its incorporation or other organization (b) change its chief executive office, principal place of business, domicile (within the meaning of the Civil Code of Quebec), corporate offices or warehouses or locations at which U.S. Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its jurisdiction of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, North American Collateral Agent or European Agent, in any Collateral, has been completed or taken, and provided that any such new location with respect to U.S. Borrower and each Domestic Secured Guarantor shall be in the continental United States. No Credit Party shall change its Fiscal Year.

        6.15    No Impairment of Intercompany Transfers.

            (a)   No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

            (b)   Nothing contained in this Agreement shall prevent any Samsonite Entity from complying with its obligations under any agreement set forth in Disclosure Schedule 6.15(b) (each as in effect on the Closing Date) including, without limitation, fiduciary obligations to minority interest owners, and the covenants of good faith and fair dealing.

        6.16    Changes Relating to Debt; Articles, Bylaws, etc., Material Contracts.

            (a)   No Credit Party shall without the written consent of Agent and Requisite Lenders change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender.

            (b)   No Credit Party shall change or amend the term of its Articles of Incorporation, Certificate of Incorporation, Certificate of Formation, bylaws, memorandum or articles of association, limited liability company agreement, partnership agreement, constating documents or other similar documents or agreements unless such change or amendment could not reasonably be expected to have a Material Adverse Effect.

            (c)   No Credit Party shall without the written consent of Agent and Requisite Lenders, change or amend the terms of any of the following material contracts: (i) the PBGC Agreement and (ii) Agreement (commonly referred to as the "Credit Balance Maintenance Agreement") by and between U.S. Borrower and the PBGC, dated as of July 23, 2003. No Credit Party shall without the written consent of Agent and Requisite Lenders, change or amend (or permit the change or amendment of) the terms of any of the following agreements if such change or amendment will cause such agreement to be materially less favorable to the applicable Samsonite Entity: (i) The Amended and Restated License Agreement dated as of February 1, 1997 between European Borrower and U.S. Borrower, (ii) Joint Venture Agreement, dated as of November 7, 1995, among U.S. Borrower, Dr. Ramesh Tainwala, and Tainwala Family and Associates and related documents, (iii) Private Agreement, dated as of December 18, 1984, among Samsonite Finanziaria S.r.l., Dusza S.r.l., Immobiliare Lodovica S.r.l., Enrico S.p.A., Beppi Fremder, Bruna Fremder, Federico Fremder, and Angela Franco, as amended, and related documents and (iv) Joint Venture Agreement, dated as of August 29, 1997, between U.S. Borrower and Kang Hong, Lee and related documents. No Credit Party shall, without the written consent of Agent and Requisite Lenders, change or amend the terms of any of the following agreements: License Agreement between La Chemise Lacoste, S.A., Sporloisirs S.A., Lacoste Alligator S.S., and European Borrower dated December 19, 2000, Trademark Sub-License and Distribution Agreement between Berkenblad B.V. and European Borrower dated September 1, 1999, except for changes or amendments which are not reasonably likely to have a Material Adverse Effect.

        6.17    Wholly-Owned Subsidiaries.    No Person that is a Wholly-Owned Subsidiary at any time shall cease to be a Wholly-Owned Subsidiary other than as a result of merger, amalgamation or consolidation permitted in Section 6.1 or a sale or other transfer permitted pursuant to Section 6.8. The provisions of this Section 6.17 shall not apply to Wholly-Owned Subsidiaries that are Immaterial Subsidiaries.

        6.18    Holding Companies.    None of CV Holdings, Dutch Holdco or Danish Holdco shall (i) engage in any trade or business, (ii) own any assets (other than equity interests which are pledged to the North American Agent or European Agent on the Closing Date) nor (iii) incur any liabilities (other than for the Obligations) in an aggregate amount to exceed the Dollar Equivalent of $10,000.

7.     TERM

        7.1    Termination.    The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

        7.2    Survival of Obligations Upon Termination of Financing Arrangements.    Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the provisions of Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13, 11.15, 11.16, 11.17, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

        8.1    Events of Default.    The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

            (a)   Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent's demand for such reimbursement or payment of expenses.

            (b)   Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a) or 6, or any of the provisions set forth in Annexes C or G, respectively.

            (c)   Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for five (5) Business Days or more.

            (d)   Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

            (e)   A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of the Dollar Equivalent of $1,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of the Dollar Equivalent of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

            (f)    Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (i) inadvertent, immaterial errors not exceeding the Dollar Equivalent of (A) to the extent that after correcting such errors, U.S. Borrowing Availability in greater than $2,000,000 but less than $10,000,000, $750,000 in the aggregate in any Borrowing Base Certificate and (B) if U.S. Borrowing Availability is less than or equal to $2,000,000, $200,000 in the aggregate in any Borrowing Base Certificate, (ii) errors understating the Borrowing Base and (iii) errors occurring when either U.S. Borrowing Availability or European Borrowing Availability continues to exceed $10,000,000 after giving effect to the correction of such errors), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent, North American Collateral Agent, European Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

            (g)   Assets of any Credit Party with a fair market value of the Dollar Equivalent of $500,000 or more, or assets of any Samsonite Entity (other than a Credit Party and other than an Immaterial Subsidiary) with a fair market value of the Dollar Equivalent of $2,000,000 or more, are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, interim receiver, receiver and manager, trustee, custodian, liquidator, administrator, sequestrator, bailiff or assignee for the benefit of creditors of such Credit Party or such Samsonite Entity (as the case may be) and such condition continues for thirty (30) days or more.

            (h)   A case or proceeding (including the filing of any notice of intention in respect thereof) is commenced against any Samsonite Entity (other than an Immaterial Subsidiary and other than Samsonite Limited) seeking a decree or order in respect of such Samsonite Entity (i) under the Bankruptcy Code, Insolvency Laws of Belgium or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, interim receiver, receiver and manager, administrator, administrative receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Samsonite Entity or for any substantial part of any such Samsonite Entity's assets, or (iii) ordering the winding-up, dissolution, suspension of general operations or liquidation of the affairs of such Samsonite Entity, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

            (i)    Any Samsonite Entity (other than an Immaterial Subsidiary and other than Samsonite Limited) (i) files a petition seeking relief under the Bankruptcy Code, Insolvency Laws of Belgium or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or described under Section 8.1(h) or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustee or sequestrator (or similar official) for such Samsonite Entity or for any substantial part of any such Samsonite Entity's assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

            (j)    A final judgment or judgments for the payment of money in excess of the Dollar Equivalent of $1,500,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

            (k)   Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby and such property has a market value in excess of the Dollar Equivalent of $100,000.

            (l)    Any Change of Control occurs.

            (m)  Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of any Credit Party generating more than 15% of U.S. Borrower's consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than thirty (30) consecutive days.

            (n)   Any default or breach by any Samsonite Entity has occurred and is continuing under any of the following agreements or any of the following agreements shall be terminated other than at its stated maturity for any reason: (i) the PBGC Agreement and (ii) Agreement (commonly referred to as the "Credit Balance Maintenance Agreement") by and between U.S. Borrower and the PBGC, dated as of July 23, 2003. Any material default or material breach by any Samsonite Entity has occurred and is continuing under any of the following agreements or any of the following agreements shall be terminated other than at its stated maturity for any reason (other than by the applicable Samsonite Entity for good cause) (i) the Amended and Restated License Agreement dated as of February 1, 1997 between European Borrower and U.S. Borrower, (ii) Joint Venture Agreement, dated as of November 7, 1995, among U.S. Borrower, Dr. Ramesh Tainwala, and Tainwala Family and Associates and related documents, (iii) Private Agreement, dated as of December 18, 1984, among Samsonite Finanziaria S.r.l., Dusza S.r.l., Immobiliare Lodovica S.r.l., Enrico S.p.A., Beppi Fremder, Bruna Fremder, Federico Fremder, and Angela Franco, as amended, and related documents, (iv) Joint Venture Agreement, dated as of August 29, 1997, between U.S. Borrower and Kang Hong, Lee and related documents and (v) License Agreement between La Chemise Lacoste, S.A., Sporloisirs S.A., Lacoste Alligator S.S., and European Borrower dated December 19, 2000, Trademark Sub-License and Distribution Agreement between Berkenblad B.V. and European Borrower. dated September 1, 1999.

            (o)   A Notice of PBGC Actionable Default has been delivered to the North American Collateral Agent (under and as defined in the Collateral Agency Agreement).

            (p)   in addition to the preceding provisions of this Section 8.1 (and such provisions shall not be deemed to otherwise limit the following), in respect of Samsonite Limited only:

                (i)  Samsonite Limited stops or suspends or threatens or announces an intention to stop or suspend payment of its debts or is for the purpose of section 123(1) of the Insolvency Act 1986 of England and Wales (on the basis that the words "proved to the satisfaction of the court" are deemed omitted from section 123(1)(e)) or any other applicable law deemed to be unable or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent or a moratorium is declared in respect of its indebtedness;

               (ii)  A petition is presented or meeting convened or application made for the purpose of appointing an administrator, liquidator, examiner, administrative receiver, compulsory officer, or receiver or other similar officer of, or in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, or reorganization of or for the making of an administration order in respect of, Samsonite Limited and:

                (A)  (other than in the case of a petition to appoint an administrator) such petition or application is not discharged within 14 days; or

                (B)  in the case of a petition to appoint an administrator, the Agent is not satisfied that it will be discharged before it is heard;

              (iii)  Samsonite Limited convenes a meeting of its creditors generally or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally;

              (iv)  Any meeting of Samsonite Limited is convened for the purpose of considering any resolution for (or to petition for) its winding up or Samsonite Limited passes such a resolution;

               (v)  A petition is presented for the winding-up of Samsonite Limited (other than a frivolous or vexatious petition discharged within 14 days of being presented or any other petition which is contested on bona fide grounds and discharged at least seven (7) days before its hearing date); or

              (vi)  Any order is made or resolution passed or other action taken for the suspension of payments, protection from creditors or bankruptcy of Samsonite Limited.

        8.2    Remedies.

            (a)   If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the U.S. Revolving Loan and/or European Revolving Loan facilities with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent's sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

            (b)   If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the U.S. Revolving Loan and/or European Revolving Loan facilities with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loans, shall become immediately due and payable without declaration, notice or demand by any Person.

        8.3    Waivers by Credit Parties.    Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or European Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent, North American Collateral Agent or European Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's, North American Collateral Agent's or European Agent's, as applicable, taking possession or control of, or to Agent's, North American Collateral Agent's or European Agent's, as the case may be, replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent's, North American Collateral Agent or European Agent, as applicable, to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

        8.4    Consent to Assignment of Licenses.    Notwithstanding anything expressed or implied to the contrary in any License, each Credit Party consents to, and waives each requirement of each applicable agreement (and each existing or future breach thereunder) to the extent necessary to permit, the collateral assignment of each Credit Party's rights and remedies under Licenses to which it is a party to

North American Collateral Agent and European Agent, as the case may be, in connection with this Agreement and the Loan Documents and to any further assignment of such rights and remedies by North Collateral Agent and European Agent, as applicable, and each Credit Party acknowledges and agrees that, upon the occurrence and continuation of a Default or an Event of Default, North American Collateral Agent, European Agent and their respective assignees may enforce all rights and remedies of such Credit Party under Licenses to which it is a party.

9.     ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

        9.1    Assignment and Participations.

            (a)   Subject to the terms of this Section 9.1, any Revolving Lender (and the Fronting Lender pursuant to the exercise of the Put Right in accordance with Section 1.21) may make an assignment to a Qualified Assignee or, in the case of the Fronting Lender, to the European Revolving Loan Participants, of, or sell participations in, at any time or times, the Loan Documents, Loans, U.S. Letter of Credit Obligations, European Letter of Credit Obligations and Revolving Loan Commitments or including any Revolving Lender or Fronting Lender's (as the case may be) rights, title, interests, remedies, powers or duties thereunder (provided, however, that each such assignment must be of a fixed percentage of all of such Lender's rights and obligations hereunder). Any assignment by a Revolving Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an "Assignment Agreement") substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Revolving Lender representing to the assigning Revolving Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have the aggregate U.S. Revolving Loan Commitments and European Revolving Loan Commitments in an aggregate amount at least equal the Dollar Equivalent of $5,000,000 and the assigning Lender shall have retained the U.S. Revolving Loan Commitments and European Revolving Loan Commitments in an aggregate amount at least equal to the Dollar Equivalent of $5,000,000; (iv) include a payment to Agent of an assignment fee of $3,500; and (v) so long as no Event of Default has occurred and is continuing, require the consent of U.S. Borrower, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to a Qualified Assignee. In the case of an assignment by a Revolving Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Revolving Lenders hereunder. The assigning Revolving Lender shall be relieved of its obligations hereunder with respect to its Revolving Loan Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Revolving Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Revolving Lender's Pro Rata Share of the U.S. Revolving Loan Commitments and European Revolving Loan Commitments. In the event Agent or any Revolving Lender or Fronting Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Revolving Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Revolving Lender that is an investment fund may assign the Obligations held by it and such Revolving Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Revolving Lender from such Revolving Lender's obligations hereunder or under any other Loan Document.

            (b)   Any participation by a Revolving Lender of all or any part of its U.S. Revolving Loan Commitments and European Revolving Loan Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Revolving Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). No Borrower or Credit Party shall have any obligation or duty to any participant. Neither Agent, North American Collateral Agent or European Agent, if applicable, nor any Revolving Lender (other than the Revolving Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

            (c)   Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent, North American Collateral Agent or European Agent if applicable and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

            (d)   Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

            (e)   So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Revolving Loan Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a) , increased costs under Section 1.16(b), an inability to fund LIBOR Loans and Euribor Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

            (f)    Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender"), may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolving Loan Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

        9.2    Appointment of Agent.    GE Capital is hereby appointed to act on behalf of North American Collateral Agent, European Agent and all Lenders as Agent and as North American Collateral Agent, and KBC Bank is hereby appointed to act on behalf of Fronting Lender and all European Revolving Loan Participants as European Agent, under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent, North American Collateral Agent and European Agent and no Lender and no Credit Party or any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent, North American Collateral Agent and European Agent shall act solely as an agent of Lenders or European Revolving Loan Participants, as applicable, and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent, North American Collateral Agent and European Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent, North American Collateral Agent and European Agent shall be mechanical and administrative in nature and Agent, North American Collateral Agent and European Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent, North American Collateral Agent and European Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or KBC Bank or any of their Affiliates in any capacity. Neither Agent, North American Collateral Agent, European Agent nor any of their Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

        Each of the Fronting Lender and the European Revolving Loan Participants irrevocably appoints KBC Bank to act as its agent in connection with all the Obligations of European Borrower and the Obligations of Foreign Guarantors arising under this Agreement and the other Loan Documents and secured by all of the European Collateral, and irrevocably authorises the European Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Loan Documents together with any other incidental rights, powers and discretions. In particular, the Fronting Lender and each European Revolving Loan Participant irrevocably appoints the European Agent to act as its agent and trustee in connection with the European Collateral, including the granting of any share pledges, mortgages, and any other kind of guarantees, either personal or in rem.

        The European Agent shall hold the benefit of the European Collateral upon trust for itself, the Fronting Lender and the European Revolving Loan Participants. The European Agent may subscribe for, hold, be beneficially entitled to or dispose of shares or securities, or options or other rights to and interests in shares or securities in any Foreign Guarantor or any Subsidiary of the European Borrower or any associated company (in each case, without liability to account).

        If Agent, North American Collateral Agent or European Agent shall request instructions from Requisite Lenders, Requisite U.S. Revolving Lender, Supermajority U.S. Revolving Lenders, Supermajority European Revolving Loan Participants or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent, North American Collateral Agent or European Agent, as applicable, shall be entitled to refrain from such act or taking such action unless and until Agent, North American Collateral Agent or European Agent, as applicable, shall have received instructions from Requisite Lenders, Requisite U.S. Revolving Lender, Supermajority U.S. Revolving Lenders, Supermajority European Revolving Loan Participants or all affected Lenders, as the case may be, and Agent, North American Collateral Agent and European Agent shall not incur liability to any Person by reason of so refraining. Agent, North American Collateral Agent and European Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, North American Collateral Agent or European Agent, as applicable, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, North American Collateral Agent or European Agent, as applicable, expose Agent, North American Collateral Agent or European Agent, as applicable, to Environmental Liabilities or (c) if Agent, North American Collateral Agent or European Agent, as applicable, shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent, North American Collateral Agent or European Agent as a result of Agent, North American Collateral Agent or European Agent, as applicable, acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite U.S. Revolving Lender, Supermajority U.S. Revolving Lenders, Supermajority European Revolving Loan Participants or all affected Lenders, as applicable.

        Without limiting any of the foregoing provisions in favor of Agent, North American Collateral Agent and European Agent, and for the purpose of ensuring and preserving the validity and continuity of the security interests and Liens granted and to be granted under or pursuant to the Dutch Collateral Documents, each of the parties hereto hereby acknowledges and consents to (i) the Credit Parties that are party to the Dutch Collateral Documents undertaking therein to pay to GE Capital and KBC Bank (as applicable) in their own capacity and not as agent, representative or trustee, amounts which are equal to and in the currency of the applicable Liabilities (as defined in the applicable Dutch Collateral Documents) (the "Principal Obligations") from time to time due in accordance with the terms of the Principal Obligations (such payment undertaking and the obligations and liabilities resulting therefrom, the "Parallel Debt") and (ii) the security rights contemplated by the Dutch Collateral Documents being granted in favour of GE Capital and KBC Bank (as the case may be) in their own capacity as security for their respective claims under the Parallel Debt.

        The Lenders and the other parties hereto hereby agree that the Parallel Debt is a claim of GE Capital and KBC Bank (as the case may be) which is separate and independent from, and without prejudice to, the claims of the Lenders in respect of the Principal Obligations, and neither such claim nor the security rights as contemplated by the Dutch Collateral Documents are held jointly with the Lenders, provided that to the extent any amount is paid to and received by GE Capital and KBC Bank (as the case may be) in payment of the Parallel Debt, the total amount due and payable in respect of the Principal Obligations shall be decreased as if such amount were received by the Lenders or any of them in payment of the corresponding Principal Obligations. Each of GE Capital and KBC Bank, acting in its own capacity, hereby agrees to apply all proceeds that it receives in connection with any enforcement action taken under or pursuant to the applicable Dutch Collateral Documents or otherwise in satisfaction in whole or in part of the applicable Parallel Debt, mutatis mutandis in accordance with the provisions of this Agreement.

        9.3    Agent, North American Collateral Agent, European Agent Reliance, Etc.    Neither Agent, North American Collateral Agent, European Agent nor any of their Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent, North American Collateral Agent or European Agent as applicable: (a) may treat the payee of any Note as the holder thereof until Agent, North American Collateral Agent or European Agent, as applicable, receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent, North American Collateral Agent or European Agent as applicable; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

        9.4    GE Capital and Affiliates.    With respect to its Revolving Loan Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent or the North American Collateral Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept Fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans, and GE Capital as Agent.

        9.5    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon Agent, North American Collateral Agent, European Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent, North American Collateral Agent, European Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

        9.6    Indemnification.    Lenders agree to indemnify Agent, North American Collateral Agent and European Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent, North American Collateral Agent or European Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent, North American Collateral Agent or European Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from gross negligence or willful misconduct of the Person seeking indemnification. Without limiting the foregoing, each Lender agrees to reimburse Agent, North American Collateral Agent and European Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent, North American Collateral Agent or European Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent, North American Collateral Agent or European Agent is not reimbursed for such expenses by Credit Parties.

        9.7    Successor Agent and Fronting Lender.

            (a)   Each of Agent, North American Collateral Agent or European Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and U.S. Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent, North American Collateral Agent or European Agent. If no successor Agent, North American Collateral Agent or European Agent, as applicable, shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent's, North American Collateral Agent's or European Agent's giving notice of resignation, then the resigning Agent, North American Collateral Agent or European Agent, as applicable, may, on behalf of Lenders, appoint a successor Agent, North American Collateral Agent or European Agent, as applicable, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent, North American Collateral Agent or European Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, North American Collateral Agent or European Agent may, on behalf of Lenders, appoint a successor Agent, North American Collateral Agent or European Agent, as applicable, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent, North American Collateral Agent or European Agent, as applicable, hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent, North American Collateral Agent or European Agent, as applicable, may, as provided above. Any successor Agent, North American Collateral Agent or European Agent appointed by Requisite Lenders hereunder shall be subject to the approval of U.S. Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent, North American Collateral Agent or European Agent hereunder by a successor Agent, North American Collateral Agent or European Agent, such successor Agent, North American Collateral Agent or European Agent, as applicable, shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, North American Collateral Agent or European Agent, as applicable. Upon the earlier of the acceptance of any appointment as Agent, North American Collateral Agent or European Agent hereunder by a successor Agent, North American Collateral Agent or European Agent or the effective date of the resigning Agent's, North American Collateral Agent's or European Agent's resignation, the resigning Agent, North American Collateral Agent or European Agent, as applicable, shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent, North American Collateral Agent or European Agent, as applicable, shall continue. After any resigning Agent North American Collateral Agent's or European Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent, North American Collateral Agent or European Agent under this Agreement and the other Loan Documents.

            (b)   The Fronting Lender may resign at any time by giving sixty (60) days prior written notice thereof to the European Agent, the Lenders, the Agent, and the Borrowers; provided such resignation shall not become effective until the date upon which a replacement Fronting Lender reasonably acceptable to the Requisite Lenders and to the Agent, and so long as no Default or Event of Default has occurred and is continuing, to the Borrowers, has been selected and has assumed the rights and obligations of a Fronting Lender hereunder. If no successor Fronting Lender shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Fronting Lender's giving of notice of resignation, then the resigning Fronting Lender may, on behalf of the Lenders, appoint a successor Fronting Lender, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's, and having otherwise the ability to fund the European Loans (and the parties hereto agree to use reasonable efforts to appoint a successor Fronting Lender which will not cause an increase in the tax withholding liability for European Borrower). Upon the acceptance of any appointment as Fronting Lender hereunder by a successor Fronting Lender, such successor Fronting Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the resigning Fronting Lender, and the resigning Fronting Lender shall be discharged from its duties and obligations hereunder. After any resigning Fronting Lender's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Fronting Lender.

        9.8    Setoff and Sharing of Payments.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Notwithstanding the aforementioned, no Lender shall be entitled to set off assets of Foreign Credit Parties against obligations of Domestic Credit Parties. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Lender's obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the U.S. Swing

Line Loans under Section 1.1. Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

        9.9    Advances; Payments; Non-Funding Lenders; Information; Actions in Concert; Collateral Matters.

            (a)    Advances; Payments.

                (i)  U.S. Revolving Lenders shall refund or participate in the U.S. Swing Line Loan in accordance with Section 1.1. If the U.S. Swing Line Lender declines to make a U.S. Swing Line Loan or if U.S. Swing Line Availability is zero, Agent shall notify U.S. Revolving Lenders, promptly after receipt of a U.S. Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York City time) on the date such U.S. Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each U.S. Revolving Lender shall make the amount of such Lender's Pro Rata Share of such U.S. Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex H not later than 3:00 p.m. (New York City time) on the requested funding date, in the case of an Index Rate Loan, and not later than noon (New York City time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to U.S. Borrower. All payments by each U.S. Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

               (ii)  Not less than once during each calendar week or more frequently at Agent's election (each, a "Settlement Date"), Agent, shall advise each applicable Lender by telephone, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of applicable Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each such Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the applicable Loans held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following each Settlement Date.

            (b)    Availability of Lender's Pro Rata Share.    Agent may assume that each U.S. Revolving Lender will make its Pro Rata Share of each U.S. Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such U.S. Revolving Lender when due, Agent will be entitled to recover such amount on demand from such U.S. Revolving Lender without setoff, counterclaim or deduction of any kind. If any U.S. Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify U.S. Borrower and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any U.S. Revolving Lender or to relieve any U.S. Revolving Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that U.S. Borrower may have against any U.S. Revolving Lender as a result of any default by such U.S. Revolving Lender hereunder. To the extent that Agent advances funds to U.S. Borrower on behalf of any U.S. Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable U.S. Revolving Lender.

            (c)    Return of Payments.

                (i)  If Agent, North American Collateral Agent, Fronting Lender or European Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent, North American Collateral Agent, Fronting Lender or European Agent from Borrowers and such related payment is not received by them, then Agent, North American Collateral Agent, Fronting Lender or European Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

               (ii)  If, Agent, North American Collateral Agent, Fronting Lender or European Agent determines at any time that any amount received by, them under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent, North American Collateral Agent, Fronting Lender or European Agent, as the case may be, will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent, North American Collateral Agent, Fronting Lender or European Agent, as the case may be, on demand any portion of such amount that Agent, North American Collateral Agent, Fronting Lender or European Agent has distributed to such Lender, together with interest at such rate, if any, as Agent, North American Collateral Agent, Fronting Lender or European Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

            (d)    Non-Funding Lenders.    The failure of any Non-Funding Lender to make any U.S. Revolving Credit Advance or any payment required by it hereunder or to purchase any participation in any U.S. Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Advance or purchase such participation on such date, but neither any other Lender, Agent, North American Collateral Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Revolving Lender" (or be included in the calculation of "Requisite Lenders", "Requisite U.S. Revolving Lenders," "Supermajority U.S. Revolving Lenders" or "Supermajority European Revolving Loan

    Participants" hereunder) for any voting or consent rights under or with respect to any Loan Document. At U.S. Borrower's request, Agent, North American Collateral Agent or a Person reasonably acceptable to Agent or North American Collateral Agent shall have the right with Agent's or North American Collateral Agent's consent and in Agent's or North American Collateral Agent sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent's or North American Collateral Agent request, sell and assign to Agent or such Person, all of the Revolving Loan Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

            (e)    Dissemination of Information.    Agent, North American Collateral Agent and European Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent, North American Collateral Agent and European Agent from, or delivered by Agent, North American Collateral Agent and European Agent to, any Credit Party, with notice of any Event of Default of which Agent, North American Collateral Agent and European Agent has actually become aware and with notice of any action taken by Agent, North American Collateral Agent and European Agent following any Event of Default; provided, that Agent, North American Collateral Agent and European Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's, North American Collateral Agent's and European Agent's gross negligence or willful misconduct.

            (f)    Actions in Concert.    Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent, North American Collateral Agent or European Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent, North American Collateral Agent or European Agent or Requisite Lenders.

            (g)    Collateral Matters.

                (i)  Each of the Agent, the North American Collateral Agent and the European Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from the Lenders from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect or publish and maintain perfected or published the security interest in and Liens upon the Collateral granted pursuant to such Collateral Documents.

               (ii)  The Lenders irrevocably authorize each of the Agent, the North American Collateral Agent and the European Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent, the North American Collateral Agent or the European Agent upon any Collateral (1) upon the Termination Date; (2) constituting property sold or to be sold or disposed of as part of or in connection with any Asset Disposition permitted under this Agreement; (3) constituting property leased to Borrowers or any Subsidiary of Borrowers under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrowers or such Subsidiary to be, renewed or extended; (4) consisting of an instrument evidencing Indebtedness if the Indebtedness evidenced thereby has been paid in full; or (5) if approved, authorized or ratified in writing by the Requisite Lenders, Supermajority U.S. Revolving Lenders, Supermajority European Revolving Loan Participants or all the Lenders, as the case may be, as provided in this Agreement. Upon request by the Agent, the North American Collateral Agent or the European Agent at any time, the Lenders will confirm in writing Agent's, North American Collateral Agent's and European Agent's authority to release particular types or items of Collateral pursuant to this Section 9.9(h)(ii), provided that the absence of any such confirmation for whatever reason shall not affect Agent's, North American Collateral Agent's or European Agent's rights under this Section 9.9(h).

10.   SUCCESSORS AND ASSIGNS

        10.1    Successors and Assigns.    This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, North American Collateral Agent, European Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent, North American Collateral Agent, European Agent, and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.   MISCELLANEOUS

        11.1    Complete Agreement; Modification of Agreement.    The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the GE Capital Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

        11.2    Amendments and Waivers.

            (a)   Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders, Requisite U.S. Revolving Lender, Supermajority U.S. Revolving Lenders, Supermajority European Revolving Loan Participants or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

            (b)   No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of U.S. Borrowing Base or European Borrowing Base, or that makes less restrictive the non-discretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.6 and 1.7, shall be effective unless the same shall be in writing and signed by Agent, Supermajority U.S. Revolving Lenders (in the case of U.S. Borrowing Base, Eligible

    Accounts and Eligible Inventory) or Supermajority European Revolving Loan Participants (in the case of European Borrowing Base) and Borrowers. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of U.S. Letter of Credit Obligations or European Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

            (c)   No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's U.S. Revolving Loan Commitment or European Loan Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any U.S. Revolving Loan, U.S. Revolving Letter of Credit Obligations, European Revolving Loan or European Letter of Credit Obligation of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(iii)-(iv)) or final maturity date of the principal amount of any U.S. Revolving Loan or European Revolving Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $20,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the U.S. Revolving Loan Commitments, European Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms "Requisite Lenders", "Requisite U.S. Revolving Lenders", "Supermajority U.S. Lenders" or "Supermajority European Revolving Loan Participants" insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of European Agent, Fronting Lender, U.S. L/C Issuer or European L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by European Agent, Fronting Lender, U.S. L/C Issuer or European L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent, North American Collateral Agent or European Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any U.S. Revolving Note or European Revolving Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the U.S. Revolving Notes and European Revolving Notes at the time outstanding and each future holder of such Notes.

            (d)   If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

                (i)  requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii), (iv) and (v) below being referred to as a "Non-Consenting Lender");

               (ii)  requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Lenders is not obtained;

              (iii)  requiring the consent of Supermajority U.S. Revolving Lenders, the consent of Requisite U.S. Revolving Lenders is obtained, by the consent of Supermajority U.S. Revolving Lenders is not obtained;

              (iv)  requiring the consent of Supermajority European Revolving Loan Participants, the consent of Requisite European Revolving Loan Participants is obtained, by the consent of Supermajority European Revolving Loan Participants is not obtained; or

               (v)  requiring the consent of Requisite U.S. Revolving Lenders, the consent of U.S. Revolving Lenders holding 51% or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite U.S. Revolving Lenders is not obtained;

    then, so long as Agent is not a Non-Consenting Lender, at U.S. Borrower's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Revolving Loan Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

            (e)   Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Revolving Loan Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent, North American Collateral Agent and European Agent, as applicable, shall, upon request of Borrowers, release or reassign (as applicable) Liens on the Collateral under the Loan Documents and execute and deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of such Liens securing payment of the Obligations (it being agreed and understood that Agent, North American Collateral Agent and European Agent may still hold Liens on Collateral for other Persons).

        11.3    Fees and Expenses.    Borrowers shall reimburse (i) Agent, North American Collateral Agent and European Agent for all reasonable fees, out-of-pocket costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent, North American Collateral Agent and European Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all reasonable fees, costs and expenses, including the reasonable fees, out-of-pocket costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

            (a)   any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

            (b)   any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct;

            (c)   any attempt to enforce any remedies of Agent, North American Collateral Agent, European Agent or Fronting Lender, as applicable, against any or all of the Credit Parties or any other Person that may be obligated to Agent, North American Collateral Agent, European Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, European Agent or Fronting Lender, as applicable, such reimbursement shall be limited to one counsel for all such Lenders;

            (d)   any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

            (e)   efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (e) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent, North American Collateral Agent, European Agent or Fronting Lender, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

        11.4    No Waiver.    Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

        11.5    Remedies.    Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

        11.6    Severability.    Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

        11.7    Conflict of Terms.    Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

        11.8    Confidentiality.    Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following the Termination Date, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process (and Agent agrees to use its reasonable efforts to give notice to Credit Parties to enable Credit Parties to get a protective order or other legal protection to preserve the confidentiality of the information); (d) as, on the advice of Agent's or such Lender's counsel, is required by law (and Agent agrees to use its reasonable efforts to give notice to Credit Parties to enable Credit Parties to get a protective order or other legal protection to preserve the confidentiality of the information); (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the "tax structure" or "tax treatment" (as such terms are defined in Section 1.6011 of the Treasury Regulations promulgated under IRC Section 6011) of the transactions contemplated by this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated by this Agreement. The preceding sentence is intended to cause the transactions contemplated by this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated by this Agreement.

        11.9    GOVERNING LAW.    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

        11.10    Notices.    Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement or any other Loan Document, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail (or the equivalent thereof in the applicable jurisdiction), registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or recognized mail carrier as otherwise provided in this Section 11.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than U.S. Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

        11.11    Section Titles.    The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

        11.12    Counterparts.    This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

        11.13    WAIVER OF JURY TRIAL.    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

        11.14    Press Releases and Related Matters.    Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its Affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower's name, product photographs, logo or trademark in accordance with general trademark usage Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

        11.15    Reinstatement.    This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, receiver and manager, or trustee be appointed for all or any significant part of any Credit Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        11.16    Advice of Counsel.    Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

        11.17    No Strict Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature Pages Follow]

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS
SAMSONITE CORPORATION
By:	/s/ RICHARD H. WILEY
Print Name:	Richard H. Wiley
Title:	CFO, Secretary and Treasurer
SAMSONITE EUROPE N.V.
By:	/s/ RICHARD H. WILEY
Print Name:	Richard H. Wiley
Title:	Director
AGENTS AND LENDERS
GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, North American Collateral Agent and Lender
By:	/s/ CHRISTOPHER COX
Print Name:	Christopher Cox
Duly Authorized Signatory
KBC BANK NV as European Agent and Fronting Lender
By:	/s/ PAUL VERMEIREN
Print Name:	Paul Vermeiren
Title:	Assistant General Manager
By:	/s/ SERRUYS KURT
Print Name:	Serruys Kurt
Title:	Relatiebeheerder

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender
By:	/s/ CHRISTOPHER COX
Print Name:	Christopher Cox
Title:	Duly Authorized Signatory
KBC BANK NV, as Lender
By:	/s/ PAUL VERMEIREN
Print Name:	Paul Vermeiren
Title:	Assistant General Manager
By:	/s/ SERRUYS KURT
Print Name:	Serruys Kurt
Title:	Relatiebeheerder

[Signature Page to Credit Agreement]

        The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

C.V. HOLDINGS, INC.
By:	/s/ RICHARD H. WILEY
Print Name:	Richard H. Wiley
Title:	Secretary and Treasurer
SAMSONITE COMPANY STORES, INC.
By:	/s/ RICHARD H. WILEY
Print Name:	Richard H. Wiley
Title:	Secretary and Treasurer
SC INTERNATIONAL HOLDINGS C.V.
By:	/s/ RICHARD H. WILEY
Print Name:	Richard H. Wiley
Title:	Secretary and Treasurer
MCGREGOR II, LLC
By:	/s/ RICHARD H. WILEY
Print Name:	Richard H. Wiley
Title:	CFO, Secretary and Treasurer
SC DENMARK APS
By:	/s/ RICHARD H. WILEY
Print Name:	Richard H. Wiley
Title:	Manager

[Signature Page to Credit Agreement]

ANNEX A (Recitals)
to
CREDIT AGREEMENT

DEFINITIONS

        Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

        "Account Debtor" means any Person who is obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

        "Accounting Changes" has the meaning ascribed thereto in Annex G.

        "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all guarantees and collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

        "Ace Limited" means Ace Company Limited, an entity organized under the laws of Japan, which is the licensee of U.S. Borrower under (a) the License Agreement, dated as of December 3, 1990, among U.S. Borrower, Ace Company Limited and Ace Luggage Co., Ltd., as amended by the First Amendment and Renewal of License Agreement, dated as of November 11, 1994, and by the Second Amendment to License Agreement dated January 1, 1996, and (b) the Amended and Restated License Agreement, dated as of November 11, 1994, between U.S. Borrower and Ace Company Limited for Lark and American Tourister Trademarks—Japan

        "Activation Event" and "Activation Notice" have the meanings ascribed thereto in Annex C.

        "Advance" means any Revolving Credit Advance or U.S. Swing Line Advance, as the context may require.

        "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

        "Agent" means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

        "Agreement" means the Credit Agreement by and among Borrowers, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

        "Alternative Currency Sublimit" has the meaning ascribed to it in Section 1.1(a)(i).

        "Appendices" has the meaning ascribed to it in the recitals to the Agreement.

        "Applicable European Revolver Euribor Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Euribor Rate applicable to the European Revolving Loan, as determined by reference to Section 1.5(a).

        "Applicable European Revolver Index Rate Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Euro Index Rate applicable to the European Revolving Loan, as determined by reference to Section 1.5(a).

        "Applicable Margins" means collectively the Applicable U.S. Revolver Euro Index Margin, Applicable U.S. Revolver Sterling Index Margin, Applicable European Revolver Euribor Margin, Applicable European Revolver Index Rate Margin, Applicable U.S. Revolver Dollar Index Margin, Applicable U.S. Revolver Euribor Margin, Applicable U.S. Revolver LIBOR Margin and Applicable Unused Line Fee Margin.

        "Applicable Unused Line Fee Margin" means the per annum fee, from time to time in effect, payable in respect of Borrowers' non-use of committed funds pursuant to Section 1.9(b), which fee is determined by reference to Section 1.5(a).

        "Applicable U.S. Revolver Dollar Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Dollar Index Rate applicable to the U.S. Revolving Loan, as determined by reference to Section 1.5(a).

        "Applicable U.S. Revolver Euribor Margin" means the per annum interest rate from time to time in effect and payable in addition to the Euribor Rate applicable to the U.S. Revolving Loan, as determined by reference to Section 1.5(a).

        "Applicable U.S. Revolver Euro Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Euro Index Rate applicable to the U.S. Revolving Loan denominated in Euros, as determined by reference to Section 1.5(a).

        "Applicable U.S. Revolver LIBOR Margin" means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the U.S. Revolving Loan, as determined by reference to Section 1.5(a).

        "Applicable U.S. Revolver Sterling Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Sterling Index Rate applicable to the U.S. Revolving Loan denominated in Sterling, as determined by reference to Section 1.5(a).

        "Approved Customs Broker" means any reputable and creditworthy customs broker which has entered into a bailee letter with Agent on terms reasonably acceptable to Agent regarding in-transit Inventory and which clears customs with respect to in-transit Inventory.

        "Approved Shipper" means any reputable and creditworthy shipper or freight forwarder which has entered into a bailee letter with Agent on terms reasonably acceptable to Agent regarding in-transit

Inventory and which transports raw materials and finished goods Inventory from overseas to U.S. Borrower's distribution centers.

        "Asset Disposition" means any one or series of related transactions in which any Person conveys, sells, transfers, or otherwise disposes of, directly or indirectly, any or all of its properties, businesses, or assets (including the sale or issuance of Stock).

        "Assignment Agreement" has the meaning ascribed to it in Section 9.1(a).

        "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et. seq., as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

        "Belgium Bank Account Pledge Agreement" means the Commercial Pledge Agreement over Bank Accounts of even date herewith executed by European Borrower in favor of European Agent governed by the laws of Belgium, pledging European Borrower's interest in certain of its bank accounts.

        "Blocked Accounts" has the meaning ascribed to it in Annex C.

        "Borrowers" and "Borrower" have the respective meanings ascribed thereto in the preamble to the Agreement.

        "Borrowing Base Certificate" means U.S. Borrowing Base Certificate and European Borrowing Base Certificate or either of them.

        "Business Day" means any day that is not a Saturday, a Sunday or (a) if a European Revolving Loan is involved, a day on which banking institutions in Brussels, Belgium are required or permitted to be closed for the transaction of corporate banking business or (b) in any other case, a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans or Euribor Loans, as the case may be, means any such day that is also a LIBOR Business Day or Euribor Business Day.

        "Capital Expenditures" means, with respect to any Person, all expenditures (included or required to be included in the U.S. Borrower GAAP-based statements of cash flow as capital expenditures) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

        "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

        "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

        "Cash Collateral Account" has the meaning ascribed to it Annex B.

        "Cash Equivalents" has the meaning ascribed to it in Annex B.

        "Cash Management Systems" has the meaning ascribed to it in Section 1.8.

        "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) other than one or more Permitted Holders shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the issued and outstanding shares of capital Stock of U.S. Borrower having the right to vote for the election of directors of U.S. Borrower under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of U.S. Borrower (together with any new directors whose election by the board of directors of U.S. Borrower or whose nomination for election by the Stockholders of U.S. Borrower was approved by a vote of at least majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Permitted Holders cease to own directly or indirectly, beneficially or of record aggregate shares representing at least 35% of the Stock of U.S. Borrower having the right to vote for the election of directors of U.S. Borrower under ordinary circumstances (in each case on a fully diluted basis including after giving effect to all shares of common Stock issuable upon the exercise of any option, warrant or similar right outstanding at the time of determination and all shares of common Stock issuable upon the exercise of any conversion or exchange right contained in any security outstanding, including preferred Stock, at the time of determination and convertible into or exchangeable for shares of common Stock); (d) U.S. Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of C.V. Holdings; (e) any Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries (other than an Immaterial Subsidiary or Subsidiaries the Stock of which is sold or transferred in a manner permitted by the terms of this Agreement) (including U.S. Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding capital Stock of European Borrower); (f) a Change of Control (as defined in the Subordinated Indenture), or a "change of control" or similar event as described in any Subordinated Debt Documents, or in the New Preferred Stock Documents or any change in control (or similar event, however denominated) with respect to U.S. Borrower or any Subsidiary shall occur under and as defined in any other indenture or agreement to which U.S. Borrower or any Subsidiary is a party.

        "Charges" means all federal, provincial, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts or capital of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

        "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

        "Closing Date" means July 31, 2003.

        "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

        "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication, or priority of, or remedies with respect to, Agent's, North American Collateral Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, or other foreign personal property security laws, the term "Code" means the Uniform Commercial Code or such other foreign personal property security law as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions and; provided, further, that if such foreign personal property security laws do not contain a definition that is used in another Loan Document, the definition that is used in such other Loan Document shall have the meaning given to it in the Code as though the references to the words "or such other foreign personal property security laws" in the second proviso of this definition do not exist.

        "Collateral" means the U.S. Collateral and the European Collateral or any of them.

        "Collateral Agency Agreement" means that certain Collateral Agency Agreement dated as of the Closing Date by and among the Agent, North American Collateral Agent, U.S. Borrower, McGregor and Samsonite Stores and with PBGC as the intended third-party beneficiary thereof.

        "Collateral Documents" means the Security Agreements, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, the other European Collateral Documents and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, any or all of the Obligations.

        "Collateral Reports" means the reports with respect to the Collateral referred to in Annex F.

        "Collection Account" means (a) with respect to U.S. Revolving Loan (i) with respect to payments in Dollars, that certain account of Agent, account number 502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, (ii) with respect to payments in Euros, account #175071000 in the name of Agent at Deutsche Bank in Frankfurt, Germany, (iii) with respect to payments in Sterling, account #20 00 00 in the name of Agent at Barclays Bank in London, or in each case such other account as may be specified in writing by Agent as the "Collection Account" for the applicable payments and (b) with respect to European Revolving Loan, KBC Bank NV, Brussels, account number 443-9001851-66, reference Samsonite Corporation, Swift Code KREDBEBB, or such other account as may be specified in writing by Fronting Lender as the "Collection Account" for the applicable payments.

        "Commitment Termination Date" means the earliest of (a) July 31, 2007, (b) the date of termination of obligations to make Advances and to incur U.S. Letter of Credit Obligations and European Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B to the Agreement, and the permanent reduction of all Revolving Loan Commitments to zero dollars ($0).

        "Compliance Certificate" has the meaning ascribed to it in Annex E.

        "Concentration Accounts" has the meaning ascribed to it in Annex C.

        "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

        "Control Letter" means a letter agreement between Agent or European Agent (as applicable) and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

        "Copyright License" means any and all rights now owned by a Credit Party under any written agreement granting any right to use any Copyright or Copyright registration, whether the Credit Party is the licensee or the licensor.

        "Copyright Security Agreements" means the Copyright Security Agreements made in favor of North American Collateral Agent by each applicable Credit Party.

        "Copyrights" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

        "Credit Parties" means U.S. Borrower, European Borrower, each of the Persons which is a signatory to this Agreement as a "Credit Party" and each of U.S. Borrower's direct or indirect Wholly-Owned Subsidiaries (other than (i) each Immaterial Subsidiary and (ii) each Foreign Sales Entity).

        "CV Holdings" means C.V. Holdings, Inc., a Colorado corporation and a direct wholly-owned Subsidiary of U.S. Borrower.

        "CV Holdings Pledge Agreement" means the agreement of pledge of financial rights of even date herewith executed by CV Holdings in favor of GE Capital governed by the laws of The Netherlands, pledging certain financial rights of Dutch Holdco.

        "Danish Collateral Documents" means the Dutch Holdco Pledge Agreement and the Guaranty of even date herewith executed by Danish Holdco in favor of European Agent.

        "Danish Holdco" means SC Denmark ApS, a company incorporated and existing under the laws of the Kingdom of Denmark with CVR number 25382439 and having its principal place of business and registered office at c/o Lett & Co, Borgergade 111, 1300 Copenhagen K, Denmark.

        "Danish Holdco Pledge Agreement" means the pledge agreement of even date herewith executed by Denmark ApS in favor of European Agent governed by the laws of Belgium, pledging Stock in European Borrower owned by Denmark ApS.

        "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

        "Default Rate" has the meaning ascribed to it in Section 1.5(d).

        "Denver Real Estate" means the real property described on Disclosure Schedule (A-1) (and the existing building located thereon). "Denver Real Estate" includes Denver Warehouse Real Estate.

        "Denver SPE" means a Person which (i) is a direct Domestic Subsidiary of the U.S. Borrower, (ii) has no Indebtedness other than Indebtedness permitted pursuant to Section 6.3(a)(vi), (iii) has no Liens on any of its assets other than Liens permitted pursuant to Section 6.7(d) and (iv) owns no assets other than the Denver Warehouse Real Estate, assets contributed to such Person pursuant to Section 6.2(m) (and the proceeds thereof) and assets purchased with the proceeds of Indebtedness permitted pursuant to Section 6.3(a)(vi).

        "Denver Warehouse Real Estate" means the real property described on Disclosure Schedule (A-2) (and the existing building located thereon).

        "Deposit Accounts" means all "deposit accounts" as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

        "Design License" means rights under any written agreement to which a Credit Party is a Party granting any right to use any Design, whether the Credit Party is the licensee or the licensor.

        "Designs" means the following now owned or hereafter acquired by any Credit Party: (a) all industrial designs, design patents and other designs now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Industrial Designs Office or any similar office in any country and all records thereof and (b) all reissues, extensions or renewals thereof.

        "Disbursement Accounts" has the meaning ascribed to it in Annex C.

        "Disclosure Schedules" means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (1.4) through (6.15(b)) in the Index to the Agreement.

        "Documents" means all "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

        "Dollar Equivalent" means, with respect to any amount denominated in Dollars, such amount of Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount of Dollars, as of any date of determination, into which such other currency (as the context may require) can be converted in accordance with Section 1.18.

        "Dollar Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "prime rate" (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Dollar Index Rate shall take effect at the time of such change in the Dollar Index Rate.

        "Dollar Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Dollar Index Rate.

        "Dollars" or "$" means lawful currency of the United States of America. Unless otherwise specified, all payments under the Loan Documents shall be made in Dollars.

        "Domestic" means, as to any Person, a Person which is created or organized under the laws of the United States of America, any of its states or the District of Columbia.

        "Domestic Secured Guarantor" means each of Samsonite Stores and McGregor.

        "Domestic Security Agreement" means the Security Agreement of even date herewith entered into by and among North American Collateral Agent, U.S. Borrower and each Domestic Secured Guarantor.

        "Domestic Subsidiary Guaranty" means the Guaranty of even date herewith executed by each Domestic Secured Guarantor and C.V. Holdings in favor of Agent.

        "Dutch Collateral Documents" means the U.S. Borrower Pledge Agreement, the CV Holdings Pledge Agreement and the Guaranty of even date herewith executed by Dutch Holdco in favor of European Agent.

        "Dutch Holdco" means SC International Holdings C.V., a commanditaire vennootschap (limited partnership) organized under the laws of The Netherlands with its seat at Strawinskylaan 1725, 1077 XX Amsterdam, The Netherlands and registered at the Chamber of Commerce Amsterdam under number 34146498, of which (a) not less than 95% of the economic interest and not less than 66% of the voting rights are held directly by CV Holdings and (b) the entire remainder of the economic interest and the entire remainder of the voting rights are held directly by U.S. Borrower.

        "Dutch Holdco Pledge Agreement" means the pledge of shares agreement of even date herewith executed by Dutch Holdco in favor of European Agent governed by the laws of the Kingdom of Denmark, pledging Stock in Denmark ApS owned by Dutch Holdco.

        "EBITDA" means, with respect to any Person for any period during a Fiscal Year, the amount which would appear on their consolidated income statement as the line item for "Operating Income", as determined for such period calculated in accordance with GAAP and, in the case of U.S. Borrower, in accordance with U.S. Borrower's past accounting practices, plus, to the extent otherwise excluded from Operating Income (or, in the case of depreciation and amortization, to the extent charged against the Operating Income) for such period, and without duplication, (a) recurring cash interest income for such period, plus (b) recurring cash rental income for such period, plus (c) realized hedge gains (or minus in the case of realized hedge losses) for such period, plus (d) depreciation and amortization for such period, plus (e) payments referred to in clause (g) of the definition of the term "Restricted Payments" herein, plus (f) cash proceeds from Asset Dispositions only to the extent that such proceeds exceed any cash losses otherwise excluded from Operating Income as provided for below (but in any event not to exceed $4,000,000 in four consecutive Fiscal Quarters); provided, however, for purposes of this Agreement, the determination of EBITDA for any period during a Fiscal Year shall exclude, without duplication, to the extent included in determining Operating Income of such Person for such period in accordance with GAAP, the following: (i) non-cash pension gains or losses; (ii) non-cash gains or losses from unusual or non-recurring items; (iii) asset impairment charges; (iv) non-cash restructuring provisions and expenses; (v) cash restructuring provisions and expenses not to exceed $6,000,000 in any 12-month period; (vi) non-cash expenses resulting from any grant to any members of management of such Person of any Stock; (vii) expenses associated with the Recapitalization not to exceed $2,000,000; (viii) restructuring provisions and expenses related to restructurings in Nogales and Mexico City, Mexico and Henin-Beaumont, France during the Fiscal Year ending January 2003 of not more than $5,800,000; (ix) restructuring provisions and expenses related to the closure of the facility in Henin-Beaumont, France of not more than $7,800,000; provided, however, that solely for the purposes of (x) Section 6.13(h)(iv)(b), the amount set forth in item (v) above shall not exceed $4,000,000, (y) the definition of the term "European Borrowing Base" and Section (b) of Annex Ghereto, the amount set forth in item (v) above shall not exceed $2,000,000 and (z) the definition of the term "European Borrowing Base" and Section (b) of Annex G hereto, "EBITDA" for any period shall be deemed to be (A) decreased by, to the extent otherwise excluded by this definition of the term "EBITDA", and to the extent paid by the European Borrower or one or more of its Subsidiaries in such period, without duplication, (i) payments described in clause (g) of the definition of the term "Restricted Payments" and (ii) cash bank charges and (B) decreased by any cash proceeds from asset dispositions to the extent included in clause (f) above.

        "Eligible Accounts" has the meaning ascribed to it in Section 1.6.

        "Eligible Denver Real Estate" means Denver Real Estate or any portion thereof which (a) is owned by U.S. Borrower (b) is subject to a first priority mortgage and Lien in favor of North American Collateral Agent, (c) is owned by U.S. Borrower free and clear of all Liens and rights of any other Person, except the Liens in favor of the North American Collateral Agent, (d) does not breach any of the representations or warranties pertaining to such property set forth in the Loan Documents, and (e) is covered by insurance reasonably acceptable to Agent.

        "Eligible Inventory" has the meaning ascribed to it in Section 1.7.

        "Eligible In-Transit Inventory" means all raw materials and finished goods Inventory owned by the U.S. Borrower and not covered by Letters of Credit, and which Inventory is in transit to one of the U.S. Borrower's facilities and which Inventory (a) has been paid for and is owned by the U.S. Borrower, (b) is fully insured, (c) is subject to a first priority security interest in and lien upon such goods in favor of North American Collateral Agent through constructive possession by means of a bailee agreement with an Approved Shipper and Approved Customs Broker (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to U.S. Borrower), (d) is in possession of an Approved Shipper or Approved Customs Brokers under contract with U.S. Borrower and in which U.S. borrower has good title, (e) has title evidenced by Documents (A) which are not bills of lading or other negotiable Documents, (B) which are issued by an Approved Shipper with respect to raw materials and finished goods being shipped and providing for the delivery thereof to U.S. Borrower and (C) which name U.S. Borrower as consignee, and (f) is otherwise deemed to be "Eligible Inventory" hereunder.

        "Environmental Laws" means all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards, orders-in-council, guidelines and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

        "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

        "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

        "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

        "ERISA Affiliate" means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

        "ERISA Event" means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an "accumulated funding deficiency" (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan's qualification or tax exempt status; or (m) the termination of a Plan described in Section 4064 of ERISA.

        "Euribor Business Day" means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

        "Euribor Loan" means a Loan or any portion thereof bearing interest by reference to the Euribor Rate.

        "Euribor Period" means, with respect to any Euribor Loan, each period commencing on a Euribor Business Day selected by U.S. Borrower or European Borrower, as the case may be, pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by U.S. Borrower's or European Borrower's, as the case may be, irrevocable notice to Agent as set forth in Section 1.5(e); provided that the foregoing provision relating to Euribor Periods is subject to the following:

          (a)   if any Euribor Period would otherwise end on a day that is not a Euribor Business Day, such Euribor Period shall be extended to the next succeeding Euribor Business Day unless the result of such extension would be to carry such Euribor Period into another calendar month in which event such Euribor Period shall end on the immediately preceding Euribor Business Day;

          (b)   any Euribor Period that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination date;

          (c)   any Euribor Period that begins on the last Euribor Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Euribor Period) shall end on the last Euribor Business Day of a calendar month;

          (d)   U.S. Borrower or European Borrower, as the case may be, shall select Euribor Periods so as not to require a payment or prepayment of any Euribor Loan during a Euribor Period for such Loan; and

          (e)   U.S. Borrower or European Borrower, as the case may be, shall select Euribor Periods so that there shall be no more than 8 separate Euribor Loans in existence at any one time.

        "Euribor Rate" means for each Euribor Period, a rate of interest determined by Agent equal to:

          (a)   the offered rate for deposits in Euros for the applicable Euribor Period that appears in the "Money Rates" section of The Wall Street Journal, on the second full Euribor Business Day preceding the first day of such Euribor Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

          (b)   a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) Euribor Business Days prior to the beginning of such Euribor Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

        If such interest rates shall cease to be available from The Wall Street Journal (or its successor satisfactory to Agent), the Euribor Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and U.S. Borrower.

        "Euro", "euro" "euros" or "EUR" means the single currency of Participating Member States.

        "Euro Equivalent" means, with respect to any amount denominated in Euros, such amount of Euros, and with respect to any amount denominated in a currency other than Euros, the amount of Euros, as of any date of determination, into which such other currency (as the context may require) can be converted in accordance with Section 1.18.

        "Euro Index Rate" means, for any day, a floating rate equal to the minimum bid rate for Euros as published by the European Central Bank. Each change in any interest rate provided for in the Agreement based upon the Euro Index Rate shall take effect at the time of such change in the Euro Index Rate.

        "Euro Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Euro Index Rate.

        "European Agent" means KBC Bank NV in its capacity as European Agent or its successor appointed pursuant to Section 9.7.

        "European Borrowing Availability" means as of any date of determination the lesser of (i) the European Maximum Amount and (ii) the European Borrowing Base, in each case, less the Dollar Equivalent of the aggregate European Revolving Loan then outstanding.

        "European Borrowing Base" means, as of any date of determination, an amount equal to at such time (i) the product of (a) the Euro Equivalent of the consolidated EBITDA of the European

Borrower and its European Subsidiaries for the 12-month period ending on the last day of the then most recently completed calendar month and (b) 1.75, less (ii) the sum of (a) the consolidated aggregate outstanding Euro Equivalent of drawn down amount of, and, without limitation, the undrawn face amount of letters of credit and contingent obligations with respect to guaranties and similar obligations issued in relation or pursuant to, all Foreign Credit Lines at such time and (b) Reserves established by Agent at such time.

        "European Borrowing Base Certificate" means a certificate to be executed and delivered from time to time by each Borrower in the form attached to the Agreement as Exhibit 4.1(b)(ii).

        "European Collateral" means the property of European Borrower and certain Foreign Guarantors covered by the European Collateral Documents and the other Collateral Documents and any other property of European Borrower or Foreign Credit Parties, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of European Agent to secure any or all of the European Obligations.

        "European Collateral Documents" means the Belgium Bank Account Pledge Agreement, the Dutch Collateral Documents, the Danish Collateral Documents and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, any or all of the European Obligations.

        "European L/C Issuer" has the meaning ascribed to it in Annex B.

        "European L/C Sublimit" has the meaning ascribed to it in Annex B.

        "European Letter of Credit Obligations" means all outstanding obligations incurred by Fronting Lender at the request of European Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of European Letters of Credit by Fronting Lender or another European L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any European Letter of Credit. The amount of such European Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Fronting Lender thereupon or pursuant thereto.

        "European Maximum Amount" means, as of any date of determination, an amount in Euros equal to the European Revolving Loan Commitments of all European Revolving Loan Participants as of that date.

        "European Notice of Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(c)(i).

        "European Revolving Credit Advance" has the meaning set forth in Section 1.1(c)(i).

        "European Revolving Loan" means, at any time, the sum of (i) the aggregate amount of European Revolving Credit Advances outstanding to European Borrower plus (ii) the aggregate European Letter of Credit Obligations incurred on behalf of European Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the European Revolving Loan shall include the outstanding balance of European Letter of Credit Obligations.

        "European Revolving Loan Commitment" means (a) as to any European Revolving Loan Participant, the commitment of such European Revolving Loan Participant to make its Pro Rata Share of purchases of the risk participation from the Fronting Lender in the European Revolving Loan as set forth on Annex J to the Agreement or European Revolving Loan Participant in the most recent Assignment Agreement executed by such Lender, and (b) as to all European Revolving Loan Participants, the aggregate commitment of all European Revolving Loan Participants to purchase risk participations from the Fronting Lender in the European Revolving Loan, which aggregate commitment shall be Twenty Two Million Twenty Six Thousand Four Hundred Thirty One Euros (EUR 22,026,431), as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

        "European Revolving Loan Participants" means those Lenders having European Revolving Loan Commitments. For the avoidance of doubt, Fronting Lender, in its capacity as the Fronting Lender hereunder and not in its individual capacity, shall not be deemed to be a Lender having European Revolving Loan Commitment and shall thus not be deemed to be a European Revolving Loan Participant.

        "European Revolving Note" has the meaning ascribed to it in Section 1.1(c)(ii).

        "European Obligations" means all Obligations owing by the European Borrower or one or more of its Subsidiaries.

        "European Subsidiary" means a Subsidiary of European Borrower which is created or organized under the laws of any of the members of the European Union.

        "European Union" means the Economic and Monetary Union as contemplated by the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992, and came into force on November 1, 1993), as amended from time to time.

        "Event of Default" has the meaning ascribed to it in Section 8.1.

        "Excess Cash Flow" means, without duplication, with respect to any Fiscal Year of Borrowers and their Subsidiaries, consolidated net income plus (a) depreciation, amortization, Interest Expense and non-cash dividends distributed on the preferred Stock of U.S. Borrower to the extent deducted in determining consolidated net income, minus (b) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof), minus (c) Interest Expense paid in cash (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense) and scheduled principal payments paid or payable in respect of Funded Debt, minus (d) any optional or mandatory cash prepayments of Funded Debt (other than (i) optional prepayment of Loans, (ii) optional prepayments made with the proceeds of an issuance or incurrence of debt or equity, (iii) optional prepayments which do not reduce the amount of credit available under the applicable financing arrangements and (iv) prepayments of Subordinated Notes made pursuant to Section 6.13(h)), plus or minus (as the case may be), (e) any non-cash gains or losses that are excluded from the determination of EBITDA for purposes of this Agreement, plus or minus (as the case may be) (f) income or loss of minority Stockholders, plus or minus (as the case may be) (g) extraordinary gains or losses which are cash items not included in the calculation of net income, plus or minus (as the case may be) (h) any Asset Disposition losses or gains, plus (i) cash proceeds from Asset Dispositions, and plus or minus (as the case may be) (j) taxes included in determining consolidated net income to the extent not paid for or received in cash.

        "Existing Credit Agreement" means the Second Amended and Restated Multicurrency Revolving Credit and Term Loan Agreement dated as of June 24, 1998 by and among Samsonite Corporation, Samsonite Europe N.V., the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, as amended.

        "Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

        "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Fees" means any and all fees payable to Agent, North American Collateral Agent, European Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

        "Financial Covenants" means the financial covenants set forth in Annex G.

        "Financial Statements" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers delivered in accordance with Section 3.4 and Annex E.

        "Fiscal Month" means any of the monthly accounting periods of Borrowers.

        "Fiscal Quarter" means any of the quarterly accounting periods of Borrowers, ending on April 30, July 31, October 31 and January 31 of each year.

        "Fiscal Year" means any of the annual accounting periods of Borrowers ending on January 31 of each year.

        "Fixtures" means all "fixtures" as such term is defined in the Code and any fixtures, facilities and equipment howsoever attached to real property or buildings or other structures on real property, now owned or hereafter acquired by any Credit Party.

        "Foreign" means, as to any Person, a Person which is not created or organized under the laws of the United States of America, or any of its states or the District of Columbia.

        "Foreign Credit Lines" means (a) all credit lines and invoice, commercial paper or draft discounting and other similar facilities and, without duplication, the face amount of letters of credit and contingent obligations with respect to guaranties and similar obligations issued in relation or pursuant thereto, of European Borrower and one or more Subsidiaries of European Borrower, including Foreign Joint Venture Subsidiaries (other than Indebtedness consisting of the intercompany loans and advances permitted under Section 6.3(v)  but including any bank guaranties of leases) and (b) the sale of certain accounts receivable, customer drafts and similar rights of payment from customers of such Persons in the ordinary course of business on a non-recourse basis pursuant to the terms of relevant agreements or arrangements.

        "Foreign Guarantors" means Danish Holdco, Dutch Holdco and each other Foreign Person, if any, that executes a guaranty or other similar agreement in connection with the transactions contemplated by the Agreement and the other Loan Documents.

        "Foreign Sales Entity" means each of Samsonite GmbH, a limited liability company organized and existing under the laws of Germany, Samsonite Asia Limited, a body corporate under the laws of Hong Kong, with registration No. 539379, Samsonite Limited, a company limited by shares incorporated under the laws of England with registered number 02020414, Samsonite B.V., a private company with limited liability, organized and existing under the laws of the Netherlands, Samsonite Ges.m.b.H, an entity organized and existing under the laws of Austria, Samsonite AB (Aktiebolag), an entity organized and existing under the laws of Sweden, Samsonite AG, an entity organized and existing under the laws of Switzerland, Samsonite Korea Limited, an entity organized and existing under the laws of Korea; and any other Person designated by U.S. Borrower as a Foreign Sales Entity and agreed to by Agent after the Closing Date.

        "Fronting Lender" means KBC Bank NV.

        "Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of European Borrower and its Subsidiaries, the Foreign Credit Lines and, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

        "GAAP" means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G to the Agreement.

        "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

        "GE Capital Fee Letter" means that certain letter, dated as of the date hereof, amending and restating that certain letter dated as of February 26, 2003 between GE Capital and Borrowers with respect to certain Fees to be paid from time to time by Borrowers to GE Capital.

        "General Intangibles" means all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract or License, all payment intangibles, customer lists, Copyrights, Designs, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

        "Goods" means all "goods" as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

        "Governmental Authority" means any nation or government, any state, province, territory or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guaranteed Indebtedness" means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such

Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

        "Guaranteed Pension Plan" means the Samsonite Employees' Retirement Income Plant, Parts I and II.

        "Guaranties" means, collectively, the Domestic Subsidiary Guaranty, the Parent Guaranty, guaranties executed by Foreign Guarantors and any other guaranty executed by any Guarantor in respect of any or all of the Obligations.

        "Guarantors" means each Domestic Secured Guarantor, Foreign Guarantors, U.S. Borrower and each other Person, if any, which executes a guaranty or other similar agreement in connection with the transactions contemplated by the Agreement and the other Loan Documents.

        "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "dangerous goods", "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

        "Immaterial Subsidiary" means a direct or indirect Wholly-Owned Subsidiary of U.S. Borrower (other than European Borrower, Samsonite Stores, McGregor, Denmark ApS, Dutch Holdco and C. V. Holdings) with respect to which each of the following is satisfied (a) the aggregate net sales of such Subsidiary are less than the Dollar Equivalent of $5,000,000 for the period of twelve consecutive months most recently ended prior to such Subsidiary being designated as an Immaterial Subsidiary, (b) the book value of the tangible assets of such Subsidiary is less than the Dollar Equivalent of $2,500,000; (c) the board of directors of U.S. Borrower has designated such Subsidiary as an Immaterial Subsidiary under the Agreement and U.S. Borrower has provided written notice to Agent in reasonable detail of such designation within five (5) Business Days after designation thereof; (d) such Subsidiary does not own any Stock, or hold any Lien on any property, of U.S. Borrower or any other Credit Party and (e) such Subsidiary has never been a Credit Party after previously being an Immaterial Subsidiary.

        "Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Dollar Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) credit lines and invoice, commercial paper or draft discounting and other similar facilities of European Borrower and one or more Subsidiaries of European Borrower, and (j) the Obligations.

        "Indemnified Liabilities" has the meaning ascribed to it in Section 1.13.

        "Indemnified Person" has the meaning ascribed to in Section 1.13.

        "Index Rate" means the Dollar Index Rate, Euro Index Rate or the Sterling Index Rate, as the case may be.

        "Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Dollar Index Rate, Euro Index Rate or Sterling Index Rate.

        "Insolvency Laws of Belgium" means the law of 8 August 1997 on Bankruptcy ("loi du 8 août 1997 sur les faillites") and the law of 17 July 1997 on the judicial composition ("loi du 17 juillet 1997 relative au concordat judiciaire"), as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

        "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

        "Intellectual Property" means any and all Licenses, Patents, Designs, Copyrights, Trademarks, and the goodwill associated with such Trademarks, trade secrets and customer lists.

        "Intercompany Notes" has the meaning ascribed to it in Section 6.3.

        "Interest Expense" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

        "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period, and, in addition, in the case of a LIBOR Period in excess of three months, the last day of the third month of such LIBOR Period and (c) as to any Euribor Loan, the last day of the applicable Euribor Period, and, in addition, in the case of a Euribor Period in excess of three months, the last day of the third month of such Euribor Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Revolving Loan Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

        "Inventory" means all "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

        "Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

        "IRC" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as amended.

        "IRS" means the Internal Revenue Service.

        "Japanese Market Entry" means entry into the Japanese market for luggage and related goods by U.S. Borrower or European Borrower, as the case may be, or any newly formed Subsidiary of U.S. Borrower or European Borrower, as the case may be, (a) through the formation of a joint venture with Ace Limited or any Affiliate of Ace Limited, (b) through the purchase of the stock, assets, or other ownership interest in Ace Limited, or any Affiliate of Ace Limited, (c) through the formation of a joint venture with any other Person with an established position in said Japanese market, or (d) by direct market entry through the establishment of a wholly-owned manufacturing, distribution and/or marketing operation in said Japanese market.

        "Joint Venture Subsidiary" means a Subsidiary of U.S. Borrower in which one or more Persons other than Borrowers or other Credit Parties own Stock of such Subsidiary.

        "Judgment Conversion Date" has the meaning ascribed to in Section 1.19(a).

        "Judgment Currency" has the meaning ascribed to in Section 1.19(a).

        "JVCP" means each of Samsonite S.p.A., Samsonite India Private Limited, and any Subsidiary of the U.S. Borrower (other than a Foreign Sales Entity) which is not a Wholly-Owned Subsidiary that has (i) aggregate net sales of not less than the Dollar Equivalent of $10,000,000 for the period of twelve consecutive months most recently ended or (ii) a book value of value of tangible assets of not less than the Dollar Equivalent of $7,500,000.

        "L/C Issuer" means the European L/C Issuer or the U.S. L/C Issuer, as the context may require.

        "Lenders" means GE Capital, Fronting Lender, the other Lenders named on the signature pages of the Agreement, including such Lenders in their capacity as European Revolving Loan Participants and, if any such Lender shall decide to assign all or any portion of the Obligations in accordance with the provisions hereof, such term shall include any assignee of such Lender.

        "Letter of Credit Fee" has the meaning ascribed to it in Annex B.

        "Letter of Credit Obligations" means the European Letter of Credit Obligations and the U.S. Letter of Credit Obligations, or either of them.

        "Letters of Credit" means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers' acceptances issued by any Borrower, for which Agent and Lenders have incurred any Letter of Credit Obligation.

        "Letter-of-Credit Rights" means "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

        "LIBOR Business Day" means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

        "LIBOR Loan" means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

        "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by U.S. Borrower pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by U.S. Borrower's irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

          (a)   if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

          (b)   any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination Date;

          (c)   any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

          (d)   U.S. Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

          (e)   U.S. Borrower shall select LIBOR Periods so that there shall be no more than 8 separate LIBOR Loans in existence at any one time.

        "LIBOR Rate" means for each LIBOR Period, a rate of interest determined by Agent equal to:

          (a)(1)   with respect to Loans denominated in Dollars, the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of noon (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used) and (2) with respect to Loans denominated in Pounds Sterling, the offered rate for deposits in Pounds Sterling for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

          (b)   a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

        If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and U.S. Borrower.

        "License" means any Copyright License, Patent License, Trademark License, Design License or other license of rights or interests now held or hereafter acquired by any Credit Party.

        "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

        "Litigation" has the meaning ascribed to it in Section 3.13.

        "Loan Account" has the meaning ascribed to it in Section 1.12.

        "Loan Documents" means the Agreement, the Notes, the GE Capital Fee Letter, the Collateral Documents, the Master Standby Agreement, the Master Documentary Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent, North American Collateral Agent, European Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

        "Loans" means the Revolving Loans and the U.S. Swing Line Loan.

        "Lock Boxes" has the meaning ascribed to it in Annex C.

        "Margin Stock" has the meaning ascribed to in Section 3.10.

        "Master Documentary Agreement" means the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and GE Capital.

        "Master Standby Agreement" means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and GE Capital, as issuer.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Credit Parties taken as a whole or any Borrower, (b) any Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or the priority of such Liens, or (d) Agent's, North American Collateral Agent's, European Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of the Dollar Equivalent of $25,000,000 (net of amounts covered by insurance policies) shall constitute a Material Adverse Effect.

        "McGregor" means McGregor II, LLC, a Delaware limited liability company.

        "Mortgaged Properties" has the meaning assigned to it in Annex D.

        "Mortgages" means each of the mortgages, debentures, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to North American Collateral Agent or European Agent, as the case may be, with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to North American Collateral Agent and European Agent, as applicable.

        "Multiemployer Plan" means a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

        "Net Orderly Liquidation Value" means, with respect to any category of Eligible Inventory, the estimated net recovery value as determined by Agent in good faith based on the most recent appraisal report prepared by an appraiser reasonably acceptable to Agent which reflects the net cash value expected by the appraiser to be derived from a sale or disposition at a liquidation or going-out-of-business sale of such Eligible Inventory after deducting all costs, expenses and fees attributable to such sale or disposition, including, without limitation, all fees, costs and expenses of any attorneys, appraisers, auctioneers and liquidators engaged to conduct such sale or disposition, all costs and expenses of removing and delivering the same to purchasers, and the costs and expenses of operating U.S. Borrower's and Samsonite Stores' businesses and securing the Collateral during the pendency of the liquidation process.

        "New Preferred Stock Documents" means U.S. Borrower's Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 2003 Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof as filed with the Secretary of State of the State of Delaware on July 31, 2003.

        "New Preferred Stock" means U.S. Borrower's 2003 Convertible Preferred Stock, par value $0.01 per share, liquidation preference $1,000 per share, issued pursuant to the New Preferred Stock Documents.

        "Non-Funding Lender" has the meaning ascribed to it in Section 9.9(a)(ii).

        "North American Collateral Agent" means GE Capital in its capacity as North American Collateral Agent or its successor appointed pursuant to Section 9.7.

        "North American Pledge Agreement" means the pledge agreement of even date herewith executed by U.S. Borrower in favor of Agent, pledging Stock in its Domestic Subsidiaries and 66% of the Stock of the Foreign Subsidiaries directly owned by U.S. Borrower and all Intercompany Notes owing to or held by it.

        "Notes" means, collectively, the Revolving Notes and the U.S. Swing Line Notes.

        "Notice of Conversion/Continuation" has the meaning ascribed to it in Section 1.5(e).

        "Notice of Revolving Credit Advance" means U.S. Notice of Revolving Credit Advance or European Notice of Revolving Credit Advance, as the context may require.

        "Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent, North American Collateral Agent, European Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy or after the insolvency of or for the compromise of claims against any Credit Party whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

        "Obligation Currency" has the meaning ascribed to in Section 1.19(a).

        "O.E.C.D." means the Organisation for Economic Co-operation and Development as contemplated by the Convention on the Organisation for Economic Co-operation and Development of December 14, 1960, as amended from time to time.

        "Overadvance" has the meaning ascribed to it in Section 1.1(a)(iii).

        "Parent Guaranty" means the Guaranty of even date herewith executed by U.S. Borrower in favor of European Agent.

        "Participating Member State" means any member state which adopts the euro unit of the single currency pursuant to the Treaty.

        "Patent License" means rights under any written agreement to which a Credit Party is a Party now granting any right with respect to any invention on which a Patent is in existence, whether the Credit Party is the licensee or the licensor thereof.

        "Patent Security Agreements" means the Patent Security Agreements made in favor of North American Collateral Agent by each applicable Credit Party.

        "Patents" means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "PBGC Agreement" means that certain Amendment and Restatement of Term Sheet between the PBGC and U.S. Borrower dated July 23, 2003.

        "PBGC Lien Reserve" means an amount equal to the aggregate (subject to the following sentence) of each Guaranteed Pension Plan's (a) benefit liabilities, as calculated on a PBGC termination basis in accordance with Section 4001(a)(18) of ERISA and the methodologies set forth in 29 C.F.R. 4010.8(d) minus (b) the value of the assets of such Plan, in each case as of the most recent February 28th as contemplated by the PBGC Agreement. The aggregate amount of the PBGC Lien Reserve shall be the greater of (i) $17,300,000 or (ii) the amount of the PBGC Ratable Lien determined pursuant to and in accordance with the PBGC Agreement.

        "PBGC Ratable Lien" means a security interest granted to North American Collateral Agent for the benefit of the PBGC as contemplated by (but only to the extent required by) the Collateral Agency Agreement, pursuant to which the PBGC will have the benefit of a security interest in certain U.S. Collateral (except in any event for U.S. Collateral that is excluded from the PBGC Ratable Lien pursuant to the terms of the Collateral Agency Agreement) which is of equal and ratable priority with the security interest held by North American Collateral Agent for the benefit of the Lenders in such U.S. Collateral, which security interest shall be granted and effective at such time or times as are, and the arrangements, terms and conditions with respect to which must be, in all respects reasonably satisfactory to Agent. For the avoidance of doubt, the parties confirm that the Agreement creates no rights or benefits in favor of the PBGC, and that the PBGC shall not in any event be construed to be a "third-party beneficiary" of the Agreement or any of the Loan Documents other than the Collateral Agency Agreement.

        "Pension Plan" means a Plan described in Section 3(2) of ERISA.

        "Permitted Acquisition" has the meaning ascribed to it in Section 6.1.

        "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $100,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, rights-of-way, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens under the Dutch Collateral Documents and Liens in favor of Agent, North American Collateral Agent or European Agent (including, without limitation, the PBGC Ratable Lien); (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement and Licenses of Intellectual Property pursuant to Section 6.8(e); (k) Liens on assets of a Target acquired pursuant to a Permitted Acquisition to the extent securing Indebtedness permitted to exist under Section 6.3(a)(ix) of the Agreement and (l) Liens securing performance bids and trade contracts incurred in ordinary course of business and consistent with past practices.

        "Permitted Holders" means Artemis America Partnership, ACOF Management, L.P., Bain Capital (Europe) LLC and Ontario Teachers' Pension Plan Board (and each Person which is, other than solely as a result of its ownership of equity in one or more Credit Parties, an Affiliate of one or more of the foregoing).

        "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

        "Plan" means, at any time, an "employee benefit plan", as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

        "Pledge Agreements" means, collectively, the North American Pledge Agreement, the CV Holdings Pledge Agreement, the U.S. Borrower Pledge Agreement, the Dutch Holdco Pledge Agreement, the Dutch Pledge Agreement, the Danish Holdco Pledge Agreement and any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

        "Prior Lender" means Bank of America, N.A. and various other financial institutions from time to time party to the Existing Credit Agreement.

        "Prior Lender Obligations" means all liabilities, obligations and indebtedness of certain Credit Parties pursuant to one or more of the Existing Credit Agreement.

        "Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, Design or Design License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, U.S. Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

        "Pro Forma" means the unaudited consolidated balance sheet of Borrowers and their Subsidiaries as of June 30, 2003 after giving pro forma effect to the Related Transactions.

        "Projections" means U.S. Borrower's projected consolidated: (a) balance sheets; (b) income statements; and (c) cash flow statements, and consolidating (a) income statements by region and (b) select cash flow items by region (all prepared in accordance and consistent with U.S. Borrower's past practices); and otherwise consistent with the historical Financial Statements reporting methods of the Borrower, together with appropriate supporting details and a statement of underlying assumptions (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond U.S. Borrower's control and no assurances can be given that the Projections will be realized).

        "Pro Rata Share" means with respect to all matters relating to any Revolving Lender, (a) with respect to the U.S. Revolving Loan, the percentage set forth on Annex J for such Revolving Lender with respect thereto, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (b) with respect to the European Revolving Loan, the percentage set forth on Annex J for such Revolving Lender with respect thereto, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (c) with respect to all Loans and any other matters, the percentage set forth on Annex J for such Revolving Lender with respect to all Loans, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1 and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate Dollar Equivalent of the outstanding principal balance of the Loans held by that Revolving Lender, by (ii) the outstanding principal balance of the Loans in Dollar Equivalents held by all Revolving Lenders.

        "Put Date" has the meaning ascribed thereto in Section 1.21.

        "Put Notice" has the meaning ascribed thereto in Section 1.21.

        "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

        "Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

        "Real Estate" has the meaning ascribed to it in Section 3.6.

        "Recapitalization" has the meaning ascribed to in Section 2.1(h).

        "Recapitalization Documents" means that certain Recapitalization Agreement, dated as of May 1, 2003, among U.S. Borrower, ACOF Management, L.P., Bain Capital (Europe) LLC and Ontario Teachers Pension Plan Board, and all other agreements or instruments executed in connection with the Recapitalization.

        "Refinancing" means the repayment in full by Borrowers of the Prior Lender Obligations on the Closing Date.

        "Refunded U.S. Swing Line Loan" has the meaning ascribed to it in Section 1.1(b)(iii).

        "Related Transactions" means the initial borrowing under any Revolving Loan on the Closing Date, the Refinancing, the Recapitalization, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

        "Related Transactions Documents" means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions, including Recapitalization Documents.

        "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

        "Requisite Lenders" means Revolving Lenders having more than 51% of the aggregate Dollar Equivalent of the U.S. Revolving Loan Commitments (or, if the U.S. Revolving Loan Commitments have been terminated, the Dollar Equivalent of the outstanding principal amount of the U.S. Revolving Loan) and the European Revolving Loan Commitments (or, if the European Revolving Loan Commitments have been terminated, the Dollar Equivalent of the outstanding principal amount of the European Revolving Loan).

        "Requisite U.S. Revolving Lenders" means Lenders having (a) more than 51% of the U.S. Revolving Loan Commitments of all Lenders, or (b) if the U.S. Revolving Loan Commitments have been terminated, more than 51% of the aggregate outstanding principal amount of the U.S. Revolving Loan.

        "Reserves" means (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9 and (b) such other reserves against Eligible Accounts, Eligible Inventory, Eligible Denver Real Estate, U.S. Borrowing Availability or European Borrowing Availability that Agent or Fronting Lender, as the case may be, may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness, and the PBGC Lien Reserve shall be deemed to be a reasonable exercise of Agent's credit judgment.

        "Restricted Payment" means, with respect to any Samsonite Entity (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock (other than dividends of common Stock and/or payments-in-kind on preferred Stock); (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Samsonite Entity's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Samsonite Entity now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Samsonite Entity's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Samsonite Entity other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payments by such Credit Party to any Stockholder of such Credit Party or its Affiliates (other than payments to the Permitted Holders and their respective Affiliates in an amount not to exceed (i) $2,000,000 on the Closing Date and (ii) as long as no Event of Default has occurred and is continuing, $500,000 in the aggregate in any Fiscal Quarter thereafter (which may be paid in advance on the first day of such Fiscal Quarter) (provided, that if any payment of such fees is not permitted because an Event of Default has occurred and is continuing, such amount shall accrue and may subsequently be paid at such time as no Event of Default has occurred and is continuing).

        "Retiree Welfare Plan" means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and as to which the required premiums are at the sole expense of the participant or the beneficiary of the participant.

        "Revolving Credit Advances" means U.S. Revolving Credit Advances and European Revolving Credit Advances, or either of them.

        "Revolving Lenders" means the European Revolving Loan Participants and the U.S. Revolving Lenders, or either of them.

        "Revolving Loans" means the European Revolving Loan and the U.S. Revolving Loan, or either of them.

        "Revolving Loan Commitments" means European Revolving Loan Commitment and U.S. Revolving Loan Commitment, or either of them.

        "Revolving Notes" means the European Revolving Note and the U.S. Revolving Note, or either of them.

        "Samsonite Canada" means Samsonite Canada Inc., an Ontario corporation.

        "Samsonite Entity" means each Credit Party, each Immaterial Subsidiary, each Foreign Sales Entity and each JVCP.

        "Samsonite Limited" means Samsonite Limited, a company incorporated under the laws of England with registered number 02020414

        "Samsonite Stores" means Samsonite Company Stores, Inc. (formerly known as A.T. Retail, Inc.), an Indiana corporation.

        "Samsonite Pacific" means Samsonite Pacific Ltd., a Colorado corporation.

        "Security Agreements" means the Domestic Security Agreement and all similar agreements granting a Lien upon property as security for payment of any or all of the Obligations.

        "Software" means all "software" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

        "Solvent" means, (i) with respect to any Person organized under the laws of the United States or any State thereof or other foreign jurisdiction on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed, without duplication, as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

        "Sterling" means the lawful currency of Great Britain.

        "Sterling Index Rate" means, for any day, a floating rate equal to publicly quoted from time to time by The Wall Street Journal as the prime rate for pounds sterling (or, if The Wall Street Journal ceases quoting a rate of the type described, the prime rate for Sterling generally posted by Britain's largest banks). Each change in any interest rate provided for in the Agreement based upon the Sterling Index Rate shall take effect at the time of such change in the Sterling Index Rate.

        "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

        "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

        "Subordinated Debt" means the Indebtedness of U.S. Borrower evidenced by the Subordinated Notes and any other Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Requisite Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

        "Subordinated Debt Documents" means the Subordinated Indenture (and any related subordinated guarantees) and the 1995 Subordinated Indenture (and any related subordinated guarantees).

        "Subordinated Indenture" means the Indenture dated as of June 24, 1998 between U.S. Borrower and the Indenture Trustee (as defined therein) relating to the 1998 Subordinated Notes, as amended from time to time prior to the date of the Agreement (or after the date of the Agreement, if such amendment has been approved by Agent in writing).

        "Subordinated Notes" means (i) the 1998 Subordinated Notes and (ii) the 1995 Subordinated Notes.

        "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

        "Supermajority European Revolving Loan Participants" means European Revolving Loan Participants having (a) 75% or more of the European Revolving Loan Commitments of all European Revolving Loan Participants, or (b) if the European Revolving Loan Commitments have been terminated, 75% or more of the aggregate outstanding amount of the European Revolving Loan and European Letter of Credit Obligations.

        "Supermajority U.S. Revolving Lenders" means U.S. Revolving Lenders having (a) 75% or more of the U.S. Revolving Loan Commitments of all U.S. Revolving Lenders, or (b) if the U.S. Revolving Loan Commitments have been terminated, 75% or more of the aggregate outstanding amount of the U.S. Revolving Loan (with the U.S. Swing Line Loan being attributed to the U.S. Revolving Lender making such Loan) and U.S. Letter of Credit Obligations.

        "Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

        "Target" has the meaning ascribed to it in Section 6.1.

        "Taxes" means all present or future taxes, levies, assessments, imposts, deductions, charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto, excluding (i) taxes imposed on or measured by the net income (including any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction) or capital of Agent or a Lender by the jurisdiction under the laws of which such Agent or Lenders is organized or in which it is conducting business or in which its applicable lending office is located or any political subdivision thereof, (ii) any withholding tax that is imposed on amounts payable to any Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of assignment or designation of new lending office, to receive additional amounts from a Credit Party with respect to such withholding tax pursuant to Section 1.15 of the Agreement, (iii) Taxes attributable to a Lender's failure to comply with Section 1.15(d) and (iv) any Taxes imposed as a result of a Lender's gross negligence or willful misconduct.

        "Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrowers shall have any further right to borrow any monies under the Agreement.

        "Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains,

contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

        "Total Debt" means the sum of (i) all Funded Debt of the U.S. Borrower and its Subsidiaries on a consolidated basis plus (ii) the greater of the obligations secured or required to be secured by the PBGC Ratable Lien.

        "Total Net Debt" means the sum of (i) all Funded Debt (other than Foreign Credit Lines constituting invoice, commercial paper or draft discounting facilities of one or more Subsidiaries of European Borrower or of European Borrower) of the U.S. Borrower and its Subsidiaries on a consolidated basis plus (ii) the greater of the obligations secured or required to be secured by the PBGC Ratable Lien minus (iii) the aggregate unrestricted cash and Cash Equivalents of U.S. Borrower and its Subsidiaries on a consolidated basis.

        "Trademark License" means rights under any written agreement granting any right to use any Trademark.

        "Trademark Security Agreements" means the Trademark Security Agreements made in favor of North American Collateral Agent by each applicable Credit Party.

        "Trademarks" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office, the Canadian Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

        "Treaty" means the treaty establishing the European Community being the Treaty of Rome as amended from time to time.

        "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

        "U.S. Borrower Pledge Agreement" means the agreement of pledge of financial rights of even date herewith executed by U.S. Borrower in favor of KBC Bank governed by the laws of The Netherlands, pledging certain financial rights of Dutch Holdco.

        "U.S. Borrowing Availability" means as of any date of determination the lesser of (i) the U.S. Maximum Amount and (ii) the U.S. Borrowing Base, in each case, less the sum of the Dollar Equivalent of the aggregate U.S. Revolving Loan and U.S. Swing Line Loan then outstanding.

        "U.S. Borrowing Base" means, as of any date of determination, from time to time, an amount equal to:

  (A)
  the sum at such time of:

  (a)
  up to 85% of the book value of Eligible Accounts; plus

  (b)
  up to the lesser of (i) 85% of the Net Orderly Liquidation Value of Eligible Inventory or (ii) 65% of the book value of Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market; plus

  (c)
  up to the lesser of (i) $7,500,000 or (ii) 50% of the fair market value of the Eligible Denver Real Estate, as determined by an appraisal in form, scope and from an appraiser acceptable to Agent;

        in each case, less any Reserves established by Agent at such time (assets denominated in a currency other than Dollars shall for purposes hereof be valued at the Dollar Equivalents);

  minus

  (B)
  $5,000,000.

        "U.S. Borrowing Base Certificate" means a certificate to be executed and delivered from time to time by each Borrower in the form attached to the Agreement as Exhibit 4.1(b)(i).

        "U.S. Collateral" means the property of U.S. Borrower and Domestic Secured Guarantors in which Liens have been granted to Agent or North American Collateral Agent pursuant to the Domestic Security Agreement, the U.S. Mortgages, the North American Pledge Agreement, the CV Holdings Pledge Agreement and the other Collateral Documents and any other property of U.S. Borrower or Domestic Secured Guarantors, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Agent or the North American Collateral Agent, to secure any or all of the Obligations.

        "U.S. Letter of Credit Obligations" means all outstanding obligations incurred by Agent and Lenders at the request of U.S. Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of U.S. Letters of Credit by Agent or another U.S. L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any U.S. Letter of Credit. The amount of such U.S. Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

        "U.S. L/C Issuer" has the meaning ascribed to it in Annex B.

        "U.S. L/C Sublimit" has the meaning ascribed to it in Annex B.

        "U.S. Maximum Amount" means, as of any date of determination, an amount in Dollar Equivalents equal to the U.S. Revolving Loan Commitment of all Lenders as of that date.

        "U.S. Mortgage" means the Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing of even date herewith executed by Samsonite Corporation, as Trustor, the Public Trustee of Denver County, Colorado, as Trustee, for the benefit of North American Collateral Agent.

        "U.S. Notice of Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(a)(i).

        "U.S. Revolving Credit Advance" has the meaning set forth in Section 1.1(a)(i).

        "U.S. Revolving Lenders" means, as of any date of determination, Lenders having a U.S. Revolving Loan Commitment.

        "U.S. Revolving Loan" means, at any time, the sum of (i) the aggregate amount of U.S. Revolving Credit Advances outstanding to U.S. Borrower plus (ii) the aggregate U.S. Letter of Credit Obligations incurred on behalf of U.S. Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the U.S. Revolving Loan shall include the outstanding balance of U.S. Letter of Credit Obligations.

        "U.S. Revolving Loan Commitment" means (a) as to any Lender, the aggregate commitment of such Lender to make U.S. Revolving Credit Advances or incur U.S. Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make U.S. Revolving Credit Advances or incur U.S. Letter of Credit Obligations, which aggregate commitment shall be the Dollar Equivalent of Thirty Five Million Dollars ($35,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

        "U.S. Revolving Note" has the meaning ascribed to it in Section 1.1(a)(ii).

        "U.S. Swing Line Advance" has the meaning ascribed to it in Section 1.1(b)(i).

        "U.S. Swing Line Availability" has the meaning ascribed to it in Section 1.1(b)(i).

        "U.S. Swing Line Commitment" means, as to the U.S. Swing Line Lender, the commitment of the U.S. Swing Line Lender to make U.S. Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the U.S. Swing Line Lender.

        "U.S. Swing Line Lender" means GE Capital.

        "U.S. Swing Line Loan" means, as the context may require, at any time, the aggregate amount of U.S. Swing Line Advances outstanding to U.S. Borrower.

        "U.S. Swing Line Note" has the meaning ascribed to it in Section 1.1(b)(ii).

        "Wholly-Owned Subsidiary" means a Subsidiary of U.S. Borrower, all of the Stock of which (other than directors' qualifying shares or other similar nominee shares in the aggregate not exceeding one percent (1%) of the outstanding Stock of such Person) is owned directly or indirectly by the U.S. Borrower.

        "1995 Subordinated Indenture" means the Indenture dated as of July 14, 1995 between U.S. Borrower and United States Trust Company of New York, as trustee, relating to the 1995 Subordinated Notes.

        "1995 Subordinated Notes" means those certain 11 1/8% Senior Subordinated Notes due 2005 in the aggregate original amount of $190,000,000 issued pursuant to the 1995 Subordinated Indenture.

        "1998 Subordinated Notes" those certain 10.75% Senior Subordinated Notes due 2008 in the aggregate original principal amount of $350,000,000 issued pursuant to the Subordinated Indenture.

        Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

        Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)
to
CREDIT AGREEMENT
LETTERS OF CREDIT

1.     U.S. LETTERS OF CREDIT

        (a)    Issuance.    Subject to the terms and conditions of the Agreement, Agent and U.S. Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of U.S. Borrower for U.S. Borrower's account, U.S. Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an "U.S. L/C Issuer") for U.S. Borrower's account and guaranteed by Agent; provided that if the U.S. L/C Issuer is a U.S. Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each U.S. Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such U.S. Letter of Credit Obligations shall not at any time exceed the least of (i) Fifteen Million Dollars ($15,000,000) (the "U.S. L/C Sublimit") and (ii) the U.S. Maximum Amount less the aggregate outstanding principal balance in Dollar Equivalents of the U.S. Revolving Credit Advances and the U.S. Swing Line Loan, and (iii) the U.S. Borrowing Base less the aggregate outstanding principal balance of the U.S. Revolving Credit Advances and the U.S. Swing Line Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise agreed by the Agent, in its sole discretion (including with respect to customary evergreen provisions), and neither Agent nor U.S. Revolving Lenders shall be under any obligation to incur U.S. Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

        (b)    Advances Automatic; Participations.

          (i)    In the event that Agent or any U.S. Revolving Lender shall make any payment on or pursuant to any U.S. Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a U.S. Revolving Credit Advance to the U.S. Borrower under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding U.S. Borrower's failure to satisfy the conditions precedent set forth in Section 2, and each U.S. Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any U.S. Revolving Lender to make available to Agent for Agent's own account its Pro Rata Share of any such U.S. Revolving Credit Advance or payment by Agent under or in respect of a U.S. Letter of Credit shall not relieve any other U.S. Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no U.S. Revolving Lender shall be responsible for the failure of any other U.S. Revolving Lender to make available such other U.S. Revolving Lender's Pro Rata Share of any such payment.

          (ii)   If it shall be illegal or unlawful for U.S. Borrower to incur U.S. Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any U.S. Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an U.S. L/C Issuer, or if the U.S. L/C Issuer is a U.S. Revolving Lender, then (A) immediately and without further action whatsoever, each U.S. Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such U.S. L/C Issuer, as the case may be) an undivided interest and participation equal to such U.S. Revolving Lender's Pro Rata Share (based on the U.S. Revolving Loan Commitments) of the U.S. Letter of Credit Obligations in respect of all U.S.

  Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any U.S. Letter of Credit, each U.S. Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such U.S. L/C Issuer, as the case may be) an undivided interest and participation in such U.S. Revolving Lender's Pro Rata Share (based on the U.S. Revolving Loan Commitments) of the U.S. Letter of Credit Obligations with respect to such U.S. Letter of Credit on the date of such issuance. Each U.S. Revolving Lender shall fund its participation in all payments or disbursements made under the U.S. Letters of Credit in the same manner as provided in the Agreement with respect to U.S. Revolving Credit Advances.

        (c)    Cash Collateral.

          (i)    If U.S. Borrower is required to provide cash collateral for any U.S. Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, the U.S. Borrower will pay to Agent for the ratable benefit of itself and U.S. Revolving Lenders cash or cash equivalents acceptable to Agent ("Cash Equivalents") in an amount equal to 105% of the maximum amount then available to be drawn under each applicable U.S. Letter of Credit outstanding for the benefit of the U.S. Borrower. Such funds or Cash Equivalents shall be held by Agent in, at Agent's option, an interest bearing cash collateral account (the "Cash Collateral Account") pursuant to documentation reasonably acceptable to the Agent maintained at a bank or financial institution reasonably acceptable to Agent. The Cash Collateral Account shall be in the name of the U.S. Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner reasonably satisfactory to Agent. U.S. Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the U.S. Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

          (ii)   If any U.S. Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the U.S. Borrower shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such U.S. Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such U.S. Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the U.S. Letters of Credit to which such outstanding U.S. Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Agent in its reasonable discretion.

          (iii)  From time to time after funds are deposited in the Cash Collateral Account by the U.S. Borrower, whether before or after the Commitment Termination Date, Agent may, in its reasonable discretion, apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may reasonably elect, as shall be or shall become due and payable by the U.S. Borrower to Agent and Lenders with respect to such U.S. Letter of Credit Obligations of the U.S. Borrower and, upon the satisfaction in full of all U.S. Letter of Credit Obligations of the U.S. Borrower, to any other Obligations of the U.S. Borrower then due and payable.

          (iv)  Neither the U.S. Borrower nor any Person claiming on behalf of or through the U.S. Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all U.S. Letter of Credit Obligations and the payment of all amounts payable by the U.S. Borrower to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to the U.S. Borrower or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

        (d)    Fees and Expenses.    The U.S. Borrower agrees to pay to Agent for the benefit of U.S. Revolving Lenders, as compensation to such Lenders for U.S. Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Agent or any Lender on account of such U.S. Letter of Credit Obligations, and (ii) for each month during which any U.S. Letter of Credit Obligation shall remain outstanding, a fee (the "U.S. Letter of Credit Fee") in an amount equal to two percent (2%) per annum multiplied by the maximum amount available from time to time to be drawn under the applicable U.S. Letter of Credit. Such fee shall be paid to Agent for the benefit of the U.S. Revolving Lenders in arrears, on the first day of each month and on the Commitment Termination Date. In addition, U.S. Borrower shall pay to any U.S. L/C Issuer, on demand, such reasonable fees (including all per annum fees), charges and expenses of such U.S. L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such U.S. Letter of Credit or otherwise payable pursuant to the application and related documentation under which such U.S. Letter of Credit is issued.

        (e)    Request for Incurrence of U.S. Letter of Credit Obligations.    U.S. Borrower shall give Agent at least two (2) Business Days' prior written notice requesting the incurrence of any U.S. Letter of Credit Obligation. The notice shall be accompanied by the form of the U.S. Letter of Credit (which shall be acceptable to applicable U.S. L/C Issuer) and a completed Application for Standby Letter of Credit or Application and Application for Documentary Letter of Credit (as applicable) in the form of Exhibit B-1 or B-2 attached hereto. Notwithstanding anything contained herein to the contrary, U.S. Letter of Credit applications by U.S. Borrower and approvals by Agent and the applicable U.S. L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among U.S. Borrower, Agent and the applicable U.S. L/C Issuer.

        (f)    Obligation Absolute.    The obligation of U.S. Borrower to reimburse Agent and U.S. Revolving Lenders for payments made with respect to any U.S. Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each U.S. Revolving Lender to make payments to Agent with respect to U.S. Letters of Credit shall be unconditional and irrevocable. Such obligations of U.S. Borrower and U.S. Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

          (i)    any lack of validity or enforceability of any U.S. Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

          (ii)   the existence of any claim, setoff, defense or other right that U.S. Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any U.S. Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the U.S. Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between U.S. Borrower or any of its Affiliates and the beneficiary for which the U.S. Letter of Credit was procured);

          (iii)  any draft, demand, certificate or any other document presented under any U.S. Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv)  payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any U.S. L/C Issuer under any U.S. Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such U.S. Letter of Credit or such guaranty;

          (v)   any other circumstance or event whatsoever, that is similar to any of the foregoing; or

          (vi)  the fact that a Default or an Event of Default has occurred and is continuing.

        (g)    Indemnification; Nature of Lenders' Duties.

          (i)    In addition to amounts payable as elsewhere provided in the Agreement, U.S. Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any U.S. Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any U.S. L/C Issuer to honor a demand for payment under any U.S. Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

          (ii)   As between Agent and any Lender and U.S. Borrower, U.S. Borrower assumes all risks of the acts and omissions of, or misuse of any U.S. Letter of Credit by beneficiaries, of any U.S. Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any U.S. Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any U.S. Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any U.S. Letter of Credit to comply fully with conditions required in order to demand payment under such U.S. Letter of Credit; provided that in the case of any payment by Agent under any U.S. Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such U.S. Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such U.S. Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any U.S. Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any U.S. Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent's or any Lender's rights or powers hereunder or under the Agreement.

          (iii)  Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by U.S. Borrower in favor of any U.S. L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among U.S. Borrower and such U.S. L/C Issuer, including an Application and Agreement For Documentary Letter of Credit, a Master Documentary Agreement and a Master Standby Agreement entered into with Agent.

2.     EUROPEAN LETTERS OF CREDIT

        (h)    Issuance.    Subject to the terms and conditions of the Agreement, Fronting Lender agrees to incur, or purchase participations in, from time to time prior to the Commitment Termination Date, upon the request of European Borrower for European Borrower's account, European Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to European Agent in its sole discretion (each, an "European L/C Issuer") for European Borrower's account and guaranteed by Fronting Lender; provided that if the European L/C Issuer is a Fronting Lender, then such Letters of Credit shall not be guaranteed by Fronting Lender but rather each European Revolving Loan Participants shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Fronting Lender, as more fully described in paragraph (b)(ii) below. The aggregate amount in Euro Equivalents of all such European Letter of Credit Obligations shall not at any time exceed the least of (i) Eight Million, Eight Hundred Ten Thousand Five Hundred Seventy Euros (EUR 8,810,570) (the "European L/C Sublimit") and (ii) the European Maximum Amount less the aggregate outstanding principal balance in Euro Equivalents of the European Revolving Credit Advances, and (iii) the European Borrowing Base less the Euro Equivalent of the aggregate outstanding principal balance of the European Revolving Credit Advances. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise agreed by the Fronting Lender, in its sole discretion (including with respect to customary evergreen provisions), and Fronting Lender shall not be under any obligation to incur European Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

        (i)    Advances Automatic; Participations.

          (i)    In the event that Agent or any Fronting Lender shall make any payment on or pursuant to any European Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a European Revolving Credit Advance to the European Borrower under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding European Borrower's failure to satisfy the conditions precedent set forth in Section 2.

          (ii)   If it shall be illegal or unlawful for European Borrower to incur European Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for Fronting Lender to be deemed to have assumed the reimbursement obligations owed to an European L/C Issuer, or if the European L/C Issuer is a Fronting Lender, then (A) immediately and without further action whatsoever, each European Revolving Loan Participant shall be deemed to have irrevocably and unconditionally purchased from Fronting Lender (or such European L/C Issuer, as the case may be) an undivided interest and participation equal to such European Revolving Loan Participant's Pro Rata Share (based on the European Revolving Loan Commitments) of the European Letter of Credit Obligations in respect of all European Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any European Letter of Credit, each European Revolving Loan Participant shall be deemed to have irrevocably and unconditionally purchased from Fronting Lender (or such European L/C Issuer, as the case may be) an undivided interest and participation in such European Revolving Loan Participant's Pro Rata Share (based on the European Revolving Loan Commitments) of the European Letter of Credit Obligations with respect to such European Letter of Credit on the date of such issuance. Each European Revolving Loan Participant shall fund its participation in all payments or disbursements made under the European Letters of Credit in the same manner as provided in the Agreement with respect to European Revolving Credit Advances.

        (j)    Cash Collateral.

          (i)    If European Borrower is required to provide cash collateral for any European Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, the European Borrower will pay to Fronting Lender for the ratable benefit of European Revolving Loan Participants cash or cash equivalents acceptable to European Agent ("Cash Equivalents") in an amount equal to 105% of the maximum amount then available to be drawn under each applicable European Letter of Credit outstanding for the benefit of the European Borrower. Such funds or Cash Equivalents shall be held by Fronting Lender in, at Fronting Lender's option, an interest bearing cash collateral account (the "Cash Collateral Account") pursuant to documentation reasonably acceptable to the Fronting Lender maintained at a bank or financial institution reasonably acceptable to Fronting Lender. The Cash Collateral Account shall be in the name of the European Borrower and shall be pledged to, and subject to the control of, Fronting Lender, for the benefit of Fronting Lender and Lenders, in a manner reasonably satisfactory to Fronting Lender. European Borrower hereby pledges and grants to European Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the European Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

          (ii)   If any European Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the European Borrower shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such European Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such European Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the European Letters of Credit to which such outstanding European Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to European Agent in its reasonable discretion.

          (iii)  From time to time after funds are deposited in the Cash Collateral Account by the European Borrower, whether before or after the Commitment Termination Date, European Agent may, in its reasonable discretion, apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as European Agent may reasonably elect, as shall be or shall become due and payable by the European Borrower to European Agent and Lenders with respect to such European Letter of Credit Obligations of the European Borrower and, upon the satisfaction in full of all European Letter of Credit Obligations of the European Borrower, to any other Obligations of the European Borrower then due and payable.

          (iv)  Neither the European Borrower nor any Person claiming on behalf of or through the European Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all European Letter of Credit Obligations and the payment of all amounts payable by the European Borrower to Fronting Lender and European Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to the European Borrower or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

        (k)    Fees and Expenses.    The European Borrower agrees to pay to Fronting Lender for the benefit of European Revolving Loan Participants, as compensation to such European Revolving Loan Participants for European Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Fronting Lender or any Lender on account of such European Letter of Credit Obligations, and (ii) for each month during which any European Letter of Credit Obligation shall remain outstanding, a fee (the "European Letter of Credit Fee") in an amount equal to two percent (2%) per annum multiplied by the maximum amount available from time to time to be drawn under the applicable European Letter of Credit. Such fee shall be paid to Fronting Lender for the benefit of the European Revolving Loan Participants in arrears, on the first day of each month and on the Commitment Termination Date, and Fronting Lender shall promptly after receiving such payments distribute to each European Loan Participant its Pro Rata Share of the European Letter of Credit Fee and any other applicable payments. In addition, European Borrower shall pay to any European L/C Issuer, on demand, such reasonable fees (including all per annum fees), charges and expenses of such European L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such European Letter of Credit or otherwise payable pursuant to the application and related documentation under which such European Letter of Credit is issued.

        (l)    Request for Incurrence of European Letter of Credit Obligations.    European Borrower shall give Fronting Lender at least two (2) Business Days' prior written notice requesting the incurrence of any European Letter of Credit Obligation. The notice shall be accompanied by the form of the European Letter of Credit (which shall be acceptable to applicable European L/C Issuer) and a completed application in the form and substance reasonably satisfactory to Fronting Lender. Notwithstanding anything contained herein to the contrary, European Letter of Credit applications by European Borrower and approvals by Fronting Lender and the applicable European L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among European Borrower, Fronting Lender and the applicable European L/C Issuer.

        (m)    Obligation Absolute.    The obligation of European Borrower to reimburse Fronting Lender, for payments made with respect to any European Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities. Such obligations of European Borrower and Fronting Lender shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

          (i)    any lack of validity or enforceability of any European Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

          (ii)   the existence of any claim, setoff, defense or other right that European Borrower or any of its Affiliates may at any time have against a beneficiary or any transferee of any European Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Fronting Lender, any Lender, or any other Person, whether in connection with the Agreement, the European Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between European Borrower or any of its Affiliates and the beneficiary for which the European Letter of Credit was procured);

          (iii)  any draft, demand, certificate or any other document presented under any European Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv)  payment by Fronting Lender (except as otherwise expressly provided in paragraph (n)(ii)(C) below) or any European L/C Issuer under any European Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such European Letter of Credit or such guaranty;

          (v)   any other circumstance or event whatsoever, that is similar to any of the foregoing; or

          (vi)  the fact that a Default or an Event of Default has occurred and is continuing.

        (n)    Indemnification; Nature of Lenders' Duties.

          (i)    In addition to amounts payable as elsewhere provided in the Agreement, European Borrower hereby agrees to pay and to protect, indemnify, and save harmless European Agent, Fronting Lender and each other Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) that European Agent, Fronting Lender or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any European Letter of Credit or guaranty thereof, or (B) the failure of European Agent, Fronting Lender or any other Lender seeking indemnification or of any European L/C Issuer to honor a demand for payment under any European Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of European Agent, Fronting Lender or such other Lender (as finally determined by a court of competent jurisdiction).

          (ii)   As between European Agent, Fronting Lender and any other Lender and European Borrower, European Borrower assumes all risks of the acts and omissions of, or misuse of any European Letter of Credit by beneficiaries, of any European Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither European Agent, Fronting Lender nor any other Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any European Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any European Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any European Letter of Credit to comply fully with conditions required in order to demand payment under such European Letter of Credit; provided that in the case of any payment by Fronting Lender under any European Letter of Credit or guaranty thereof, Fronting Lender shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such European Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such European Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any European Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any European Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Fronting Lender or any other Lender. None of the above shall affect, impair, or prevent the vesting of any of Fronting Lender's or any other Lender's rights or powers hereunder or under the Agreement.

          (iii)  Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by European Borrower in favor of any European L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among European Borrower and such European L/C Issuer, including an application entered into with Fronting Lender.

ANNEX C (Section 1.8)
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CREDIT AGREEMENT
CASH MANAGEMENT SYSTEM

        Each Borrower shall, and shall cause the Domestic Subsidiaries and European Subsidiaries (other than Joint Venture Subsidiaries) to, establish and maintain the Cash Management Systems described below:

        (a)   On or before the Closing Date and until the Termination Date, each Borrower shall (i) establish lock boxes ("Lock Boxes") or at Agent's discretion, blocked accounts ("Blocked Accounts") at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Borrower's name or any such Subsidiary's name and at a bank identified in Disclosure Schedule (3.19) (each, a "Relationship Bank"). On or before the Closing Date, each Borrower shall have established a concentration account in its name (each a "Concentration Account" and collectively, the "Concentration Accounts") at the bank or banks that shall be designated as the Concentration Account bank for each such Borrower set forth in Disclosure Schedule (3.19) (each a "Concentration Account Bank" and collectively, the "Concentration Account Banks"), which banks shall be reasonably satisfactory to Agent.

        (b)   Each Borrower may maintain, in its name, an account or accounts (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at a bank reasonably acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and U.S. Swing Line Advances made to such Borrower pursuant to Section 1.1 for use by such Borrower solely in accordance with the provisions of Section 1.4.

        (c)   On or before the Closing Date (or such later date as Agent shall consent to in writing), each Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with North American Collateral Agent, and the applicable Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to North American Collateral Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for North American Collateral Agent, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, in the case of U.S. Borrower and its Domestic Subsidiaries, such bank agrees to forward immediately all amounts in each Blocked Account to such Borrower's Concentration Account Bank and the applicable Collection Account, as the case may be, and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account and the applicable Collection Account, as the case may be, and in the case of European Borrower and its European Subsidiaries, such bank agrees, from and after the receipt of a notice (an "Activation Notice") from European Agent (which Activation Notice may be given by European Agent at any time at which (1) an Event of Default has occurred and is continuing, or (2) an event or circumstance having a Material Adverse Effect has occurred (any of the foregoing being referred to herein as an "Activation Event")) to forward immediately all amounts in each Blocked Account to the applicable Collection Account and to commence the process of daily sweeps from such Blocked Account into the applicable Collection Account and (B) with respect to each Concentration Account Bank, in the case of U.S. Borrower and its Domestic Subsidiaries, such bank agrees to immediately forward all amounts received in the applicable Concentration Account to the applicable Collection Account through daily sweeps from such Concentration Account into the Collection Account, and in the case of European Borrower and its European Subsidiaries, such bank agrees from and after the receipt of an Activation Notice from European Agent upon the occurrence of an Activation Event to immediately forward all amounts received in the applicable Concentration Account to the applicable Collection Account through daily sweeps from such Concentration Account into the applicable Collection Account. No Borrower shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements. With respect to the Relationship Banks at which retail depository accounts of Samsonite Stores are maintained ("Retail Accounts"), such banks shall agree to forward all amounts in each Retail Account to the account at Fleet National Bank titled "Samsonite-Retail Receipts FBO General Electric Capital Corporation," bearing Account Number 9429226396 (the "Retail Receipt Account") in accordance with past practices but, at any rate, in such manner that the balance on deposit of transferable good funds in any Retail Account shall not exceed $50,000 at any time and in any event not less frequently than twice a week, and the Relationship Bank at which the Retail Receipt Account is maintained shall agree to forward immediately all amounts in the Retail Receipt Account to the U.S. Borrower's Concentration Account Bank and to commence the process of periodic (at least twice a week) sweeps from the Retail Receipt Account into the applicable Collection Account. With respect to the bank accounts of the European Subsidiaries other than Samsonite S.P.A. of European Borrower, European Borrower shall not permit the balance on deposit in any such account to exceed the Euro Equivalent of 1,000,000 Euros (2,000,000 Euros for Samsonite Espana S.A.) at any time (net of checks written but not yet cleared against the balance on deposit in such accounts), and shall cause each bank at which such account is maintained to forward immediately any amount on deposit in such account in excess of the Euro Equivalent of 1,000,000 Euros (2,000,000 Euros for Samsonite Espana S.A.) to the designated European Borrower's account and in any event not less frequently than once each week. Notwithstanding the foregoing, U.S. Borrower shall not permit the balance on deposit in the accounts (including without limitation, account number 13048558) maintained at U.S. Bank National Association to exceed $10,000 in the aggregate at any time.

        (d)   So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Borrowers shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent's reasonable judgment.

        (e)   The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

        (f)    All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

        (g)   Each Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a "Related Person") to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by such Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account of such Borrower. Each Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

        (h)   Notwithstanding anything expressed or implied to the contrary in the Agreement or any other Loan Document, the cash, depositary accounts or other property of any Foreign Subsidiary (including European Borrower) will not be used to pay, or serve at any time, directly or indirectly, to collateralize, the Obligations of U.S. Borrower or any Domestic Subsidiary.

ANNEX D (Section 2.1(a))
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CREDIT AGREEMENT
CLOSING CHECKLIST

        In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

        A.    Appendices.    All Appendices to the Agreement, in form and substance reasonably satisfactory to Agent.

        B.    Revolving Notes and U.S. Swing Line Notes.    Duly executed originals of the Revolving Notes and U.S. Swing Line Notes for each applicable Lender, dated the Closing Date.

        C.    Security Agreements.    Duly executed originals of the Security Agreements, dated the Closing Date, and all powers of attorney, instruments, documents and agreements executed pursuant thereto.

        D.    Insurance.    Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders.

        E.    Security Interests and Code Filings.

          (a)   Evidence reasonably satisfactory to Agent that each of Agent, North American Collateral Agent and European Agent has a valid and perfected first priority security interest in the applicable Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect such security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date) and Permitted Encumbrances.

          (b)   Evidence reasonably satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

          (c)   Control Letters from (i) all issuers of uncertificated securities and financial assets held by Borrower and each Domestic Secured Guarantor (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of each Borrower and each Domestic Secured Guarantor and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Borrower and each Domestic Secured Guarantor.

        F.    Payoff Letter; Termination Statements.    Copies of a duly executed payoff letter, in form and substance reasonably satisfactory to Agent, by and between all parties to the Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC financing change statements, discharges, releases or other appropriate termination statements, in form and substance satisfactory to Agent, of all liens in favor of Prior Lenders, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Lender or relating to the Prior Lender Obligations.

        G.    Intellectual Property Security Agreements.    Duly executed originals of Trademark Security Agreements, and Patent Security Agreements, each dated the Closing Date and signed by each Credit

Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

        H.    Guaranties. Guaranties executed by each Guarantor.

        I.    Initial Borrowing Base Certificate.    Duly executed originals of an initial U.S. Borrowing Base Certificate from U.S. Borrower and initial European Borrowing Base Certificate from European Borrower, each dated the Closing Date, reflecting, in the case of U.S. Borrowing Base Certificate, information concerning Eligible Accounts and Eligible Inventory of U.S. Borrower and Samsonite Stores as of a date not more than seven (7) days prior to the Closing Date.

        J.    Initial Notice of Revolving Credit Advance.    Duly executed originals of a U.S. Notice of Revolving Credit Advance and a European Notice of Revolving Credit Advance, each dated the Closing Date, with respect to the initial Revolving Credit Advances to be requested by U.S. Borrower and European Borrower on the Closing Date.

        K.    Letter of Direction.    Duly executed originals of a letter of direction from U.S. Borrower and European Borrower addressed to Agent, on behalf of itself and Lenders, and Fronting Lender, each with respect to the disbursement on the Closing Date of the proceeds of the initial Revolving Credit Advances.

        L.    Cash Management System; Blocked Account Agreements.    Evidence reasonably satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

        M.    Charter and Good Standing.    For each Credit Party executing a Loan Document, such Person's (a) charter or constating documents and all amendments thereto, (b) good standing certificates or certificates of status (including verification of tax status when applicable) in its jurisdiction of incorporation and (c) good standing certificates (including verification of tax status where applicable) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other applicable authorized Governmental Authority.

        N.    Bylaws and Resolutions.    For each Credit Party, (a) such Person's bylaws or similar document and if a party thereto or bound thereby, each shareholders' agreements together with all amendments thereto and (b) resolutions of such Person's Board of Directors or Stockholders, where applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

        O.    Incumbency Certificates.    For each Credit Party executing a Loan Document, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary, an assistant secretary or a director as being true, accurate, correct and complete.

        P.    Opinions of Counsel.    Duly executed originals of opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Credit Parties, together with any local and foreign counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of

Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

        Q.    Pledge Agreements.    Duly executed originals of each of the Pledge Agreements accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

        R.    Accountants' Letters.    A letter from the Borrowers to their independent auditors authorizing the independent certified public accountants of the Borrowers to communicate with Agent and Lenders in accordance with Section 4.2.

        S.    Appointment of Agent for Service.    An appointment of CT Corporation as each Credit Party's agent for service of process.

        T.    Fee Letter.    Duly executed originals of the GE Capital Fee Letter.

        U.    Officer's Certificate.    Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of each Borrower, dated the Closing Date, stating that, since January 31, 2003 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which any Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; (e) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent, and (f) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Borrower or any of its Subsidiaries.

        V.    Waivers.    Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9.

        W.    Mortgages.    Mortgages covering all of the Real Estate (the "Mortgaged Properties") together with: (a) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy, in each case reasonably satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state or other jurisdiction in which any Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to Agent.

        X.    Environmental Reports.    Agent shall have received Phase I Environmental Site Assessment Reports, consistent with American Society for Testing and Materials (ASTM) Standard E 1527-00 (or the current ASTM standard for Phase I environmental site assessment reports), and applicable state requirements, on all of the Real Estate, dated no more than six (6) months prior to the Closing Date, prepared by environmental engineers reasonably satisfactory to Agent, all in form and substance reasonably satisfactory to Agent, in its sole discretion; and Agent shall have further received such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Credit Party as Agent shall have requested, and Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

        Y.    Appraisals.    Agent shall have received appraisals as to all Equipment, all Inventory and as to Denver Real Estate, each of which shall be in form and substance reasonably satisfactory to Agent.

        Z.    Audited Financials; Financial Condition.    Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by U.S. Borrower's Chief Financial Officer, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be reasonably satisfied with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of each Borrower, based on such Pro Forma and Projections, to the effect that (a) such Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of such Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which such Borrower believes to be reasonable and fair in light of current conditions and current facts known to such Borrower and, as of the Closing Date, reflect such Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of such Borrower and matters related thereto as Agent shall reasonably request.

        AA.    Master Standby Agreement.    A Master Agreement for Standby Letters of Credit among Borrowers and GE Capital.

        BB.    Master Documentary Agreement.    A Master Agreement for Documentary Letters of Credit among Borrowers and GE Capital.

        CC.    Collateral Agency Agreement.    Collateral Agency Agreement executed by all of the parties thereto.

        DD.    Subordinated Indenture and Subordinated Debt Documents.    Certified copies of Subordinated Indenture, and all amendments thereto, as in effect on the Closing Date.

        EE.    Recapitalization Documents.    Certified, fully executed copies of all Recapitalization Documents as in effect on the Closing Date.

        FF.    PBGC Agreement, etc.    Certified, fully executed copies of PBGC Agreement and all agreements executed in connection therewith.

        GG.    Other Documents.    Such other certificates, documents and agreements respecting any Credit Party executing Loan Documents as Agent may reasonably request.

ANNEX E (Section 4.1(a))
to
CREDIT AGREEMENT
FINANCIAL STATEMENTS AND PROJECTIONS—REPORTING

        Borrowers shall deliver or cause to be delivered to Agent the following:

        (a)    Monthly Financials.    Within thirty (30) days after the end of each Fiscal Month (but within sixty (60) days after the end of a Fiscal Month ending as of the close of a Fiscal Year and within forty-five (45) days after the end of a Fiscal Month ending as of the close of a Fiscal Quarter), financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of U.S. Borrower, for the Fiscal Month and for that portion of the Fiscal Year ending as of the close of such Fiscal Month, other than April, July, October and January, consisting of (i) unaudited consolidated balance sheet, income statement and statement of cash flows; (ii) unaudited income statement by region setting forth in the comparative form the figures for the corresponding period of the prior year and the figures contained in the budget for such Fiscal Year; (iii) a summary of all outstanding debt balances as of the last day of the Fiscal Month; and (iv) monthly CFO letters (which, in the case of a Fiscal Month ending as of the close of a Fiscal Year, shall be delivered to Agent and Lenders within ninety (90) days after the end of such Fiscal Month). Such financial information shall be accompanied by certification of the Chief Financial Officer of U.S. Borrower to the effect that (i) financial information delivered pursuant to clause (i) above presents in all material respects fairly in accordance with GAAP (except for the absence of footnotes and normal year-end audit adjustments) the financial position and results of operations of Borrowers and their Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of the end of such Fiscal Month or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

        (b)    Quarterly Financials.    Within forty-five (45) days after the end of each Fiscal Quarter, financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of U.S. Borrower, including (i) unaudited consolidated balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter; (ii) statements of income by region for such Fiscal Quarter; (iii) select cash flow items by region agreed to by Agent (including capital expenditures, cash taxes, depreciation and amortization and cash paid for interest); and (iv) management's cash flow report by region as agreed to by Agent, all of which in each case (other than in the case of management's cash flow report), shall set forth in comparative form the figures for the corresponding period contained in the budget for such Fiscal Year and which, in the case of financial information delivered pursuant to clause (i) above shall be prepared in accordance with GAAP (except for the absence of footnotes and normal year-end audit adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail in the form of Exhibit E (each, a "Compliance Certificate") showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of U.S. Borrower that (i) such financial information presents in all material respects fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries, on both a consolidated and regional basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of the end of such Fiscal Quarter or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrowers shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, (i) a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year and (ii) a summary of the outstanding balance of all Intercompany Notes and Foreign Credit Lines, in each case as of the last day of such Fiscal Quarter.

        (c)    Operating Plan.    As soon as available, but not later than forty five (45) days after the end of each Fiscal Year, an annual operating plan for Borrowers, on a consolidated and by region basis, approved by the board of directors of U.S. Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of select cash flow items agreed to by Agent (including capital expenditures, cash taxes, depreciation and amortization) for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on a consistent basis as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures and facilities.

        (d)    Annual Audited Financials.    Within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrowers and their Subsidiaries on a consolidated and regional basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default and that such report may be subject to qualifications in accordance with the normal commercial practices and policies of such accounting firm, and (iii) the certification of the Chief Executive Officer or Chief Financial Officer of Borrowers that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of the end of such Fiscal Year or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

        (e)    Management Letters.    Within five (5) Business Days after receipt thereof by the U.S. Borrower's audit committee, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

        (f)    Default Notices.    As soon as practicable, and in any event within five (5) Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

        (g)    SEC Filings and Press Releases.    Promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

        (h)    Subordinated Debt and Equity Notices.    As soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within five (5) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

        (i)    Supplemental Schedules.    Supplemental disclosures, if any, required by Section 5.6.

        (j)    Litigation.    In writing, promptly upon learning thereof, notice of Litigation (a) that challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to result in settlement or judgment in excess of $5,000,000.

        (k)    Insurance Notices.    Disclosure of losses or casualties required by Section 5.4.

        (l)    Lease Default Notices.    (i) Within five (5) Business Days after receipt thereof, copies of any and all notices alleging material default under or with respect to any leased or public warehouse (not to be construed to include retail stores) where U.S. Collateral is located and (ii) on the first day of each calendar month, an officer's certificate containing a statement that no notice has been received during immediately preceding calendar month alleging that any Credit Party is in violation of any material obligation under any lease covering a location where Collateral is located; provided, however, that if any such notice alleging violation has been received (unless it has been previously reported under clause (i) hereof), the officer's certificate shall include a brief statement explaining in reasonable detail the facts and circumstances surrounding the notice. The reporting obligations under this paragraph (j) shall not apply to notices alleging violations which are not material and which the Credit Parties are disputing in good faith. In addition, with respect to each warehouse, processor or converter facility or other location where Collateral is stored or located with respect to which Agent has not received a landlord or mortgagee agreement or bailee letter acceptable to the Agent, Borrowers shall deliver or cause to be delivered to Agent on the Closing Date and thereafter as reasonably requested by Agent, (x) a certified schedule of rents showing the monthly rent due or other monthly charges due and (y) a certificate that no default or event default exists with respect to each applicable agreement with such landlord, mortgagee or bailee.

        (m)    Lease Amendments.    Within five (5) Business Days after receipt thereof, copies of all material amendments to material real estate leases (it being understood and agreed that any amendment to a warehouse lease shall be deemed to be a material amendment to a material lease hereunder).

        (n)    Hedging Agreements.    Upon request of Agent, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.

        (o)    To Agent

          (A)  promptly and in any event within fifteen (15) days after U.S. Borrower or any of its ERISA Affiliates knows or has reason to know a written notice that any ERISA Event has or will occur with respect to the Guaranteed Pension Plan, with a statement of the chief financial officer of U.S. Borrower describing such ERISA Event and the action, if any, that U.S. Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

          (B)  promptly and in any event within three (3) Business Days after receipt thereof by U.S. Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate the Guaranteed Pension Plan or to have a trustee appointed to administer any such Guaranteed Pension Plan;

          (C)  promptly and in any event within five (5) Business Days after receipt or dispatch thereof, as applicable, by U.S. Borrower or any of its ERISA Affiliates, all written notices or reports under the PBGC Agreement, and each such notice from U.S. Borrower or its Subsidiaries shall be accompanied by a copy of such notice or report under the PBGC Agreement; and

          (D)  promptly and in any event within five (5) Business Days, after U.S. Borrower or any of its ERISA Affiliates knows or has reason to know that, a written notice that, since the Closing Date, there has occurred or is likely to occur any material change in the amount of Unfunded Benefit Liabilities calculated on a termination basis.

        (p)   to Agent (i) as soon as practicable, but in any event not later than ninety (90) days after the end of each respective plan year applicable to the U.S. Borrower's Guaranteed Pension Plan, a statement from the principal financial or accounting officer of U.S. Borrower describing in reasonable detail any changes in actual or projected expense or liability to U.S. Borrower or any of its Subsidiaries with respect to the Guaranteed Pension Plan, and (ii) promptly after the periodic calculation thereof under the PBGC Agreement, a statement from the principal financial or accounting officer of U.S. Borrower setting forth in reasonable detail a calculation of Unfunded Pension Liability on a termination basis as of the relevant calculation date.

        (q)    Other Documents.    To Agent, such other financial and other information respecting any Credit Party's business or financial condition as Agent or any Lender shall from time to time reasonably request.

ANNEX F (Section 4.1(b))
to
CREDIT AGREEMENT
COLLATERAL REPORTS

        Borrowers shall deliver or cause to be delivered the following:

        (a)   To Agent and Fronting Lender, upon request of Agent, and in any event no less frequently than ten (10) Business Days after the end of each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding Fiscal Month or the date of any such request:

          (i)    a U.S. Borrowing Base Certificate and European Borrowing Base Certificate, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

          (ii)   a summary of Inventory of U.S. Borrower and Samsonite Stores by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

          (iii)  a monthly trial balance showing Accounts of U.S. Borrower and Samsonite Stores outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

        (b)   At any time at which U.S. Borrowing Availability is less than $5,000,000 and continuing as long as U.S. Borrowing Availability does not exceed $7,500,000 for a period of 30 consecutive days, to Agent such other reports at such dates and with such frequency as Agent may reasonably request, and in any event, on a weekly basis or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to U.S. Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of U.S. Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding week or the date two (2) days prior to the date of any such request;

        (c)   To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:

          (i)    a reconciliation of the Accounts trial balance of U.S. Borrower and Samsonite Stores to such Person's most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

          (ii)   a reconciliation of the perpetual inventory by location of U.S. Borrower and Samsonite Stores to such Person's most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

          (iii)  a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to each Borrower's general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

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        (d)   To Agent, at the time of delivery of each of the quarterly or annual Financial Statements delivered pursuant to Annex E a list of any applications for the registration of any material Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

        (e)   U.S. Borrower, at its own expense, shall deliver to Agent the results of each annual physical verification conducted by auditor, if any, that U.S. Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, each Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

        (f)    U.S. Borrower, at its own expense, shall deliver to Agent, appraisals to be conducted by an appraiser in form and substance reasonably satisfactory to Agent: (i) at any time during a 12-month period as Agent may request after U.S. Borrowing Availability is less than $5,000,000 and no Event of Default has occurred and is continuing and (ii) as long as an Event of Default has occurred and is continuing, as Agent may request at any time;

        (g)   At any time at which U.S. Borrowing Availability is less than $5,000,000 and continuing as long as U.S. Borrowing Availability does not exceed $7,500,000 for a period of 30 consecutive days, the reports, statements and reconciliations required to be delivered pursuant to this Annex F but at such dates and frequency as Agent may reasonably request; and

        (h)   Such other reports, statements and reconciliations with respect to the Borrowing Base, European Borrowing Base, U.S. Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

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ANNEX G (Section 6.10)
to
CREDIT AGREEMENT
FINANCIAL COVENANTS

        Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

        (a)    Maximum Capital Expenditures.    U.S. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during any Fiscal Year in excess of the Dollar Equivalent of $22,000,000 in the aggregate; provided, however, that solely for the purpose of this Section (a), Capital Expenditures shall exclude the following amounts which otherwise constitute Capital Expenditures (i) the portion of Capital Expenditures financed by lenders other than Lenders, (ii) the portion of Capital Expenditures not to exceed $5,000,000 for Denver Warehouse Real Estate which is not financed by lenders other than Lenders and (iii) Capital Expenditures paid for with proceeds from sales of fixed assets that are reinvested as permitted hereby in any business activity conducted by one or more Samsonite Entities (excluding any proceeds from sales of Denver Warehouse Real Estate in connection with completion of the Denver Warehouse Real Estate project); and further provided that the amount of permitted Capital Expenditures referenced above will be increased in any year by the positive amount equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period minus the actual amount of any Capital Expenditures expended during such prior period (the "Carry Over Amount"), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year. The foregoing limitation on Capital Expenditures shall apply with respect to any Fiscal Year (the "Relevant Fiscal Year") for which the ratio of (x) the Total Net Debt as of the end of last day of the Fiscal Year ended immediately prior to the Relevant Fiscal Year to (y) EBITDA for the Fiscal Year ended immediately prior to the Relevant Fiscal Year exceeds 3.5 to 1.0.

        (b)    European Funded Debt to EBITDA.    European Borrower and each of its European Subsidiaries on a combined basis shall maintain a ratio of (i) Funded Debt plus, without duplication, the outstanding principal amount of all Foreign Credit Lines in each case measured as of the last day of each Fiscal Quarter to (ii) EBITDA for such Persons for the four Fiscal Quarters then ended of not more than 1.75 to 1.00.

        Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers' and their Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves

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established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

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ANNEX H (Section 9.9(a))
to
CREDIT AGREEMENT
WIRE TRANSFER INFORMATION

U.S. Revolving Loan
U.S. Dollars:
Name:	General Electric Capital Corporation
Bank:	DeutscheBank Trust Company Americas New York, New York
ABA #:	021001033
Account #:	50232854
Account Name:	GECC/CAF Depository
Reference:	CFN 5131
Euros:
Name:	General Electric Capital Corporation
Bank:	Deutsche Bank, Frankfurt
Swift Code:	DEUTDEFF
Account #:	175071000
Treasury Code:	A758
Reference:	Samsonite CFI 1176
Sterling:
Name:	General Electric Capital Corporation
Bank:	Barclays Bank, London
Swift Code:	BARCGB22
Account#:	60802697
Branch:	20 00 00
Treasury Code:	B962W
Reference:	Samsonite CFI 1177
European Revolving Loan
Name:	KBC Bank NV, Brussels
Bank:	KBC Bank NV
Swift Code:	KREDBEBB
Account#:	443-9001851-66
Reference:	Samsonite Corporation

H-1

ANNEX I (Section 11.10)
to
CREDIT AGREEMENT
NOTICE ADDRESSES

(A)
If to Agent or GE Capital, at
General Electric Capital Corporation
335 Madison Avenue, 12th Floor
New York, New York 10017
Attention: Samsonite Account Manager
Telecopier No.: (212) 309-8798
Telephone No.: (212) 370-8048

  with copies to:

  General Electric Capital Corporation
  201 High Ridge Road
  Stamford, Connecticut 06927-5100
  Attention: Corporate Counsel—Commercial Finance
  Telecopier No.: (203) 316-7889
  Telephone No.: (203) 316-7336

  and

  Latham & Watkins
  5800 Sears Tower
  Chicago, Illinois 60015
  Attention: Jeff Moran
  Telecopier No.: (312) 993-9767
  Telephone No.: (312) 876-7700

(B)
If to Fronting Lender, European Agent or KBC Bank NV, at

  KBC Bank NV
  Corporate, Sovereign & Bank Credit Directorate
  Havenlaan 12
  B-1080 Brussels, Belgium
  Attention: Special Credit Management and Operations Division
  Telecopier No.: +32(0)2 429 29 77
  Telephone No.: +32(0)2 429 42 76/+32(0)2 429 58 68

(C)
If to any Credit Party, at

  c/o Samsonite Corporation
  11200 East 45th Avenue
  Denver, Colorado 80239
  Attention: General Counsel
  Telecopier No.: 303-373-6606
  Telephone No.: 303-373-2000

I-1

ANNEX J (from Annex A—Commitments definition and Pro Rata Share)
to
CREDIT AGREEMENT

LENDERS

General Electric Capital Corporation

Commitments:	Pro Rata Share:
U.S. Revolving Loan Commitment (including a U.S. Swing Line Commitment of $5,000,000) $29,166,666.67	U.S. Revolving Loan Pro Rata Share 83.3333%
European Revolving Loan Commitment EUR 18,355,359.17	European Revolving Loan Pro Rata Share 83.3333%
All Loans Pro Rata Share 83.3333%

KBC Bank NV

Commitments:	Pro Rata Share:
U.S. Revolving Loan Commitment $5,833,333.33	U.S. Revolving Loan Pro Rata Share 16.6667%
European Revolving Loan Commitment EUR 3,671,071.83	European Revolving Loan Pro Rata Share 16.6667%
All Loans Pro Rata Share 16.6667%

J-1

CREDIT AGREEMENT

Dated as of July 31, 2003

among

SAMSONITE CORPORATION and
SAMSONITE EUROPE N.V.,

as Borrowers,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as North American Collateral Agent, Agent and Lender

and

KBC BANK NV
as Fronting Lender and European Agent

and

GECC CAPITAL MARKETS GROUP, INC.

as Lead Arranger

i

	3.20	Government Contracts	36
	3.21	Customer and Trade Relations	36
	3.22	Bonding; Licenses	36
	3.23	Solvency	36
	3.24	Subordinated Debt	37
	3.25	Immaterial Subsidiaries	37
	3.26	Motor Vehicles	37
	3.27	Status as Holding Companies	37
4.	FINANCIAL STATEMENTS AND INFORMATION		37
	4.1	Reports and Notices	37
	4.2	Communication with Accountants	37
5.	AFFIRMATIVE COVENANTS		37
	5.1	Maintenance of Existence and Conduct of Business	37
	5.2	Payment of Charges	38
	5.3	Books and Records	38
	5.4	Insurance; Damage to or Destruction of Collateral	38
	5.5	Compliance with Laws	39
	5.6	Supplemental Disclosure	39
	5.7	Intellectual Property	40
	5.8	Environmental Matters	40
	5.9	Landlords Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	40
	5.10	[Intentionally Omitted]	41
	5.11	Additional Credit Support	41
	5.12	Certain Agreements	41
	5.13	Further Assurances	41
6.	NEGATIVE COVENANTS		41
	6.1	Mergers, Subsidiaries, Etc	41
	6.2	Investments; Loans and Advances	44
	6.3	Indebtedness	46
	6.4	Employee Loans and Affiliate Transactions	47
	6.5	Capital Structure and Business	48
	6.6	Guaranteed Indebtedness	48
	6.7	Liens	48
	6.8	Sale of Stock and Assets	48
	6.9	ERISA	49
	6.10	Financial Covenants	49
	6.11	Hazardous Materials	49
	6.12	Sale-Leasebacks	49
	6.13	Restricted Payments	49
	6.14	Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year	51
	6.15	No Impairment of Intercompany Transfers	51
	6.16	Changes Relating to Debt; Articles, Bylaws, etc., Material Contracts	51
	6.17	Wholly-Owned Subsidiaries	52
	6.18	Holding Companies	52

7.	TERM		52
	7.1	Termination	52
	7.2	Survival of Obligations Upon Termination of Financing Arrangements	52
8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		53
	8.1	Events of Default	53
	8.2	Remedies	56
	8.3	Waivers by Credit Parties	56
	8.4	Consent to Assignment of Licenses	56
9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT		57
	9.1	Assignment and Participations	57
	9.2	Appointment of Agent	59
	9.3	Agent, North American Collateral Agent, European Agent Reliance, Etc	61
	9.4	GE Capital and Affiliates	61
	9.5	Lender Credit Decision	61
	9.6	Indemnification	61
	9.7	Successor Agent and Fronting Lender	62
	9.8	Setoff and Sharing of Payments	63
	9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert; Collateral Matters	64
10.	SUCCESSORS AND ASSIGNS		67
	10.1	Successors and Assigns	67
11.	MISCELLANEOUS		67
	11.1	Complete Agreement; Modification of Agreement	67
	11.2	Amendments and Waivers	67
	11.3	Fees and Expenses	69
	11.4	No Waiver	71
	11.5	Remedies	71
	11.6	Severability	71
	11.7	Conflict of Terms	71
	11.8	Confidentiality	71
	11.9	GOVERNING LAW	72
	11.10	Notices	72
	11.11	Section Titles	73
	11.12	Counterparts	73
	11.13	WAIVER OF JURY TRIAL	73
	11.14	Press Releases and Related Matters	73
	11.15	Reinstatement	73
	11.16	Advice of Counsel	74
	11.17	No Strict Construction	74

INDEX OF APPENDICES

ANNEX A (RECITALS)	—	DEFINITIONS
ANNEX B (SECTION 1.2)	—	LETTERS OF CREDIT
ANNEX C (SECTION 1.8)	—	CASH MANAGEMENT SYSTEM
ANNEX D (SECTION 2.1(A))	—	CLOSING CHECKLIST
ANNEX E (SECTION 4.1(A))	—	FINANCIAL STATEMENTS AND PROJECTIONS—REPORTING
ANNEX F (SECTION 4.1(B))	—	COLLATERAL REPORTS
ANNEX G (SECTION 6.10)	—	FINANCIAL COVENANTS
ANNEX H (SECTION 9.9(A))	—	LENDERS' WIRE TRANSFER INFORMATION
ANNEX I (SECTION 11.10)	—	NOTICE ADDRESSES
ANNEX J (FROM ANNEX A—COMMITMENTS DEFINITION)	—	COMMITMENTS AS OF CLOSING DATE
EXHIBIT 1.1(A)(I)	—	FORM OF U.S. NOTICE OF REVOLVING CREDIT ADVANCE
EXHIBIT 1.1(A)(II)	—	FORM OF U.S. REVOLVING NOTE
EXHIBIT 1.1(B)(II)	—	FORM OF U.S. SWING LINE NOTE
EXHIBIT 1.1(C)(I)	—	FORM OF EUROPEAN NOTICE OF REVOLVING CREDIT ADVANCE
EXHIBIT 1.1(C)(II)	—	FORM OF EUROPEAN REVOLVING NOTE
EXHIBIT 1.5(E)	—	FORM OF NOTICE OF CONVERSION/CONTINUATION
EXHIBIT 4.1(B)(I)	—	FORM OF U.S. BORROWING BASE CERTIFICATE
EXHIBIT 4.1(B)(II)	—	FORM OF EUROPEAN BORROWING BASE CERTIFICATE
EXHIBIT 9.1(A)	—	FORM OF ASSIGNMENT AGREEMENT
EXHIBIT B-1	—	APPLICATION FOR STANDBY LETTER OF CREDIT
EXHIBIT B-2	—	APPLICATION FOR DOCUMENTARY LETTER OF CREDIT
EXHIBIT E	—	FORM OF COMPLIANCE CERTIFICATE
SCHEDULE 1.1(A)	—	AGENT'S REPRESENTATIVES
SCHEDULE 1.1(C)	—	FRONTING LENDER'S REPRESENTATIVES
DISCLOSURE SCHEDULE (1.4)	—	SOURCES AND USES; FUNDS FLOW MEMORANDUM
DISCLOSURE SCHEDULE (3.1)	—	TYPE OF ENTITY; STATE OF ORGANIZATION
DISCLOSURE SCHEDULE (3.2)	—	EXECUTIVE OFFICES, COLLATERAL LOCATIONS, FEIN
DISCLOSURE SCHEDULE (3.3)	—	CORPORATE POWER, AUTHORIZATION AND ENFORCEABLE OBLIGATIONS
DISCLOSURE SCHEDULE (3.4(A))	—	FINANCIAL STATEMENTS
DISCLOSURE SCHEDULE (3.4(B))	—	PRO FORMA
DISCLOSURE SCHEDULE (3.4(C))	—	PROJECTIONS
DISCLOSURE SCHEDULE (3.5)	—	MATERIAL ADVERSE EFFECT
DISCLOSURE SCHEDULE (3.6)	—	REAL ESTATE AND LEASES
DISCLOSURE SCHEDULE (3.7)	—	LABOR MATTERS
DISCLOSURE SCHEDULE (3.8)	—	VENTURES, SUBSIDIARIES AND AFFILIATES; OUTSTANDING STOCK
DISCLOSURE SCHEDULE (3.11)	—	TAX MATTERS

DISCLOSURE SCHEDULE (3.12)	—	ERISA PLANS
DISCLOSURE SCHEDULE (3.13)	—	LITIGATION
DISCLOSURE SCHEDULE (3.14)	—	BROKERS
DISCLOSURE SCHEDULE (3.15)	—	INTELLECTUAL PROPERTY
DISCLOSURE SCHEDULE (3.17)	—	HAZARDOUS MATERIALS
DISCLOSURE SCHEDULE (3.18)	—	INSURANCE
DISCLOSURE SCHEDULE (3.19)	—	DEPOSIT AND DISBURSEMENT ACCOUNTS
DISCLOSURE SCHEDULE (3.20)	—	GOVERNMENT CONTRACTS
DISCLOSURE SCHEDULE (3.22)	—	BONDS; PATENT, TRADEMARK LICENSES
DISCLOSURE SCHEDULE (3.25)	—	IMMATERIAL SUBSIDIARIES
DISCLOSURE SCHEDULE (5.1)	—	TRADE NAMES
DISCLOSURE SCHEDULE (6.3)	—	INDEBTEDNESS
DISCLOSURE SCHEDULE (6.4(A))	—	TRANSACTIONS WITH AFFILIATES
DISCLOSURE SCHEDULE 6.6	—	GUARANTEED INDEBTEDNESS
DISCLOSURE SCHEDULE (6.7)	—	EXISTING LIENS
DISCLOSURE SCHEDULE (6.15(B))	—	AGREEMENTS
DISCLOSURE SCHEDULE (A-1)	—	DENVER REAL ESTATE
DISCLOSURE SCHEDULE (A-2)	—	DENVER WAREHOUSE REAL ESTATE

v

QuickLinks

  Exhibit 10.2